UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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2022 Proxy Statement
Notice of Annual Meeting
of Shareowners

Tuesday, April 26, 2022
8:30 a.m. Eastern Time

THE COCA-COLA COMPANY 2022 PROXY STATEMENT

QUESTIONS AND ANSWERS
Please see Questions and Answers in Annex A beginning on page 99 for important information about the 2022 Annual Meeting of Shareowners, proxy materials, voting, Company documents, communications, and the deadlines to submit shareowner proposals and Director nominees for the 2023 Annual Meeting of Shareowners. Additional questions may be directed to Shareowner Services at (404) 676-2777 or shareownerservices@coca-cola.com.

Links to websites included in this Proxy Statement are provided solely for convenience purposes. Content on the websites, including content on our Company website, is not, and shall not be deemed to be, part of this Proxy Statement or incorporated herein or into any of our other filings with the Securities and Exchange Commission (the “SEC”).

This Proxy Statement contains information that may constitute “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements expressing general views about future operating results, are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause our Company’s actual results to differ materially from historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 (“Form 10-K”) and those described from time to time in our future reports filed with the SEC.

Notice of 2022 Annual Meeting of Shareowners	Letter From Our Chairman and Chief Executive Officer	Refresh The World. Make A Difference.	Voting Roadmap	Governance	Share Ownership	Compensation	Audit Matters	Shareowner Proposals	Annexes

1	Notice of 2022 Annual Meeting of Shareowners

Meeting Information

Voting Methods

Please vote using one of the following advance voting methods. Make sure to have your proxy card or voting instruction form in hand and follow the instructions.

Shareowners may also vote during the meeting by accessing the virtual meeting according to the instructions in question 2 on page 99.

ADVANCE VOTING: SHAREOWNERS OF RECORD
(shares registered on the books of the Company via Computershare)

Internet
www.investorvote.com/coca-cola

Telephone
Call 1-800-652-VOTE or the telephone number on your proxy card

Mail
Sign, date and return your proxy card

ADVANCE VOTING: BENEFICIAL OWNERS
(shares held through your bank or brokerage account)

Internet
www.proxyvote.com

Telephone
Call 1-800-454-8683 or the telephone number on your voting instruction form

Mail
Sign, date and return your voting instruction form

Not all beneficial owners may vote at the web address and phone number provided above. If your control number is not recognized, please refer to your voting instruction form for specific voting instructions.

	DATE AND TIME Tuesday, April 26, 2022 8:30 a.m. Eastern Time	RECORD DATE Holders of record of our Common Stock as of February 25, 2022 are entitled to notice of, and to vote at, the meeting.
VIRTUAL MEETING LOCATION The 2022 Annual Meeting of Shareowners will be held exclusively online. Visit https://meetnow. global/KO2022 to attend the meeting.	ANNUAL MEETING WEBSITE
		Access links to vote in advance, listen to video messages from certain of our Directors, submit questions in advance of the meeting and learn more about our Company at www.coca-colacompany.com/annual-meeting-of-shareowners.

Items of Business		Our Board’s Recommendation	Page
COMPANY PROPOSALS
1	Elect as Directors the 11 Director nominees named in the attached Proxy Statement to serve until the 2023 Annual Meeting of Shareowners.	FOR each Director Nominee	12
2	Conduct an advisory vote to approve executive compensation.	FOR	46
3	Ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company to serve for the 2022 fiscal year.	FOR	87

SHAREOWNER PROPOSALS
4	Vote on a shareowner proposal regarding an external public health impact disclosure.	AGAINST	90
5	Vote on a shareowner proposal regarding a global transparency report.	AGAINST	94
6	Vote on a shareowner proposal regarding an independent Board Chair policy.	AGAINST	97

Shareowners will also transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

Your vote is important to us. Whether or not you plan to participate in the 2022 Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the attached Proxy Statement.

The 2022 Annual Meeting will be held entirely online via live webcast. While you will not be able to attend the meeting at a physical location, we are committed to ensuring that shareowners will be afforded the same rights and opportunities to participate at the virtual meeting as they would at an in-person meeting. As a shareowner, you will be able to attend the meeting online, examine our list of shareowners, vote your shares electronically and submit questions during the meeting. We are continuing with a virtual format for our 2022 Annual Meeting by leveraging the latest technology to provide expanded access, which allows shareowners to participate from any location around the world, at no cost to them.

To attend the 2022 Annual Meeting, visit https://meetnow.global/KO2022. For more information on how to participate in the 2022 Annual Meeting, please see Annex A of the attached Proxy Statement beginning on page 99.

We are making the Proxy Statement and the form of proxy first available on or about March 11, 2022.

March 11, 2022
By Order of the Board of Directors

JENNIFER D. MANNING
Associate General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON APRIL 26, 2022:

The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2021 are available at www.edocumentview.com/coca-cola.

2	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

2	Letter from Our Chairman and Chief Executive Officer	“Today, our organization is poised for continued growth in 2022 and beyond.”

TO MY FELLOW SHAREOWNERS: On behalf of the Board of Directors and the people of The Coca-Cola Company, thank you for your investment.

As a Company and a system, we navigated complex challenges in 2021. We made critical decisions about streamlining our brand portfolio. We changed the way we work as an organization. We tailored our investments to target the most promising products and priorities.

Together, we emerged stronger and returned to growth.

Today, our organization is poised for continued growth in 2022 and beyond. Many of you have invested in The Coca-Cola Company for years or even decades. You believe in the long-term growth potential of our Company. So do I, more than ever.

Our growth story

To start, I’ll reiterate our business priorities. They are not new. While conditions change from month to month and year to year, our enduring strategies remain the same. Our vision was, and is, to achieve top-quartile growth and pursue our total beverage company ambition.

We’re continually shaping and reshaping our portfolio of brands, with a relentless focus on the changing needs of consumers. Some brands are global, like our namesake Coca-Cola, while others are strong regional and local brands.

We focus on having a portfolio of great-tasting drinks with the most substantial potential to attract more consumers. During the pandemic, we evaluated our entire portfolio. Today, we continue to trim, focusing on about 200 master brands.

In some cases, we make strategic acquisitions. We acquired the remaining 85% ownership interest in BODYARMOR in 2021, giving us a line of sports performance and hydration beverages with significant potential for long-term growth.

At the same time, we increased our internal innovation efforts, from core sparkling beverages to new entries in flavored alcohol beverages. We balance big bets with intelligent experimentation.

It is challenging to launch new products that endure; our focus is on increasing our success rate and becoming even better at innovation. We learn from failures and work to scale our successes. In 2021, we strongly improved gross profit per launch. We also expanded some of our strongest brands to more markets, such as Coke® with Coffee, fairlife®, AHA® and Topo Chico® Hard Seltzer.

Building brands and developing markets

Innovation and great marketing go hand in hand. We’re known for world-class marketing that keeps consumers at the center. In 2021, we designed a new, integrated agency model as part of an agenda to modernize marketing and innovation as key drivers of profitable growth. We selected a global marketing network partner for all of our brands, which is unprecedented in scale for our industry. These actions will make us both more effective and efficient as marketers.

We also provide outstanding service to the countless businesses that sell our products. Our backbone is a global system of strong partnerships with approximately 225 bottlers around the world. They are the connection to our customers and consumers.

As a Company, we focus on what we do best – building brands and growing markets for those brands, together with our bottling partners.

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In 2021, we worked together to build a networked global organization, combining the power of scale with the deep knowledge and cross-functional collaboration required to win locally.

We emphasized the importance of an agile, collaborative and networked environment. We embraced a culture of improvement, recognizing that the first answer may not be the final answer. We continued to foster a growth mindset, which helps enable our people to drive sustainable, long-term results.

Business with purpose

Our purpose guides us as a Company: to refresh the world and make a difference. Our growth strategies focus on how we refresh the world with our products. I’ll conclude by talking about how we make a difference.

Our work in ESG – environmental, social and governance – is integrated into our strategies. We are committed to making a difference through our interconnected and evolving ESG goals.

I’ll start with diversity, equity and inclusion. We’ve refreshed the Company’s global diversity, equity and inclusion strategy to reflect the need for greater global reach, broader impact and a focus on equity and economic empowerment. We aspire for our workforce to mirror the markets we serve. We celebrate uniqueness and strive to create an inclusive environment.

In 2021, we set a 2030 aspiration to mirror U.S. census data for race and ethnicity at all job levels of our Company in the United States. We also recommitted to our aspiration to be 50% led by women, with a target of 2030.

In 2021, we celebrated surpassing our women’s economic empowerment goal, reaching more than 6 million women through partnerships with NGOs, governments and communities – partnerships that help build local women-owned businesses and community resilience.

Connected priorities

The past 50 years have brought needed and increased awareness of global ecological and climate challenges. In particular, the previous five years have reminded us that collective action and investment by businesses, governments and civil society are required to address the global environmental agenda.

We’ve been intentional about lowering our environmental impact for years. We can, and will, do more to contribute to restorative and regenerative practices, like focusing on water replenishment activities in places with the greatest needs.

Combating the climate crisis requires a global effort, so we worked with experts to set science-based targets. We made solid progress to decarbonize our system through our “drink in your hand” goal, which we’ve achieved.

We’ve increased our ambitions through our 2030 greenhouse gas emissions target to reduce absolute emissions by 25%. Our long-term ambition is to be net zero carbon by 2050.

A World Without Waste, where materials are recycled and reused as part of a circular economy, is a world with dramatically lower carbon emissions and climate impacts, which is why our packaging and climate strategies are intertwined. Our World Without Waste program expanded in 2021 to include a virgin plastic reduction goal. We also announced new or expanded partnerships with innovators and NGOs like our PlantBottle partners, World Wildlife Fund and The Ocean Cleanup.

Looking ahead

In closing, I want to recognize the people of our Company and system. Together, we emerged stronger in 2021. Our networked way of working drove strong results.

I am optimistic about our future and what we can accomplish together in 2022. Thank you for your support and investment in this next stage in our journey.

JAMES QUINCEY
Chairman and Chief Executive Officer
The Coca-Cola Company

“As a Company, we focus on what we do best — building brands and growing markets for those brands, together with our bottling partners.”

4	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

3	Refresh the World. Make a Difference.

Our Company

The Coca-Cola Company (the “Company”) is a total beverage company with products sold in more than 200 countries and territories. Our Company’s purpose is to refresh the world and make a difference. Our brands include:

SPARKLING SOFT DRINKS Coca-Cola, Diet Coke/Coca-Cola Light, Coca-Cola Zero Sugar, Fanta, Fresca, Schweppes*, Sprite and Thums Up

HYDRATION, SPORTS,
COFFEE AND TEA

Aquarius, Ayataka, BODYARMOR, Ciel, Costa, doğadan, Dasani, FUZE TEA, Georgia, glacéau smartwater, glacéau vitaminwater, Gold Peak, Ice Dew, I LOHAS, Powerade and Topo Chico

NUTRITION, JUICE, DAIRY AND PLANT- BASED BEVERAGES AdeS, Del Valle, fairlife, innocent, Minute Maid, Minute Maid Pulpy and Simply
*	Schweppes is owned by the Company in certain countries outside the United States.

THE COCA-COLA SYSTEM

We are a networked global organization designed to combine the power of scale with the deep knowledge required to win locally. We are able to create global reach with local focus because of the strength of the Coca-Cola system, which comprises our Company and our approximately 225 bottling partners worldwide.

OUR GLOBAL REACH

Beverage products bearing our trademarks, sold in the United States since 1886, are now sold in more than 200 countries and territories.

●	We make our branded beverage products available to consumers throughout the world through our network of independent bottling partners, distributors, wholesalers and retailers as well as our consolidated bottling and distribution operations.
●	Consumers enjoy finished beverage products bearing trademarks owned by or licensed to us at a rate of 2.1 billion servings a day.

LEARN MORE ABOUT OUR COMPANY

You can learn more about the Company by visiting our website, www.coca-colacompany.com.

We also encourage you to read our latest Form 10-K, available at www.coca-colacompany.com/ annual-meeting-of-shareowners.

The Company’s principal executive offices are located at One Coca-Cola Plaza, Atlanta, Georgia 30313.

Guided by Our Purpose	Rooted in Our Strategy	Key Objectives

Notice of 2022 Annual Meeting of Shareowners	Letter From Our Chairman and Chief Executive Officer	Refresh The World. Make A Difference.	Voting Roadmap	Governance	Share Ownership	Compensation	Audit Matters	Shareowner Proposals	Annexes	5

2021 Financial Highlights

REVENUE GROWTH		OPERATING INCOME GROWTH		EARNINGS PER SHARE		CASH FLOW		TOTAL DIVIDENDS PAID
17%	16%	15%	12%	$2.25	$2.32	$12.6	$11.3	$7.3
Reported Net Operating Revenues vs. 2020	Organic Revenues vs. 2020 (Non-GAAP)	Reported Operating Income vs. 2020	Comparable Currency Neutral Operating Income vs. 2020 (Non-GAAP)	Reported EPS	Comparable EPS (Non-GAAP)	BILLION Cash Flow from Operations	BILLION Free Cash Flow (Non-GAAP)	BILLION

Organic revenues is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural changes, as applicable, and the impact of changes in foreign currency exchange rates. Comparable currency neutral operating income is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability and the impact of changes in foreign currency exchange rates. Comparable EPS is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. Free cash flow is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. See Annex C on page 110 for reconciliations of non-GAAP financial measures to our results as reported under generally accepted accounting principles in the United States (“GAAP”).

2021 Business Highlights

Throughout 2021, we faced an operating environment that remained dynamic, due to the ongoing COVID-19 pandemic. Our unparalleled system strength and strategic transformation enabled us to be agile and adaptable, and we emerged stronger – delivering strong results in key metrics that surpassed our 2019 pre-pandemic results. We remained focused on building a stronger total beverage company. Important highlights from the year include:

PORTFOLIO
●Delivered 8% unit case volume growth for the year, resulting in volume ahead of pre-pandemic results in 2019, driven by strong performance across developed, developing and emerging markets.
●Acquired the remaining 85% ownership interest in BODYARMOR, a line of sports performance and hydration beverages that has significant potential for long-term growth.
●Grew gross profit per launch by approximately 25%, through our robust, consumer-centric innovation pipeline.

●Scaled local “intelligent experiments” across geographies. Examples include sustainable packaging, such as refillables and label-less bottles, along with brands, including Coke® with Coffee, fairlife®, AHA®, CostaTM ready-to-drink, Lemon DouTM and Topo Chico® Hard Seltzer.
●Continued to streamline our portfolio, completing approximately 50% of brand transitions and eliminations toward our goal of having approximately 200 master brands.

STRATEGY
●As part of the Company’s agenda to transform and modernize marketing and innovation as key drivers of profitable growth, the Company launched a new, integrated agency model, naming WPP as the Company’s global marketing network partner.
●Completed the rewiring of our networked organization, to better connect functions and operating units to help our system scale ideas faster, with approximately 5,000 employees in new roles.

●Finalized plans to further link ESG goals to annual and long-term incentive compensation programs, with a focus on environmental sustainability and diversity, equity and inclusion.
●Announced a new, global goal to reach 25% reusable packaging by 2030 to complement and support the Company’s World Without Waste goals.

EXECUTION
●Grew basket incidence, a key metric of consumer purchase frequency for our beverages, by 3.5% versus 2019 levels (includes 30 of the top 40 markets; excludes dairy and plant-based beverages).
●Delivered low to mid single-digit growth in outlets, shelf space and cooler placement, leading to revenue growing faster than transactions, with both growing at a faster rate than volume.
●Drove strong customer value with the Coca-Cola system’s top 20 customers, growing system revenue by high single digits in 2021.

●Gained value share in total nonalcoholic ready-to-drink (“NARTD”) beverages, which included share gains in both at-home and away-from-home channels. Value share in total NARTD beverages, as well as in both at-home and away-from-home channels, was ahead of 2019 levels.
●Continued to partner with bottlers to leverage the power of the system’s physical footprint online, creating enhanced value for customers across the globe through a best-in-class eB2B platform.

6	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Human Capital

Our people and culture agendas are critical business priorities, and we strive to be a global employer of choice that attracts and retains high-performing talent with the passion, skills and mindsets to drive us on our journey to refresh the world and make a difference. We are committed to building an equitable and inclusive culture that inspires and supports the growth of our employees, serves our communities and shapes a more sustainable business.

OUR HUMAN CAPITAL PILLARS

Leadership, Talent and Development

Our strategy is anchored in promoting the right internal talent and hiring the right external talent for career opportunities across our networked organization to create an employee experience that is locally relevant and individually rewarding. We focus on hiring and developing talent that mirrors the markets we serve, along with investing in inspirational leadership, learning opportunities and capabilities that equip our global workforce with the skills they need while improving engagement and retention. We expect our leaders to be role models and lead in a way that enables our organization to achieve success and win in the future.

Diversity, Equity and Inclusion

We believe that a diverse, equitable and inclusive workplace which mirrors the markets we serve is a strategic business priority that is critical to the Company’s success. We take a comprehensive view of diversity and inclusion across different races, ethnicities, tribes, religions, socioeconomic backgrounds, generations, abilities and expressions of gender and sexual identity. We are continuing to put our resources and energy into strategies and initiatives to create a more equitable environment.

Human Rights

Respect for human rights is a fundamental value of our Company. We strive to respect and promote human rights in accordance with the United Nations Guiding Principles on Business and Human Rights in our relationships with our employees, suppliers and independent bottlers. Our aim is to make continuous and meaningful improvements in the way we do business around the world.

Culture and Engagement

Each employee, leader and function across our Company contributes to our growth culture, which is grounded in our Company’s purpose. We focus on four key growth behaviors – being curious, empowered, inclusive and agile – and we value how we work as much as what we achieve. We believe our culture enables our Company’s business strategy and shapes employee experiences.

Business Integrity

Our Codes of Business Conduct are grounded in our commitment to do the right thing. They serve as the foundation of our approach to ethics and compliance, and our anti-corruption compliance program is focused on conducting business in a fair, ethical and legal manner.

2021 NOTABLE ACCOLADES

Ranked in Top 25 on FORTUNE’s annual ranking of the World’s Most Admired Companies

Included in the Bloomberg 2021 Gender-Equality Index as a company committed to supporting gender equality through policy development, representation and transparency

Earned a 100% score on the Human Rights Campaign’s Corporate Equality Index for the 15th consecutive year

Recognized by Disability Equality Index as one of the Best Places to Work for Disability Inclusion

Listed in LATINA Style’s 2021 Top 50 Best Companies for Latinas to Work in the U.S.

Our people and culture agendas are key priorities of the Board of Directors (the “Board”). Through the Talent and Compensation Committee, the Board provides oversight of the Company’s policies and strategies relating to talent, leadership and culture, including diversity, equity and inclusion (“DEI”). See page 27 for information regarding the Board’s oversight of Human Capital.

Notice of 2022 Annual Meeting of Shareowners	Letter From Our Chairman and Chief Executive Officer	Refresh The World. Make A Difference.	Voting Roadmap	Governance	Share Ownership	Compensation	Audit Matters	Shareowner Proposals	Annexes	7

GLOBAL DIVERSITY, EQUITY AND INCLUSION STRATEGY

We believe that a diverse, equitable and inclusive workplace that mirrors the markets we serve is a strategic business priority and critical to the Company’s success. We continue to advance our DEI initiatives inside our Company as well as in the communities we call home. We have developed our DEI plans with permanence in mind, while being open to evolve our plans as we continue to progress toward our aspirations.

In 2021, we refreshed the Company’s global DEI strategy to reflect the need for greater global reach, broader impact, a focus on equity, and the incorporation of social justice and economic empowerment initiatives into our global efforts.

Our DEI strategy comprises three long-term ambitions: (i) we aspire for our diverse workforce to mirror the markets we serve; (ii) we strive for equity for all people; and (iii) we celebrate uniqueness and create an inclusive environment. Our 2021 highlights in furtherance of these ambitions are presented below:

8	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Sustainability

As a crucial part of our broader environmental, social and governance (“ESG”) goals, sustainability is embedded in how we operate as a business. Our sustainability strategies enable the Company to proactively respond to consumer preferences and address emerging challenges, building greater resilience in our business to withstand future changes. In everything we do, we aim to create a more sustainable business and better shared future that make a difference in people’s lives, the communities we serve and the planet. We recognize that the sustainability of our business is directly linked to the sustainability of the ecosystems in which we operate, and that is why our approach is guided by our purpose: to refresh the world and make a difference.

Our sustainability priorities cover the following areas: water stewardship; reducing added sugar; packaging circularity; climate action; sustainable agriculture; and people and communities. Through internal and external stakeholder engagement, we have identified the highest-priority issues for the Company, allowing us to grow our business while mitigating risk. Working collaboratively with our bottling partners and stakeholders at every stage of our value chain, we look to integrate ESG considerations into our daily actions.

Water Stewardship

We strive to replenish water back to nature and communities, improve efficiency and treat wastewater to high standards. Our ability to grow our business as well as communities’ capacity to thrive depends on access to clean water resources. We know local water resources are impacted by changing weather patterns and climate change. That is why our 2030 water security strategy seeks to build greater resilience in the watersheds where scarcity impacts our business, supply chain and communities.

Sugar Reduction

We are building a total beverage company, which includes offering more choices with less sugar, reducing packaging sizes and providing clear nutrition information. We are listening to consumers, and we understand that people around the world have an increased interest in managing the food and beverages they consume. Within our portfolio of brands, we are taking action to reduce added sugar by offering consumers more choices with less sugar, reducing packaging sizes to enable portion control, and promoting our low- and no-calorie beverages, all while providing clear nutrition information so our consumers can make informed choices.

World Without Waste

Our vision is to make packaging part of a circular economy, thereby keeping it out of our environment. Our World Without Waste program focuses on creating a circular economy for our packaging materials, which account for approximately 30% of the Coca-Cola system’s overall carbon footprint. By using more recycled content, developing plant-based materials, light-weighting our packages and expanding our refillable business model while increasing collection of empty bottles, we are delivering against both our climate and waste reduction goals.

Climate

We look for ways to reduce carbon emissions across the Coca-Cola value chain. We are reducing carbon emissions across our system by interconnecting our ESG goals across the Coca-Cola system and value chain. After achieving our 2020 “drink in your hand” goal to reduce relative carbon emissions by 25% against a 2010 baseline, we have taken it a step further and set a science-based target to reduce greenhouse gas emissions by 25% across the entire value chain by 2030 as compared to a 2015 baseline. We support a vision to be net zero carbon by 2050, and our science-based target is a critical milestone that supports this longer-term ambition.

Sustainable Agriculture

Our goal is to source our priority ingredients sustainably. The agricultural ingredients we use to produce our beverages require significant water resources and produce greenhouse gases. By working with our suppliers to reduce water use and implement regenerative farm practices that protect land and watersheds, we are enabling the natural ecosystem to sequester carbon while building resilience to temperature changes.

People & Communities

We aim to improve people’s lives and create a better shared future for our communities and the planet. From ingredient sourcing to packaging recovery to creating local economic opportunities, we strive to create shared value through growth, with an ongoing focus on building inclusion and increasing people’s access to equal opportunities.

To learn more about the Company’s sustainability efforts, including our comprehensive ESG goals, please view our Business & ESG Report on the Company’s website, by visiting www.coca-colacompany.com/sustainable-business.

The Board, through the ESG and Public Policy Committee, oversees the Company’s ESG strategies and initiatives, including the Company’s short- and long-term goals. See page 27 for information regarding the Board’s oversight of ESG matters, including sustainability.

Notice of 2022 Annual Meeting of Shareowners	Letter From Our Chairman and Chief Executive Officer	Refresh The World. Make A Difference.	Voting Roadmap	Governance	Share Ownership	Compensation	Audit Matters	Shareowner Proposals	Annexes	9

4	Voting Roadmap

ITEM 1

Election of Directors

The Board of Directors and the Committee on Directors and Corporate Governance believe that the 11 Director nominees possess the necessary qualifications and experiences to provide quality advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of shareowners.

Our Board recommends a vote FOR each Director nominee See page 12 for further information

ITEM 2

Advisory Vote to Approve Executive Compensation

The Company seeks a non-binding advisory vote to approve the compensation of its Named Executive Officers as described in the Compensation Discussion and Analysis beginning on page 50 and the Compensation Tables beginning on page 67.

Our Board recommends a vote FOR this item See page 46 for further information

ITEM 3

Ratification of the Appointment of Ernst & Young LLP as Independent Auditors

The Board of Directors and the Audit Committee believe that the retention of Ernst & Young LLP to serve as the Independent Auditors for the fiscal year ending December 31, 2022 is in the best interest of the Company and its shareowners. As a matter of good corporate governance, shareowners are being asked to ratify the Audit Committee’s selection of the Independent Auditors.

Our Board recommends a vote FOR this item See page 87 for further information

ITEMS 4-6

Shareowner Proposals

Three proposals were submitted by shareowners.

●Proposal regarding an external public health impact disclosure
●Proposal regarding a global transparency report
●Proposal regarding an independent Board Chair policy

If a shareowner proponent, or a representative who is qualified under state law, is present and submits a proposal for a vote, then the proposal will be voted on at the 2022 Annual Meeting.

Our Board recommends a vote AGAINST each of the shareowner proposals See page 90 for further information

10	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

5	Governance	“Our Board understands that strong, independent Board leadership goes hand-in-hand with building long-term shareowner value.”

Letter from Our Lead Independent Director MY FELLOW SHAREOWNERS: I am honored to serve as your Lead Independent Director and am grateful for the trust you have placed in me.

The role of Lead Independent Director is critical to a well-functioning Board. Our Board understands that strong, independent Board leadership goes hand-in-hand with building long-term shareowner value. The Board has been thoughtful in structuring the Lead Independent Director’s role with robust and clearly defined responsibilities. Importantly, we have been informed by what we have heard from shareowners.

The Lead Independent Director plays a key role in helping guide the Board as it exercises its core duties in overseeing the Company’s business strategy and risks. This role also provides the key point of contact at the Board level for shareowners. Other duties include leading the performance evaluation of the Chairman and CEO; leading the annual Board evaluation process; presiding at executive sessions and at each meeting where the Chairman and CEO is not present; approving all Board agendas and information sent to the Board and playing a key role in Board and management succession. A full listing of the responsibilities is on page 29 of this Proxy Statement.

Our Board is intently focused on actively engaging with James Quincey in a partnership to ensure the Company is strategically positioned to grow successfully and sustainably, always maintaining a focus on doing business the right way. We have great confidence in James and our capable management team.

Today, I believe we are a diverse, well-functioning Board composed of capable Directors with the right mix of skills. I am intent on ensuring the Board remains comprised of Directors equipped to oversee the success of the business. We have a good foundation of Board refreshment that helps ensure Board composition remains aligned with the evolving needs of the business.

Through a robust Director selection process and regular Board, Committee and Director evaluations, we strive to maintain an appropriate balance of tenure, diversity and skills. We value fresh perspectives, and we also value that, over time, Directors develop a deeper understanding of the Company and its business and an ability to work effectively as a group. Board refreshment is a journey, not a destination, and we will continue to field the best Board possible.

I am particularly proud that in the past seven years, six new Directors have joined the Board. If the shareowners elect the nominees listed in this Proxy Statement, the average tenure for our Directors will stand at 8.4 years, and our Board’s gender diversity will be 45%. Our Board is now the most gender-diverse it has ever been, with a strong reservoir of experience.

Our Board believes that culture, talent and sustainability have strategic significance in our long-term success. This Proxy Statement outlines the most current

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step we have taken in this regard: to tie executive compensation more effectively to our sustainability and diversity, equity and inclusion goals, which is another Board action that is informed by shareowner input.

Our Board understands that shareowners expect to have line of sight into decisions made in the boardroom. We agree that they should. I believe our robust, year-round shareowner engagement efforts have built valuable relationships and trust over time with our shareowners. We are committed to our shareowner engagement programs and investor communication efforts, and we value the opportunity to strengthen further our engagement with shareowners.

Finally, we recognize that Board leadership structure is an important issue for many shareowners. Every year, the Lead Independent Director leads an executive session of non-management Directors to consider whether the position of Chair should be held by the CEO or be separated. Today, we believe the Company’s Board leadership structure with a combined Chair and CEO, balanced by a strong Lead Independent Director, will deliver the best results for our business and our shareowners.

Thank you for your support, your interest and your investment in The Coca-Cola Company.

MARIA ELENA LAGOMASINO,
Lead Independent Director

“We are committed to our shareowner engagement programs and investor communication efforts, and we value the opportunity to strengthen further our engagement with shareowners.”

12	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

ITEM
1	Election of Directors	The Board of Directors recommends a vote FOR each nominee

What am I voting on?	The Board of Directors, upon the recommendation of the Committee on Directors and Corporate Governance, has nominated the following 11 Directors for election to the Board for a one-year term. If elected, each Director nominee will hold office until the 2023 Annual Meeting of Shareowners and until his or her successor is elected and qualified.

●Herb Allen ●Marc Bolland ●Ana Botín	●Christopher C. Davis ●Barry Diller ●Helene D. Gayle	●Alexis M. Herman ●Maria Elena Lagomasino ●James Quincey	●Caroline J. Tsay ●David B. Weinberg

The Board currently has 12 members. Robert A. Kotick is not standing for reelection and will retire from the Board immediately following the 2022 Annual Meeting of Shareowners, at which time the size of the Board will be reduced to 11 members.

All nominees are independent under the New York Stock Exchange (the “NYSE”) corporate governance rules, except for James Quincey (see Director Independence and Related Person Transactions beginning on page 40).

We have no reason to believe that any of the nominees will be unable or unwilling to serve, if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Directors.

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Our 2022 Director Nominees

(1)	Includes Banco Santander, S.A. and its wholly owned subsidiary, Santander Holdings USA, Inc.
(2)

Includes investment company directorships in Selected Funds, Davis Funds and Clipper Funds Trust, three fund complexes which are advised by Davis Selected Advisers, L.P. and other entities controlled by Davis Selected Advisers, L.P.

14	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Snapshot of 2022 Director Nominees

BUILDING THE RIGHT BOARD FOR
THE COCA-COLA COMPANY

Nominee Demographics

AVERAGE AGE 63.5 years	AVERAGE TENURE 8.4 years	DIVERSITY 45% women

Nominee Attributes and Skills

THE RIGHT ATTRIBUTES TO OVERSEE THE BUSINESS

All Director nominees exhibit:

●	High integrity
●	An appreciation of multiple cultures
●	A commitment to sustainability and social issues
●	Innovative thinking
●	A proven record of success
●	Knowledge of corporate governance requirements and practices

THE RIGHT SKILLS TO CONSTRUCTIVELY CHALLENGE
MANAGEMENT AND GUIDE OUR BUSINESS STRATEGY

11 out of 11	4 out of 11
High Level of Financial Experience	Extensive Knowledge of the Company’s Business and/or Industry

9 out of 11	5 out of 11
Broad International Exposure/ Emerging Market Experience	Innovation/Technology Experience

11 out of 11	7 out of 11
Risk Oversight/Management Expertise	Governmental or Geopolitical Expertise

6 out of 11	11 out of 11
Marketing Experience	Relevant Senior Leadership/ Chief Executive Officer Experience

7 out of 11
ESG Experience
Governance Highlights

We are committed to good corporate governance, which promotes the long-term interests of shareowners, strengthens Board and management accountability, and helps build public trust in the Company. Our governance framework includes the following highlights:

BOARD PRACTICES

●10 of 11 Director nominees independent
●Demonstrated commitment to Board refreshment (since 2015, six new Directors have joined and nine Directors have rolled off)
●Demonstrated commitment to periodic committee refreshment and committee chair succession (since 2019, new chairs have been appointed on four of our committees)
●Robust Director nominee selection process
●Regular Board, committee and Director evaluations
●Annual election of Directors with majority voting standard
●Lead Independent Director elected by the independent Directors
●Independent Audit, Compensation and Governance Committees
●Regular executive sessions of non-employee Directors
●Strategy and risk oversight by full Board and committees

SHAREOWNER MATTERS

●Long-standing, active shareowner engagement
●Annual “say on pay” advisory vote
●Majority voting with resignation policy for Directors in uncontested elections
●Proxy access right
●Shareowner right to call special meetings

OTHER BEST PRACTICES

●Long-standing commitment to sustainability and other ESG matters
●Board oversight of human capital management and culture, including DEI
●Transparent public policy engagement
●Stock ownership guidelines for executives and stock holding requirements for Directors
●Anti-hedging, anti-short sale and anti-pledging policies
●Clawback policy for incentive awards

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Board Membership Criteria

The Board and the Committee on Directors and Corporate Governance believe that there are general qualifications that all Directors must exhibit and other key qualifications and experiences that should be represented on the Board as a whole but not necessarily by each individual Director.

QUALIFICATIONS REQUIRED OF ALL DIRECTORS

The Board and the Committee on Directors and Corporate Governance require that each Director be a recognized person of high integrity with a proven record of success in his or her field and be able to devote the time and effort necessary to fulfill his or her responsibilities to the Company. Each Director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures, and a commitment to sustainability and to dealing responsibly with social issues. In addition, potential Director candidates are interviewed to assess intangible qualities, including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

KEY QUALIFICATIONS AND EXPERIENCES TO BE REPRESENTED ON THE BOARD

The Board has identified key qualifications and experiences that are important to be represented on the Board as a whole, in light of the Company’s business strategy and expected future business needs. The table below summarizes how these key qualifications and experiences are linked to our Company’s business.

Business Characteristics	Key Qualifications and Experiences
The Company’s business is multifaceted and involves complex financial transactions in many countries and in many currencies.	High level of financial experience
Relevant senior leadership/ Chief Executive Officer experience
Marketing and innovation are focus areas of the Company’s business, and the Company seeks to develop and deploy the world’s most effective marketing and innovative products and technology.	Marketing experience
Innovation/technology experience
The Company’s business is truly global and multicultural, with its products sold in more than 200 countries and territories around the world.	Broad international exposure/ emerging market experience
The Company’s business requires compliance with a variety of regulatory requirements across a number of countries and the ability to maintain relationships with various governmental entities and nongovernmental organizations.	Governmental or geopolitical expertise
The Company’s business is a complicated global enterprise, and most of the Company’s products are manufactured and sold by bottling partners around the world.	Extensive knowledge of the Company’s business and/or industry
The Board’s responsibilities include understanding and overseeing the various risks facing the Company and ensuring that appropriate policies and procedures are in place to effectively manage risk.	Risk oversight/management expertise
The Company’s large size and global scope present both opportunities and challenges to advancing our sustainability initiatives in the communities where we operate.	ESG experience

CONSIDERATION OF DIVERSITY

The Board does not have a specific diversity policy but fully appreciates the value of Board diversity. Diversity is important because having a variety of points of view improves the quality of dialogue, contributes to a more effective decision-making process and enhances overall culture in the boardroom.

In evaluating candidates for Board membership, the Board and the Committee on Directors and Corporate Governance consider many factors based on the specific needs of the business and what is in the best interests of the Company’s shareowners. This includes diversity of professional experience, race, ethnicity, gender, age and cultural background. In addition, the Board and the Committee on Directors and Corporate Governance focus on how the experiences and skill sets of each Director nominee complement those of fellow Director nominees to create a balanced Board with diverse viewpoints and deep expertise.

16	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Director Nomination Process

The Committee on Directors and Corporate Governance is responsible for recommending to the Board a slate of nominees for election at each Annual Meeting of Shareowners. The Committee on Directors and Corporate Governance considers a wide range of factors when assessing potential Director nominees. This assessment includes a review of the potential nominee’s judgment, experiences, independence, understanding of the Company’s business or other related industries, and such other factors as the Committee concludes are pertinent in light of the current needs of the Board. A potential nominee’s qualifications are considered to determine whether they meet the qualifications required of all Directors and the key qualifications and experiences to be represented on the Board, as described above. Further, the Committee on Directors and Corporate Governance assesses how each potential nominee would impact the skills and experiences represented on the Board as a whole in the context of the Board’s overall composition and the Company’s current and future needs.

BOARD COMPOSITION AND REFRESHMENT

When recommending to the Board the slate of Director nominees for election at the Annual Meeting of Shareowners, the Committee on Directors and Corporate Governance strives to maintain an appropriate balance of tenure, diversity and skills on the Board.

The Board believes that refreshment, including periodic committee rotation, is important to help ensure that Board composition is aligned with the needs of the Company and the Board as our business evolves over time, and that fresh viewpoints and perspectives are regularly considered. The Board also believes that over time Directors develop an understanding of the Company and an ability to work effectively as a group. Because this provides significant value, a degree of continuity year-over-year is beneficial to shareowners and generally should be expected.

Directors are elected each year, at the Annual Meeting of Shareowners, to hold office until the next Annual Meeting of Shareowners and until their successors are elected and qualified. Because term limits could cause the loss of experience or expertise important to the optimal operation of the Board, there are no absolute limits on the length of time that a Director may serve, but the Committee on Directors and Corporate Governance and the Board consider the tenure of Directors as one of several factors in nomination decisions. In addition, the Committee on Directors and Corporate Governance evaluates the qualifications and performance of each incumbent Director before recommending the nomination of that Director for an additional term. Furthermore, pursuant to our Corporate Governance Guidelines, Directors whose job responsibilities change or who reach the age of 74 are asked to submit a letter of resignation to the Board. These letters are considered by the Board and, if applicable, annually thereafter. The Committee on Directors and Corporate Governance has reviewed the Director nominees who were 74 years of age or older and determined to recommend them for reelection based on their skills, qualifications and experiences.

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SHAREOWNER-RECOMMENDED DIRECTOR CANDIDATES

Shareowners who would like the Committee on Directors and Corporate Governance to consider their recommendations for nominees for the position of Director should submit their recommendations in writing by mail to the Committee on Directors and Corporate Governance in care of the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301 or by email to asktheboard@coca-cola.com. Recommendations by shareowners that are made in accordance with these procedures will receive the same consideration by the Committee on Directors and Corporate Governance as other suggested nominees.

SHAREOWNER-NOMINATED DIRECTOR CANDIDATES

We have a “Proxy Access for Director Nominations” by-law. The proxy access by-law permits a shareowner, or a group of up to 20 shareowners, owning 3% or more of the Company’s outstanding Common Stock continuously for at least three years to nominate and include in the Company’s proxy materials Director nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the shareowner(s) and the nominee(s) satisfy the requirements specified in Article I, Section 12 of our By-Laws. See question 30 on page 106 for more information.

MAJORITY VOTING STANDARD

Our By-Laws provide that, in an election of Directors where the number of nominees does not exceed the number of Directors to be elected, each Director must receive the majority of the votes cast with respect to that Director. If a Director does not receive a majority vote, he or she has agreed that he or she would submit a letter of resignation to the Board. The Committee on Directors and Corporate Governance would make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the resignation taking into account the recommendation of the Committee on Directors and Corporate Governance, which would include consideration of the vote and any relevant input from shareowners. The Board would publicly disclose its decision and its rationale within 100 days of the certification of the election results. The Director who tenders his or her resignation would not participate in the decisions of the Committee on Directors and Corporate Governance or the Board that concern the resignation.

18	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Biographical Information About Our Director Nominees

Included in each Director nominee’s biography that follows is a description of five key qualifications and experiences of such nominee. Many of our Director nominees have more than five qualifications, and the aggregate number for all Director nominees is reflected on page 14. The Board and the Committee on Directors and Corporate Governance believe that the combination of the various qualifications and experiences of the Director nominees would contribute to an effective and well-functioning Board and that, individually and as a whole, the Director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

Allen & Company LLC, private investment banking firm focused on media, entertainment, technology and other innovative industries Since 2002 President 1993-2002 Executive Vice President and Managing Director of Allen & Company Incorporated, the predecessor to the investment banking business of Allen & Company LLC Current Public Company Boards: Since 2002 Grupo Televisa, S.A.B. (Alternate) Previous Public Company Boards (Past Five Years): 2000-2022 Coca-Cola FEMSA, S.A.B. de C.V. (Alternate)
Herb Allen	CAREER HIGHLIGHTS	KEY QUALIFICATIONS AND EXPERIENCES
INDEPENDENT Age: 54 Director since: 2021 Committees:	PUBLIC BOARD MEMBERSHIPS	High Level of Financial Experience Extensive experience supervising business operations, including financial advisory and investment banking services to public and private companies at Allen & Company LLC. Supervises Allen & Company LLC’s principal financial and accounting officers on all matters related to the firm’s financial position and results of operations as well as the presentation of its financial statements.
Relevant Senior Leadership/Chief Executive Officer Experience President of Allen & Company LLC, a privately held investment banking firm, and its affiliate, Allen Investment Management LLC, a privately held investment advisory firm, since 2002.
Innovation/Technology Experience Extensive entrepreneurial experience overseeing investments by Allen & Company LLC into early-stage companies focusing on technologies, including e-commerce, data analytics, cybersecurity, artificial intelligence, biotechnology and SaaS technologies.
Broad International Exposure/Emerging Market Experience Considerable international experience as President of Allen & Company LLC working with international clients on mergers and acquisitions, capital markets and other advisory assignments with a focus on European and Latin American clients.
Risk Oversight/Management Expertise Extensive risk and management experience as President of Allen & Company LLC, including overseeing and assessing the performance of companies and public accountants with respect to matters related to the preparation, audit and evaluation of financial statements.

Chair	Member
Audit Committee	Talent and Compensation Committee	Committee on Directors and Corporate Governance
Finance Committee	ESG and Public Policy Committee	Executive Committee

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The Blackstone Group Inc., one of the world’s leading investment firms Since January 2022 Chairman, Blackstone Europe Since 2019 Chairman of The Blackstone Group International Partners LLP September 2016 to Head of European Portfolio Operations January 2022 Marks & Spencer Group p.l.c., an international, multi-channel retailer based in the U.K. May 2010 to April 2016 Chief Executive Officer and Director WM Morrison Supermarkets PLC, a leading supermarket chain in the U.K. September 2006 Chief Executive Officer and Director to April 2010 Heineken N.V., one of the world’s largest brewers 2005 to 2006 Chief Operating Officer 2001 to 2006 Executive board member 1999 to 2001 Managing Director of subsidiary Heineken Export Group Worldwide 1995 to 1998 Managing Director of subsidiary Heineken Slovensko 1987 Started his career at Heineken N.V. in the Netherlands Current Public Company Boards: Since 2016 Exor N.V. Previous Public Company Boards (Past Five Years): 2016-2020 International Consolidated Airlines Group, S.A.
Marc Bolland	CAREER HIGHLIGHTS	KEY QUALIFICATIONS AND EXPERIENCES
INDEPENDENT Age: 62 Director since: 2015 Committees:	PUBLIC BOARD MEMBERSHIPS	High Level of Financial Experience Extensive operational and financial experience as Chief Executive Officer of Marks & Spencer Group p.l.c., Chief Executive Officer of WM Morrison Supermarkets PLC, Chief Operating Officer of Heineken N.V. and Head of European Portfolio Operations of The Blackstone Group Inc., all public companies.

Broad International Exposure/Emerging Market Experience Served as lead non-executive director of the U.K. Department for International Development from 2018-2020; led international expansion of Marks & Spencer Group p.l.c.; and held several international management positions while at Heineken N.V.

Extensive Knowledge of the Company’s Business and/or Industry Nineteen years in the global beverage industry, with significant operations experience, including service as Chief Operating Officer of Heineken N.V. Ten years of experience in the retail industry, including service as Chief Executive Officer of a supermarket chain in the U.K.

Risk Oversight/Management Expertise Extensive experience overseeing risk as Chief Executive Officer of Marks & Spencer Group p.l.c. and WM Morrison Supermarkets PLC, as Chief Operating Officer of Heineken N.V. and as a Director of International Consolidated Airlines Group, S.A., which offers international and domestic air passenger and cargo transportation services. Additional risk management experience as head of The Blackstone Group Inc.’s European Portfolio Operations, as Chairman of The Blackstone Group International Partners LLP, a subsidiary, which acts as a sub-advisor to Blackstone U.S. affiliates in relation to the investment and re-investment of Europe, Middle East and Africa-based assets of Blackstone funds.

ESG Experience Chair of Polymateria, a privately owned British company specializing in breakthrough plastic biotransformation technology, since September 2019. Won “World Sustainable Retailer of the Year” three times while CEO of Marks & Spencer Group p.l.c. Founder of the Movement to Work charity, which has provided over 100,000 underprivileged young people with work experience.

Chair	Member
Audit Committee	Talent and Compensation Committee	Committee on Directors and Corporate Governance
Finance Committee	ESG and Public Policy Committee	Executive Committee

20	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Banco Santander, S.A., a leading retail and commercial bank with a global presence based in Spain Since September 2014 Executive Chair December 2010 to Chief Executive Officer of subsidiary September 2014 Santander UK plc, a large retail and commercial bank based in the U.K. 2002 to 2010 Executive Chair of subsidiary Banco Español de Crédito, S.A. 1988 Joined Banco Santander, S.A. where she directed its Latin American expansion during the 1990s and was responsible for the Latin American Corporate Banking, Asset Management and Treasury division JP Morgan 1981 to 1988 Started her over 40-year career in the banking industry at JP Morgan in New York Current Public Company Boards: Since 1989 Banco Santander, S.A. Since 2019 Santander Holdings USA, Inc., a wholly owned subsidiary of Banco Santander, S.A. Previous Public Company Boards (Past Five Years): 2010-2021 Santander UK plc 2014-2021 Santander UK Group Holdings plc Davis Selected Advisers–NY, Inc., a registered investment advisory firm Since 1997 Chairman Davis Selected Advisers, L.P. (referred to jointly with Davis Selected Advisers–NY, Inc. as “Davis Advisors”), an investment counselling firm that oversees approximately $27 billion in client assets, including ETFs, mutual funds, variable annuities and separately managed accounts 1995 Became a portfolio manager of the firm’s flagship funds, Davis New York Venture Fund and Selected American Shares 1989 Joined Davis Advisors as a financial analyst Current Public Company Boards: Since 2021 Berkshire Hathaway Inc. Since 2014 Trustee of Clipper Funds Trust (consisting of one portfolio) Since 2006 Graham Holdings Company Since 1998 Selected Funds (consisting of two portfolios) Since 1997 Davis Funds (consisting of 13 portfolios) Previous Public Company Boards (Past Five Years): None
Ana Botín	CAREER HIGHLIGHTS	KEY QUALIFICATIONS AND EXPERIENCES
INDEPENDENT Age: 61 Director since: 2013 Committees:	PUBLIC BOARD MEMBERSHIPS

High Level of Financial Experience Internationally recognized expert in the investment banking industry with knowledge of global macroeconomic issues. Over 40 years of experience in investment and commercial banking.

Relevant Senior Leadership/Chief Executive Officer Experience Executive Chair of Banco Santander, S.A. since September 2014 and Chief Executive Officer of Santander UK plc from 2010 to September 2014.

Broad International Exposure/Emerging Market Experience Executive Chair of Banco Santander, S.A., a global financial institution with operations in Europe, North America, Latin America and Asia. Board member of the Institute of International Finance, a global association of the financial industry. Co-founder and Chair of Fundación Empresa y Crecimiento, which finances small and medium-sized companies in Latin America. Founder and President of Fundación Empieza Por Educar, the Spanish member of the global Teach for All network.

Governmental or Geopolitical Expertise Extensive experience with the regulatory framework applicable to banking institutions throughout the globe. President of the European Banking Federation since 2021.

Risk Oversight/Management Expertise Extensive experience from her work with Banco Santander, S.A., Santander UK plc and Banco Español de Crédito, S.A. in the oversight and management of risks associated with retail and commercial banking activities. Experience with the regulated insurance industry as director of Assicurazioni Generali S.p.A., a global insurance company based in Italy, from 2004 to 2011.

Christopher C. Davis	CAREER HIGHLIGHTS	KEY QUALIFICATIONS AND EXPERIENCES
INDEPENDENT Age: 56 Director since: 2018 Committees:	PUBLIC BOARD MEMBERSHIPS

High Level of Financial Experience More than 30 years of experience in investment management and securities research at Davis Advisors. Also serves as a portfolio manager for the Davis Large Cap Value Portfolios and a member of the research team for other portfolios.

Relevant Senior Leadership/Chief Executive Officer Experience Serves as Chairman of Davis Selected Advisers–NY, Inc., and as a Director and officer of several mutual funds advised by Davis Advisors, as well as other entities controlled by Davis Advisors.

Marketing Experience Under the leadership of Mr. Davis, Davis Advisors is widely recognized as a premier investment manager serving individual investors worldwide, identifying investment opportunities both within and outside the United States in developed and developing markets and providing investors access to these investment opportunities.

Broad International Exposure/Emerging Market Experience Under the leadership of Mr. Davis, Davis Advisors seeks investment growth opportunities and diversification potential that international companies in both developed and developing markets provide.

Risk Oversight/Management Expertise Extensive experience evaluating strategic investments and transactions and managing risk against the volatility of equity markets during his more than 30-year career at Davis Advisors. Serves on the Audit Committee and as lead independent director of Graham Holdings Company and serves on the Audit Committee of Berkshire Hathaway Inc.

Chair	Member
Audit Committee	Talent and Compensation Committee	Committee on Directors and Corporate Governance
Finance Committee	ESG and Public Policy Committee	Executive Committee

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IAC/InterActiveCorp, a leading media and Internet company Since December 2010 Chairman and Senior Executive August 1995 to Chairman and Chief Executive Officer of the November 2010 company and its predecessor companies Expedia Group, Inc., an online travel company Since August 2005 Chairman and Senior Executive TripAdvisor, Inc., an online travel company April 2013 to Special Advisor March 2017 December 2011 to Board member April 2013 December 2011 to Chairman and Senior Executive when the December 2012 company was spun off from Expedia, Inc. Live Nation Entertainment, Inc. January 2010 to Board member January 2011 January 2010 to Non-executive Chairman October 2010 Current Public Company Boards: Since 2020 MGM Resorts International Since 2005 Expedia Group, Inc. Since 1995 IAC/InterActiveCorp Previous Public Company Boards (Past Five Years): 2013-2017 Graham Holdings Company The Chicago Community Trust, a community foundation, with assets of over $3 billion, dedicated to improving the Chicago region Since October 2017 Chief Executive Officer McKinsey Social Initiative, an independent nonprofit organization founded by McKinsey & Company July 2015 to Chief Executive Officer September 2017 CARE USA, an international humanitarian and global development organization 2006 to 2015 President and Chief Executive Officer Bill & Melinda Gates Foundation 2001 to 2006 Program Director in the Global Health Program U.S. Centers for Disease Control and Prevention (“CDC”) 1984 to 2001 Started her career in public health at the CDC serving in positions of increasing responsibility, ultimately becoming the Director of the National Center for HIV, STD and TB Prevention in 1995 Current Public Company Boards: Since 2021 Palo Alto Networks, Inc. Since 2021 Organon & Co. Since 2020 GoHealth, Inc. Previous Public Company Boards (Past Five Years): 2010-2021 Colgate-Palmolive Company
Barry Diller	CAREER HIGHLIGHTS	KEY QUALIFICATIONS AND EXPERIENCES
INDEPENDENT Age: 80 Director since: 2002 Committees:	PUBLIC BOARD MEMBERSHIPS

High Level of Financial Experience Extensive experience in financings, mergers, acquisitions, investments and strategic transactions, including transactions with Silver King Broadcasting, QVC, Inc., Ticketmaster Entertainment, Inc. and Home Shopping Network, Inc. Served on the Finance Committee of Graham Holdings Company.

Relevant Senior Leadership/Chief Executive Officer Experience Serves as Chairman and Senior Executive of IAC/InterActiveCorp. Served as Chief Executive Officer of Fox, Inc. from 1984 to 1992, responsible for the creation of Fox Broadcasting Company, and Fox’s motion picture operations. Prior to Fox, served for ten years as Chief Executive Officer of Paramount Pictures Corporation.

Marketing Experience Serves as Chairman and Senior Executive at IAC/InterActiveCorp, comprised of category-leading businesses including Angi Inc., Dotdash Meredith and Care.com, and at Expedia Group, Inc., which markets a variety of leisure and business travel products.

Innovation/Technology Experience Extensive experience in the media and Internet sectors, including experience at IAC/InterActiveCorp, with businesses in the marketing and technology industries, at Expedia Group, Inc., which empowers travelers through technology with tools to efficiently research, plan, book and experience travel, and at TripAdvisor, Inc., which operates the flagship TripAdvisor-branded websites and numerous other travel brands.

Broad International Exposure/Emerging Market Experience Service at IAC/InterActiveCorp, a leading media and Internet company that is home to dozens of popular digital brands and services used by millions of consumers each day, and at online travel company Expedia Group, Inc.

Helene D. Gayle	CAREER HIGHLIGHTS	KEY QUALIFICATIONS AND EXPERIENCES
INDEPENDENT Age: 66 Director since: 2013 Committees:	PUBLIC BOARD MEMBERSHIPS

Relevant Senior Leadership/Chief Executive Officer Experience Served as Chief Executive Officer of The Chicago Community Trust, former Chief Executive Officer of McKinsey Social Initiative and former President and Chief Executive Officer of CARE USA.

Broad International Exposure/Emerging Market Experience Implemented the McKinsey Social Initiative’s Generation program. Experience managing international operations at CARE USA. Helped develop global health initiatives in leadership roles at the CDC and the Bill & Melinda Gates Foundation. Serves on the Board of Trustees of the Center for Strategic and International Studies and the Brookings Institution. Member of the National Academy of Medicine and of the Council on Foreign Relations.

Governmental or Geopolitical Expertise Extensive leadership experience in the global public health and development fields. Served as Chair of the Obama administration’s Presidential Advisory Council on HIV/AIDS. Member of the U.S. Department of State’s Advisory Committee on International Economic Policy and the Secretary of State’s Advisory Committee on Public-Private Partnerships. Served on the President’s Commission on White House Fellowships. Achieved the rank of Assistant Surgeon General and Rear Admiral in the U.S. Public Health Service. Serves as a Director of New America Foundation and ONE.

Risk Oversight/Management Expertise Extensive risk oversight and management experience with the delivery of emergency relief and long-term international development projects in the global public health field. Director of the Federal Reserve Bank of Chicago, which participates in the formulation of monetary policy, one of 12 regional reserve banks across the United States that, together with the Board of Governors in Washington, D.C., serves as the central bank for the United States.

ESG Experience As CEO of The Chicago Community Trust, leads the Trust’s efforts to close the racial and ethnic wealth gap in the Chicago region. Significant experience in public health initiatives and humanitarian efforts from over 20 years of leadership positions at various nonprofit organizations.

Chair	Member
Audit Committee	Talent and Compensation Committee	Committee on Directors and Corporate Governance
Finance Committee	ESG and Public Policy Committee	Executive Committee

22	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

New Ventures LLC , a risk management consulting firm Since 2001 Chair and Chief Executive Officer Toyota Motor Corporation Since 2002 Chair of the Diversity Advisory Board The Coca-Cola Company 2001 to Chair of the Human Resources Task Force, 2006 where Ms. Herman worked with the Company to identify ways to improve its human resources policies and practices following the November 2000 settlement of an employment lawsuit U.S. Department of Labor 1997 to 2001 U.S. Secretary of Labor Current Public Company Boards: Since 2003 Entergy Corporation Since 2002 MGM Resorts International Since 2001 Cummins Inc. Previous Public Company Boards (Past Five Years): None WE Family Offices, a global family office serving high net worth families Since March 2013 Chief Executive Officer and Managing Partner GenSpring Family Offices, LLC, a wealth management firm and an affiliate of SunTrust Banks, Inc. November 2005 Chief Executive Officer to October 2012 JPMorgan Private Bank, a division of JPMorgan Chase & Co., a global financial services firm 2001 to 2005 Chairman and Chief Executive Officer 1983 to 2001 Various positions in private banking with The Chase Manhattan Bank, including as Managing Director in charge of its Global Private Banking Group The Coca-Cola Company 2003 to 2006 Prior service as Director Current Public Company Boards: Since 2015 The Walt Disney Company Previous Public Company Boards (Past Five Years): None
Alexis M. Herman	CAREER HIGHLIGHTS	KEY QUALIFICATIONS AND EXPERIENCES
INDEPENDENT Age: 74 Director since: 2007 Committees:	PUBLIC BOARD MEMBERSHIPS

High Level of Financial Experience Significant financial experience as Chief Executive Officer of New Ventures LLC and as Chair of the Working Party for the Role of Women in the Economy for the Organisation for Economic Co-operation and Development (“OECD”), an intergovernmental economic organization. Additional financial experience through former service on the Audit Committee of MGM Resorts International, a global hospitality company.

Relevant Senior Leadership/Chief Executive Officer Experience Chief Executive Officer of New Ventures LLC. Former U.S. Secretary of Labor from 1997 to 2001.

Governmental or Geopolitical Expertise Former U.S. Secretary of Labor. Former White House Assistant to President Clinton and Director of the White House Office of Public Liaison. Served as Director of the Labor Department’s Women’s Bureau under President Jimmy Carter. Former Chief of Staff and former Vice Chair of the Democratic National Committee. Served as a Trustee of the Clinton Bush Haiti Fund and as Chair of the Working Party for the Role of Women in the Economy for the OECD. Serves on the Corporate Social Responsibility Committee for MGM Resorts International.

Risk Oversight/Management Expertise Significant expertise in management and oversight of labor and human relations risks, including handling the United Parcel Service workers’ strike in 1997 while U.S. Secretary of Labor. Chair of the Company’s Human Resources Task Force following the November 2000 settlement of an employment lawsuit. Serves as Lead Director and is a member of the Finance Committee of Cummins Inc. and served as Chair of the Business Advisory Board at Sodexo, Inc.

ESG Experience Serves as Chair of Toyota’s Diversity Advisory Board. Served as Chair of the Working Party for the Role of Women in the Economy for the OECD. Former U.S. Secretary of Labor.

Maria Elena Lagomasino	CAREER HIGHLIGHTS	KEY QUALIFICATIONS AND EXPERIENCES
INDEPENDENT Age: 72 Director since: 2008 Lead Independent Director since: 2019 Committees:	PUBLIC BOARD MEMBERSHIPS

High Level of Financial Experience Over 38 years of experience in the financial industry and a recognized leader in the wealth management industry. Chief Executive Officer and Managing Partner of WE Family Offices. Former Chief Executive Officer of GenSpring Family Offices, LLC. Founding member of the Institute for the Fiduciary Standard, a nonprofit formed in 2011 to provide research, education and advocacy of the fiduciary standard’s importance to investors receiving investment and financial advice.

Relevant Senior Leadership/Chief Executive Officer Experience Serves as Chief Executive Officer of WE Family Offices and served as Chief Executive Officer of GenSpring Family Offices, LLC and JPMorgan Private Bank.

Broad International Exposure/Emerging Market Experience Significant international experience in GenSpring Family Offices, LLC and JPMorgan Private Bank. During her tenure with The Chase Manhattan Bank, served as Managing Director of the Global Private Banking Group, Vice President of private banking in the Latin America region and head of private banking for the western hemisphere. Over 40 years of experience working with Latin America. Exposure to international issues as a former Board member of the Americas Society and the Cuba Study Group, as a former Trustee of the National Geographic Society and as a member of the Council on Foreign Relations.

Governmental or Geopolitical Expertise Experience with regulatory framework applicable to banking institutions in Latin America during her tenure with The Chase Manhattan Bank, and as Chief Executive Officer of JPMorgan Private Bank. Exposure to international geopolitical issues in the Americas Society, Cuba Study Group and the Council on Foreign Relations.

Risk Oversight/Management Expertise Extensive oversight of risk associated with wealth management and investment strategies in WE Family Offices, GenSpring Family Offices, LLC and JPMorgan Private Bank.

Chair	Member
Audit Committee	Talent and Compensation Committee	Committee on Directors and Corporate Governance
Finance Committee	ESG and Public Policy Committee	Executive Committee

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The Coca-Cola Company Since April 2019 Chairman Since May 2017 Chief Executive Officer August 2015 to President December 2018 August 2015 to Chief Operating Officer April 2017 January 2013 to President of the Europe Group August 2015 October 2008 to President of the Northwest January 2013 Europe and Nordics business unit December 2005 to President of the Mexico October 2008 Division December 2003 to President of the South December 2005 Latin Division 1996 Joined the Company as Director, Learning Strategy for the Latin America Group, and went on to serve in a series of operational roles of increasing responsibility in Latin America Current Public Company Boards: Since 2020 Pfizer Inc. Previous Public Company Boards (Past Five Years): None Compute Software, Inc., an enterprise cloud optimization software company Since 2017 Chief Executive Officer January and Director Hewlett Packard Enterprise Company (“HPE”), an information technology company March 2013 Vice President and General to December Manager of Software 2016 Yahoo! Inc., a digital media company April 2007 Held several product leadership to March positions across the consumer 2013 search, e-commerce and advertising businesses Current Public Company Boards: Since 2017 Morningstar, Inc. Previous Public Company Boards (Past Five Years): 2014-2018 Rosetta Stone Inc. 2015-2017 Travelzoo Inc.
James Quincey	CAREER HIGHLIGHTS	KEY QUALIFICATIONS AND EXPERIENCES
CHAIRMAN Age: 57 Director since: 2017 Chairman since: 2019 Committees:	PUBLIC BOARD MEMBERSHIPS	High Level of Financial Experience Extensive financial experience acquired through various leadership positions in the Company, managing complex financial transactions, mergers and acquisitions, business strategy and international operations.
Relevant Senior Leadership/Chief Executive Officer Experience Chief Executive Officer of the Company since May 2017. Served as President from August 2015 to December 2018, Chief Operating Officer from August 2015 to April 2017 and President of the Europe Group from January 2013 to August 2015. Chairman of the Board of the Company since April 2019.
Innovation/Technology Experience As President of the Europe Group, implemented innovative strategies to improve the Company’s execution and brand portfolio. As President of the Northwest Europe and Nordics business unit, oversaw the Company’s acquisition of innocent juice in 2009. During his tenure in Latin America, was instrumental in developing and executing a successful brand, pack, price and channel strategy, which has now been replicated in various forms throughout the Company’s global system, and in creating the Company’s current juice platform in Mexico under the Del Valle trademark through joint ventures with the Company’s bottling partners.
Broad International Exposure/Emerging Market Experience Over 25 years of Coca-Cola system experience, including extensive experience in international markets, such as Latin America and Europe. Responsibility for all of the Company’s operating units worldwide as President and Chief Operating Officer and, currently, as Chief Executive Officer. Member of the Board of Directors of the US-China Business Council, the Consumer Goods Forum and Pfizer Inc.
Extensive Knowledge of the Company’s Business and/ or Industry Since joining the Company in 1996, has held a multitude of operational roles within the Coca-Cola system, including as Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer.

Caroline J. Tsay	CAREER HIGHLIGHTS	KEY QUALIFICATIONS AND EXPERIENCES
INDEPENDENT Age: 40 Director since: 2018 Committees:	PUBLIC BOARD MEMBERSHIPS	High Level of Financial Experience Managed profit and loss as Chief Executive Officer of Compute Software, Inc. and, in her position at HPE, responsible for growing enterprise software sales.
Relevant Senior Leadership/Chief Executive Officer Experience Serves as Chief Executive Officer of Compute Software, Inc. and served as Vice President and General Manager of Software at HPE.
Marketing Experience At Compute Software, Inc., is responsible for developing an enterprise software platform for customers running on the cloud. At HPE, was responsible for engaging customers and partners through several new digital experiences, digital marketing, and specialized sales models to drive growth in new customers and revenue. At Yahoo! Inc., held leadership positions across the consumer search, e-commerce and advertising businesses.
Innovation/Technology Experience At Compute Software, Inc., is responsible for developing the artificial intelligence and decision sciences-based software platform that dynamically optimizes cloud resource decisions and maximizes business value for companies running on the cloud. At HPE, created a new business and platform for offering customers enterprise software, including DevOps, Cybersecurity, Big Data and Application Development software. At Yahoo! Inc., was Senior Director of Product Management for Yahoo! Search and E-Commerce where she launched consumer Internet innovations that drove 500 million daily visits and $3.5 billion in revenue. Prior to Yahoo! Inc., spent three years at International Business Machines Corporation as a senior consultant focused on providing supply chain solutions to clients in the retail, high tech, and travel industries. Recognized as one of The National Diversity Council’s 2015 Top 50 Most Powerful Women in Technology.
Risk Oversight/Management Expertise Extensive experience overseeing risk associated with the development and growth of enterprise software and consumer Internet businesses at Compute Software, Inc., and in her product leadership roles with HPE and Yahoo! Inc. Risk oversight experience through service on the Audit Committee of Morningstar, Inc. and as Chair of the Business Advisory Committee at Rosetta Stone Inc.

Chair	Member
Audit Committee	Talent and Compensation Committee	Committee on Directors and Corporate Governance
Finance Committee	ESG and Public Policy Committee	Executive Committee

24	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Judd Enterprises, Inc., a private, investment management office with diverse interests in a variety of asset classes Since 1996 Chairman and Chief Executive Officer Digital Bandwidth LLC, a private, early-stage technology investing affiliate of Judd Enterprises, Inc. Since 1996 President Mayer, Brown & Platt, a leading international law firm September Partner in the corporate, 1989 to securities and investment June 1996 management practice Current Public Company Boards: None Previous Public Company Boards (Past Five Years): None
David B. Weinberg	CAREER HIGHLIGHTS	KEY QUALIFICATIONS AND EXPERIENCES
INDEPENDENT Age: 70 Director since: 2015 Committees:	PUBLIC BOARD MEMBERSHIPS	High Level of Financial Experience In his position at Judd Enterprises, Inc., oversees substantial assets in a wide variety of asset classes. Significant experience in reviewing financial statements as an investor and as a securities lawyer when structuring transactions. Previously served on the Audit Committee and currently serves on the Executive, Finance and Investments Committees of the Board of Trustees of Northwestern University.
Relevant Senior Leadership/Chief Executive Officer Experience Since 1996, has served as Chairman and Chief Executive Officer of Judd Enterprises, Inc. and President of Digital Bandwidth LLC.
Innovation/Technology Experience Extensive entrepreneurial experience in Digital Bandwidth LLC, overseeing investments in early-stage companies focusing on technologies, including wireless networks, speech recognition, cybersecurity and radio frequency identification tags.
Broad International Exposure/Emerging Market Experience At Judd Enterprises, Inc., oversees international investments. As a partner of the Mayer, Brown & Platt law firm, structured cross-border investment management transactions. Serves on the Board of Trustees of the Brookings Institution, a think tank whose mission includes improving governance at the global level. Also serves on the Investments Committee of the Board of Trustees of Northwestern University, overseeing substantial exposure to emerging markets. Exposure to international issues as a member of the Council on Foreign Relations and the International Council of the Belfer Center for Science and International Affairs of the Kennedy School of Government at Harvard University.
Risk Oversight/Management Expertise Extensive risk oversight and management experience overseeing a private investment management office at Judd Enterprises, Inc. As a partner of the Mayer, Brown & Platt law firm, advised clients on a broad range of regulatory and transactional matters. Additional risk oversight experience through former service on the Audit Committee and current service on the Executive, Finance and Investments Committees of the Board of Trustees of Northwestern University.

Chair	Member
Audit Committee	Talent and Compensation Committee	Committee on Directors and Corporate Governance
Finance Committee	ESG and Public Policy Committee	Executive Committee

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Board and Committee Governance

ROLE OF THE BOARD

The Board is elected by the shareowners to oversee their interests in the long-term health and overall success of the Company’s business and financial strength. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved for or shared with the shareowners. The Board oversees the proper safeguarding of the assets of the Company, the maintenance of appropriate financial and other internal controls, and the Company’s compliance with applicable laws and regulations and proper governance. The Board selects the Chief Executive Officer (“CEO”) and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

  KEY RESPONSIBILITIES OF THE BOARD

OVERSIGHT OF BUSINESS STRATEGY
✓The Board oversees and monitors strategic planning.
✓Business strategy is a key focus at the Board level and embedded in the work of Board committees.
✓Company management is charged with executing business strategy and provides regular performance updates to the Board.

OVERSIGHT OF RISK
✓The Board oversees risk management.
✓Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk oversight function.
✓Company management is charged with managing risk through robust internal processes and effective internal controls.

SUCCESSION PLANNING
✓The Board oversees succession planning and talent development for senior executive positions.
✓The Committee on Directors and Corporate Governance, which meets regularly and reports back to the Board, has primary responsibility for developing succession plans for the CEO position.
✓The CEO is charged with preparing, and reviewing with the Committee on Directors and Corporate Governance, talent development plans for senior executives and their potential successors.

Oversight of Business Strategy

Oversight of the Company’s business strategy and strategic planning is a key responsibility of the Board. The Board believes that overseeing and monitoring strategy is a continuous process and takes a multilayered approach in exercising its duties.

While the Board and its committees oversee strategic planning, Company management is charged with executing the business strategy. To monitor performance against the Company’s strategic goals, the Board receives regular updates and actively engages in dialogue with our Company’s senior leaders. These boardroom discussions are enhanced with “hands-on” experiences, such as market visits, which provide Directors an opportunity to see execution of the business strategy first hand.

The Board’s oversight and management’s execution of business strategy are viewed with a long-term mindset and a focus on assessing both opportunities for and potential risks to the Company.

The Board is committed to oversight of the Company’s business strategy and strategic planning, including work embedded in the Board committees, regular Board meetings and a dedicated meeting each year to focus on strategy.	This ongoing effort enables the Board to focus on Company performance over the short, intermediate and long term. In addition to financial and operational performance, non-financial measures, including sustainability goals, are discussed regularly by the Board and Board committees.

26	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Oversight of Risk
Inherent in the Board’s responsibilities is an understanding of and oversight over the various risks facing the Company. The Board does not view risk in isolation. Risks are considered in virtually every business decision. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk taking is essential for the Company to be competitive on a global basis and to achieve the Company’s long-term strategic objectives. Effective risk oversight is an important priority of the Board. The Board has implemented a risk governance framework designed to:

●	understand critical risks in the Company’s business and strategy;
●	allocate responsibilities for risk oversight among the full Board and its committees;
●	evaluate the Company’s risk management processes and whether they are functioning adequately;
●	facilitate open communication between management and Directors; and
●	foster an appropriate culture of integrity and risk awareness.

To learn more about risks facing the Company, you can review Part I, “Item 1A. Risk Factors” in the Form 10-K. The risks described in the Form 10-K are not the only risks facing the Company. Additional risks and uncertainties not currently known or that may currently be deemed to be immaterial based on the information known to the Company also may materially adversely affect the Company’s business, financial condition or results of operations in future periods.

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OVERSIGHT OF HUMAN CAPITAL AND CULTURE

The Board is actively engaged in overseeing the Company’s people and culture strategy. The Talent and Compensation Committee reviews and reports back to the Board on a broad range of human capital management topics, including talent management; leadership development; retention; culture; employee engagement; employee education and training; DEI; and equality and fairness. See page 31 for more information on the Talent and Compensation Committee.

OVERSIGHT OF CYBERSECURITY

The Board recognizes the importance of maintaining the trust and confidence of our customers, consumers and employees. To more effectively prevent, detect and respond to information security threats, the Company has a dedicated Chief Information Security Officer whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. The Audit Committee receives regular reports from the Chief Information Security Officer and the Chief Information Officer on, among other things, the Company’s cyber risks and threats, the status of projects to strengthen the Company’s information security systems, assessments of the Company’s security program and the emerging threat landscape. In accordance with our Cyber Incident Response Plan, the Audit Committee is informed of cybersecurity incidents with the potential to materially adversely affect the Company or its information systems. The Audit Committee regularly briefs the full Board on these matters.

OVERSIGHT OF ESG

We pursue our ESG goals through a concerted effort across the entire Coca-Cola system, which encompasses our Company and our approximately 225 bottling partners in more than 200 countries and territories. We aim to achieve our ambitious goals to drive system-wide change. The Board, through the ESG and Public Policy Committee, oversees the Company’s ESG strategies and initiatives, including the Company’s short- and long-term goals, and receives regular updates on priority ESG issues, including information on actions and progress toward goals. The Board and the ESG and Public Policy Committee also receive periodic reports from the Chief ESG Officer, and others as required, related to progress toward achieving the Company’s ESG goals. The Company publishes an annual Business & ESG Report to provide stakeholders with transparent information regarding our ESG programs and progress.

Management Development and Succession Planning

The Board believes that one of its primary responsibilities is to oversee the development and retention of senior talent and to ensure that an appropriate succession plan is in place for our CEO and other members of senior management. In 2021, the Board reconstituted the Committee on Directors and Corporate Governance to assume the responsibilities of the Management Development Committee in order to encourage holistic oversight of all aspects of the Company’s leadership development and succession planning.

The Committee on Directors and Corporate Governance, together with the CEO, regularly reviews senior management talent, including readiness to take on additional leadership roles and developmental opportunities needed to prepare senior leaders for greater responsibilities. In addition, the Committee on Directors and Corporate Governance regularly discusses recommendations and evaluations from the CEO as to potential successors to fill senior positions. The CEO also provides a regular review to the Committee on Directors and Corporate Governance assessing the members of the executive leadership team and his or her potential to succeed him. This review includes a discussion about development plans for senior leaders to help prepare them for future succession and contingency plans in the event the CEO is unable to serve for any reason (including death or disability). While the Committee on Directors and Corporate Governance has the primary responsibility to develop succession plans for the CEO position, it regularly reports to the Board and decisions are made at the Board level.

28	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

BOARD LEADERSHIP STRUCTURE

The Company’s governance framework provides the Board with the flexibility to select the appropriate leadership structure for the Company. In making determinations about the leadership structure, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareowners. The current leadership structure is comprised of a combined Chairman of the Board and CEO, a Lead Independent Director, Board committees led primarily by independent Directors and active engagement by all Directors. The Board believes that this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent Directors.

The Board believes that having one person serve as Chairman and CEO can provide certain synergies and efficiencies that enhance the functioning of the Board and, importantly, allow it to most effectively execute its role in overseeing business strategy. The Company’s business is complex, and its products are sold in more than 200 countries and territories around the world. Most of the Company’s products are manufactured and sold by independent bottling partners throughout the world. The CEO maintains strong, hands-on relationships with the leaders of bottlers and remains close to the many facets of the business existing in so many places in the world. Because the CEO is the Board member closest to this vast and complex business, he or she is best able to identify many of the business issues that require Board attention and, as Chairman, can best focus Directors’ attention on the most critical business matters. Further, in the Board’s experience, the combined role of Chairman and CEO allows for timely and unfiltered communication with the Board on these critical business issues. The Board also believes that there are benefits when the same person represents both the Company and the Board throughout the world with bottlers, customers, consumers and other stakeholders.

Having the flexibility to select the appropriate structure based on the specific needs of the business is critical. Consistent with the Board’s commitment to good corporate governance practices, at least one executive session of the non-employee Directors each year includes a review of the Board’s leadership structure and consideration of whether the position of Chairman of the Board should be held by the CEO.

All Directors play an active role in overseeing the Company’s business both at the Board and committee levels. As part of each regularly scheduled Board meeting, the non-employee Directors meet in executive sessions without the CEO present. These meetings allow non-employee Directors to discuss issues of importance to the Company, including the business and affairs of the Company as well as matters concerning management, without any members of management present.

CURRENT LEADERSHIP STRUCTURE

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Duties and Responsibilities

The duties and responsibilities of the Chairman of the Board, the Chief Executive Officer and the Lead Independent Director are described in the accompanying table below and are set forth in the Company’s By-Laws and Corporate Governance Guidelines.

CHAIRMAN OF THE BOARD
✓	Presides over meetings of the Board.
✓	Presides over meetings of shareowners.
✓	Consults and advises the Board and its committees on the business and affairs of the Company.
✓	Performs such other duties as may be assigned by the Board.

CHIEF EXECUTIVE OFFICER
✓	Oversees the affairs of the Company, subject to the overall direction and supervision of the Board and its committees and subject to such powers as reserved by the Board.

LEAD INDEPENDENT DIRECTOR
✓	Presides at all meetings of the Board at which the Chairman of the Board is not present, including all meetings of independent Directors and non-employee Directors.
✓	Encourages and facilitates active participation of all Directors.
✓	Serves as a liaison between the independent Directors and the Chairman of the Board on sensitive issues and otherwise when appropriate.
✓	Approves Board meeting materials for distribution to and consideration by the Board.
✓	Approves Board meeting agendas after conferring with the Chairman of the Board and other members of the Board, as appropriate, and may add agenda items at his or her discretion.
✓	Approves Board meeting schedules to assure that there is sufficient time for discussion of all agenda items.
✓	Has the authority to call meetings of the independent Directors.
✓	Leads the Board’s annual evaluation of the Chairman of the Board and CEO.
✓	Monitors and coordinates with management on corporate governance issues and developments.
✓	Available to advise the committee chairs in fulfilling their designated roles and responsibilities to the Board.
✓	Available for consultation and communication with shareowners where appropriate, upon reasonable request.
✓	Performs such other functions as the Board or other Directors may request.

30	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

BOARD AND COMMITTEE EVALUATION PROCESS

The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness. Under the leadership of the Lead Independent Director, the Committee on Directors and Corporate Governance oversees the Board’s annual evaluation process. The Committee on Directors and Corporate Governance periodically reviews the format of the evaluation process, including whether to utilize a third-party facilitator, to ensure that actionable feedback is solicited on the operation and effectiveness of the Board, Board committees and Director performance.

1	Evaluation Components

	Each committee conducts an annual self-evaluation	The Committee on Directors and Corporate Governance regularly discusses Board composition and effectiveness during its committee meetings.

Each Director evaluates the Board and the committees on which he or she serves, as well as each other Director

The Board conducts an annual self-evaluation

2	2021 Multi-Step Evaluation Process

	COMMITTEE SELF- EVALUATION	Each committee conducted a separate, closed self-evaluation session.

ONE-ON-ONE DISCUSSIONS WITH LEAD INDEPENDENT DIRECTOR

The Lead Independent Director conducted separate, one-on-one sessions with each Director to discuss feedback regarding:

●Board composition and structure
●Strategic and performance abilities
●Governance and organizational assessment
●Board interaction with management
●Meetings and materials
●Overall Board functioning and effectiveness

	BOARD CLOSED SESSION	The results of each of the committee’s self-evaluation, the Lead Independent Director sessions and other feedback were discussed by the Board in a closed self-evaluation session.

3	Incorporation of Feedback

Our multi-step evaluation process generates robust comments and discussion at all levels of the Board, including with respect to Board composition and processes. These evaluation results have led to changes designed to increase Board effectiveness and efficiency. For example, over the past few years, enhancements have been made regarding meeting materials and discussion topics, the structure of the Board, responsibilities of committees, committee and executive session discussions, committee reports to the Board, the Board evaluation process, the Director on-boarding process and providing Directors with more opportunities for continuing education and to have hands-on experiences with our business, senior leaders and emerging talent around the world.

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BOARD COMMITTEES

The Board has six standing committees: the Audit Committee, the Talent and Compensation Committee, the Committee on Directors and Corporate Governance, the Finance Committee, the ESG and Public Policy Committee and the Executive Committee. The Board has adopted a written charter for each of these committees, which is available on the Company’s website www.coca-colacompany.com, by clicking on “Investors”, then “Corporate Governance” and then “Documents.” Information about each committee is provided below. Membership of each committee is as of December 31, 2021.

Audit Committee
CHAIR	MEMBERS(1)			MEETINGS HELD IN 2021: 9 INDEPENDENCE(2) 4 out of 4	Additional information regarding the Audit Committee can be found beginning on page 84.

David B. Weinberg	Marc Bolland	Christopher C. Davis	Caroline J. Tsay

PRIMARY RESPONSIBILITIES

●	Represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company’s financial statements.
●	Oversees the Company’s compliance with legal and regulatory requirements, the Independent Auditors’ qualifications and independence, the performance of the Company’s internal audit function and the Independent Auditors, the Company’s ethical compliance programs, including the Company’s Codes of Business Conduct, and the Company’s quality and food safety programs, workplace and distribution safety programs and information technology security programs, including cybersecurity.
●	Oversees the Company’s ERM program and has direct oversight over certain risks within the ERM framework. Periodically receives reports on and discusses governance of the Company’s risk assessment and risk management processes and reviews significant risks and exposures identified to the Committee (whether financial, operating or otherwise), and management’s steps to address them.
(1)	Mr. Davis was appointed to the Committee effective April 21, 2021.
(2)	Each member who served on the Committee during 2021 is financially literate and met the independence requirements of the NYSE, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the Company’s Corporate Governance Guidelines. The Board designated each of Messrs. Weinberg and Davis as an “Audit Committee financial expert” during 2021.

Talent and Compensation Committee
CHAIR	MEMBERS(1)		MEETINGS HELD IN 2021: 7 INDEPENDENCE(2) 3 out of 3

Helene D. Gayle	Alexis M. Herman	Maria Elena Lagomasino

PRIMARY RESPONSIBILITIES

●	Oversees policies and strategies relating to talent, leadership and culture, including DEI.
●	Evaluates and approves compensation plans, policies and programs applicable primarily to the Company’s senior executive group, which includes all individuals subject to Section 16 of the 1934 Act.
●	Approves all equity awards to employees, including stock options, performance share units, restricted stock and restricted stock units.
●	Maintains sole authority to retain, terminate and approve fees and other terms of engagement of its compensation consultant and to obtain advice and assistance from internal or external legal, accounting or other advisors.
●	Considers shareowner viewpoints on compensation.
(1)	Mr. Davis served on the Committee until April 21, 2021.
(2)	Each member of the Committee meets the independence requirements of the NYSE, the Internal Revenue Code of 1986, as amended (the “Tax Code”) and the Company’s Corporate Governance Guidelines. In addition, each member is a “non-employee director” as defined by Rule 16b-3 under the 1934 Act.

32	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Committee on Directors and Corporate Governance
CHAIR	MEMBERS(1)				MEETINGS HELD IN 2021: 5 INDEPENDENCE(2) 5 out of 5

Maria Elena Lagomasino	Ana Botín	Barry Diller	Robert A. Kotick	David B. Weinberg

PRIMARY RESPONSIBILITIES

●	Considers and makes recommendations concerning Director nominees and the function and needs of the Board and its committees.
●	Regularly reviews the Company’s Corporate Governance Guidelines and provides oversight of the corporate governance affairs of the Board and the Company consistent with the long-term best interests of the Company and its shareowners.
●	Coordinates the annual Board, committee and Director evaluation process, which is led by the Lead Independent Director.
●	Considers shareowner viewpoints on corporate governance matters.
(1)	Mr. Kotick and Mr. Weinberg were appointed to the Committee effective April 21, 2021 in connection with the Committee assuming the responsibilities of the Management Development Committee. Mr. Kotick will serve on the Committee through the 2022 Annual Meeting.
(2)	Each member of the Committee meets the independence requirements of the NYSE and the Company’s Corporate Governance Guidelines.

Finance Committee
CHAIR	MEMBERS(1)				MEETINGS HELD IN 2021: 5 INDEPENDENCE 5 out of 5

Barry Diller	Herb Allen	Ana Botín	Christopher C. Davis	Robert A. Kotick

PRIMARY RESPONSIBILITIES

●	Helps the Board fulfill its responsibilities relating to oversight of the Company’s financial affairs, including reviewing and recommending to the Board the Company’s dividend policy, capital expenditures, debt and other financings, major strategic investments and other transactions.
●	Oversees the Company’s policies and procedures on risk management, hedging, swaps and other derivative transactions.
(1)	Mr. Herbert A. Allen served on the Committee until his retirement on August 18, 2021. Mr. Herb Allen was appointed to the Committee effective December 17, 2021. Mr. Kotick will serve on the Committee through the 2022 Annual Meeting.

ESG and Public Policy Committee
CHAIR	MEMBERS			MEETINGS HELD IN 2021: 4 INDEPENDENCE 4 out of 4

Alexis M. Herman	Marc Bolland	Helene D. Gayle	Caroline J. Tsay

PRIMARY RESPONSIBILITIES

●	Helps the Board fulfill its responsibilities relating to risks that concern certain environmental, social, legislative, regulatory and public policy matters, including sustainability, and other public issues of significance, which may affect the Company’s business, its shareowners, the broader stakeholder community or the general public.

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Executive Committee
CHAIR	MEMBERS(1)		MEETINGS HELD IN 2021: 0 INDEPENDENCE 2 out of 3

James Quincey	Barry Diller	Maria Elena Lagomasino

PRIMARY RESPONSIBILITIES

●	Authorized to exercise the power and authority of the Board between meetings, except the powers reserved for the Board or the shareowners under the Delaware General Corporation Law. If matters are delegated to the Executive Committee by the Board, the Committee may act at a meeting or by written consent in lieu of a meeting.
(1)	Mr. Herbert A. Allen served on the Committee until his retirement on August 18, 2021. Ms. Lagomasino was appointed to the Committee effective October 21, 2021.

MEETINGS AND ATTENDANCE

Regular meetings of the Board are held at such times as the Board may determine. Special meetings of the Board may be called by the Chairman, the Company’s Secretary or by a majority of the Directors by written request to the Secretary. Committee meetings can be called by the committee’s chair or by a majority of the committee members.

In 2021, the Board held five meetings, and committees of the Board held a total of 32 meetings (including two meetings of the former Management Development Committee). Overall attendance at such meetings was approximately 99%. Each Director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served during 2021.

34	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Shareowner Engagement

Our relationship with shareowners is an important part of our Company’s success. The Board and management believe they best execute their duties when they proactively listen to, seek to understand, and consider the opinions of our shareowners. We engage with our shareowners and the broader corporate governance community through a year-round engagement program, which is management-led and overseen by the Board. Our engagement program is designed to address questions and concerns, provide perspective on Company policies and practices, seek shareowner input and incorporate feedback, as appropriate.

Who We Engage We engage with a wide range of constituents, including: ●Institutional shareowners ●Retail shareowners ●Proxy advisory firms ●ESG rating firms ●Regulators ●ESG thought leaders

WHO IS INVOLVED IN ENGAGEMENT
Our engagement program involves:

●Where appropriate, the Lead Independent Director and other Board members
●The CEO and other members of senior management
●Employees from many different functions of the Company, including investor relations, legal, executive compensation, public policy, government affairs and sustainability teams

How We Engage
We pursue multiple avenues for engagement, including:

●In-person and virtual meetings
●Quarterly investor calls and other investor conferences and presentations
●Company-hosted presentations on ESG issues
●Participation in corporate governance organizations and other associations that provide valuable opportunities to convene with a variety of investors, peer companies, policy makers and other interested parties in promoting knowledge and positive dialogue around corporate governance policy and practices. These organizations and associations include, among others, the Council of Institutional Investors; Harvard Corporate Governance Roundtable; Investor Stewardship Group; Stanford Institutional Investors’ Forum; Millstein Center for Global Markets and Corporate Ownership; and National Association of Corporate Directors
●Publication of a quarterly shareowner newsletter

TOPICS OF ENGAGEMENT
Our interactions cover a broad range of business topics, including ESG; Board composition and structure; executive compensation; business strategy; performance and execution; sustainability; DEI; human capital management; and Company culture.

In 2021, we engaged with shareowners collectively representing a majority of our Common Stock. Below is a selected sample of our engagements with shareowners and the broader corporate governance community.
2021 Communication and Engagement Highlights
FEB ●4th Quarter and Full Year 2020 Earnings ●Publication of 2020 Form 10-K ●CAGNY Conference
MAR ●Publication of 2021 Proxy Statement ●Council of Institutional Investors Conference ●Deloitte Board Symposium ●Harvard Corporate Governance Roundtable
APR ●1st Quarter Earnings ●Publication of 2021 Business & ESG Report ●2021 Annual Meeting of Shareowners
JUN
●Bernstein Strategic Decisions Conference
●Goldman Sachs Global Consumer ESG Conference
●Deutsche Bank Global Consumer Conference
●Stanford Institutional Investors’ Forum
●KPMG Board Leadership Center

JUL ●2nd Quarter Earnings
SEP ●Barclays Global Consumer Staples Conference ●Council of Institutional Investors Conference

OCT
●3rd Quarter Earnings
●Fall Engagement Summit with Institutional Investors
●Millstein Center for Global Markets and Corporate Ownership Forum
●Interfaith Center on Corporate Responsibility Engagement
YEAR-ROUND
Shareowners can direct communications to individual Directors or the entire Board. Communications can be addressed to Directors in care of the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301 or by email to asktheboard@coca-cola.com.
NOV ●Coca-Cola ESG Investor Presentation ●Harvard Corporate Governance Roundtable ●Stanford Institutional Investors’ Forum
DEC ●Redburn CEO Conference

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Additional Governance Matters

PUBLIC POLICY ENGAGEMENT

We participate openly and transparently on public policy issues related to our industry and business priorities, our more than 700,000 Coca-Cola system associates, customers, consumers, shareowners, and the communities we serve.

The ESG and Public Policy Committee provides oversight of the Company’s public policy agenda, political contributions and lobbying. The Company complies with applicable laws and regulations with respect to our participation in the political process, and we regularly review our policies and practices to enhance transparency and governance. The Company was recognized as a “Trendsetter” in the 2021 CPA-Zicklin Index of Corporate Political Disclosure and Accountability. Additional information about our public policy engagement is available on the Company’s website at www.coca-colacompany.com, by clicking on “Investors,” then “Corporate Governance” and then “Political Engagement Policy.”

SPECIAL MEETING OF SHAREOWNERS

Our By-Laws provide that a special meeting of shareowners may be called by the Chairman of the Board, the CEO, a majority of our Board or the Secretary, if appropriately requested by a person (or group of persons) beneficially owning at least a 25% “net long position” of the Company’s Common Stock. A shareowner’s “net long position” is generally defined as the amount of Common Stock in which the shareowner holds a positive (also known as “long”) economic interest, reduced by the amount of Common Stock in which the shareowner holds a negative (also known as “short”) economic interest.

ANTI-HEDGING, ANTI-SHORT SALE AND ANTI-PLEDGING POLICIES

The Company’s insider trading policy prohibits our Directors, executive officers and those employees, independent contractors and consultants who are from time to time added to the Company’s restricted trading list (collectively, the “Insiders”) from (i) purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of Company securities (including prepaid variable forward contracts, equity swaps, zero-cost collars and exchange funds), that were either granted as part of the individual’s compensation or that the individual holds directly or indirectly, or (ii) engaging in any short sales of Company securities. These prohibitions also extend to any family member of our Insiders who share the same household with them and any other individual or entity whose securities trading decisions are influenced or controlled by any of our Insiders (collectively, the “Related Insiders”). Our policy also prohibits our Directors and executive officers and their Related Insiders from pledging Company Common Stock as collateral for a loan, holding Company Common Stock on margin or borrowing against Company Common Stock held in a margin account. Employees of the Company who are not Insiders or Related Insiders are permitted, but discouraged, from entering into hedging transactions or engaging in short sales involving Company securities or pledging Company Common Stock.

CODES OF BUSINESS CONDUCT

The Company has adopted a Code of Business Conduct for Non-Employee Directors, as well as a Code of Business Conduct that is applicable to the Company’s employees, including the Named Executive Officers. Our associates, bottling partners, suppliers, customers and consumers can ask questions about our Code and other ethics and compliance issues, or report potential violations, through EthicsLine, a global internet and telephone information and reporting service. The Codes of Business Conduct and information about EthicsLine are available on the Company’s website at www.coca-colacompany.com, by clicking on “Investors,” then “Corporate Governance” and then “Code of Conduct.” In the event the Company amends or waives any of the provisions of the Code of Business Conduct applicable to our principal executive officer, principal financial officer, principal accounting officer or controller that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K under the 1934 Act, the Company intends to disclose these actions on the Company’s website.

VIEW THE COMPANY’S GOVERNANCE MATERIALS

You can view the Company’s governance materials, including the Certificate of Incorporation, By-Laws, Corporate Governance Guidelines and Board committee charters on the Company’s website, www.coca-colacompany.com, by clicking on “Investors,” then “Corporate Governance” and then “Documents.” Instructions on how to obtain copies of these materials are included in the response to question 26, on page 105.

36	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

COMMUNICATE WITH THE BOARD

The Board has established a process to facilitate communication by shareowners and other interested parties with Directors.

Communications can be addressed to Directors in care of the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301 or by email to asktheboard@coca-cola.com.

Communications may be distributed to all Directors, or to any individual Director, as appropriate. At the direction of the Board, all mail received may be opened and screened for security purposes. In addition, items that are unrelated to the duties and responsibilities of the Board will not be distributed. Such items include, but are not limited to:

●spam ●junk mail and mass mailings ●product complaints or inquiries	●new product suggestions ●resumes and other forms of job inquiries	●surveys ●business solicitations or advertisements

In addition, material that is trivial, obscene, unduly hostile, threatening or illegal or similarly unsuitable items will be excluded; however, any communication that is excluded will be made available to any independent, non-employee Director upon request.

To help answer many of the questions we receive about our Company and our products, we offer detailed information about common areas of interest on the “FAQs” page of our website, www.coca-colacompany.com/faqs.

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Director Compensation

The Committee on Directors and Corporate Governance is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to Directors for Board, Lead Independent Director, committee and committee chair service. Director compensation is provided under The Coca-Cola Company Directors’ Plan (the “Directors’ Plan”). Directors who also serve as employees of the Company do not receive payment for service as Directors.

In making non-employee Director compensation recommendations, the Committee on Directors and Corporate Governance takes various factors into consideration, including, but not limited to, the responsibilities of Directors generally, as well as committee chairs, and the form and amount of compensation paid to directors by comparable companies. The Board reviews the recommendations of the Committee on Directors and Corporate Governance and determines the form and amount of Director compensation.

Under the Committee on Directors and Corporate Governance charter, the Committee is authorized to engage consultants or advisors in connection with its review and analysis of Director compensation. In 2019, the Committee on Directors and Corporate Governance engaged Willis Towers Watson as an independent consultant to evaluate the competitiveness of the Company’s Director compensation program and, based on the results of the competitive analysis provided, certain increases were made effective January 1, 2020. In light of this increase, the Committee did not recommend, and the Board did not make, any adjustments to the Director compensation program in 2021.

2021 ANNUAL DIRECTOR COMPENSATION

ANNUAL CASH RETAINER	$90,000

Cash retainers are paid on a quarterly basis. Under the Directors’ Plan, non-employee Directors have the option of deferring all or a portion of their cash compensation into share units that are paid out in cash after leaving the Board.

The $200,000 annual equity retainer is credited in deferred share units. The number of share units awarded is equal to the number of shares of Common Stock that could be purchased on the open market for $200,000 on April 1. Share units do not have voting rights but are credited with hypothetical dividends that are reinvested in additional units to the extent dividends on Common Stock are received by shareowners. Share units are paid out in cash on the later of (i) January 15 of the year following the year in which the Director leaves the Board and (ii) six months after the Director leaves the Board. Directors may elect to take their payout in a lump sum or in up to five annual installments.

Directors do not receive fees for attending Board or committee meetings. Directors who serve on committees (other than as chair) do not receive additional compensation for committee service. Non-employee Directors are reimbursed for reasonable expenses incurred in connection with Board-related activities.

ANNUAL EQUITY RETAINER	$200,000
ADDITIONAL COMPENSATION
Lead Independent Director	$30,000
Chair of Audit Committee	$30,000
Chair of Talent and Compensation Committee	$25,000
Chairs of all other Committees	$20,000

HIGHLIGHTS OF DIRECTOR COMPENSATION PROGRAM

●Emphasis on Equity: Aligns the majority of Directors’ compensation with shareowner interests because the value of share units fluctuates up or down depending on the price of our Common Stock.
●Long-Term Focus: Focuses on the long term, because share units are not paid until after the Director leaves the Board.
●Market Competitive: In line with peers and equitable based on the work required of Directors serving at an entity of the Company’s size and scope.
●No Fees: No fees are paid for Board or committee meeting attendance.
●Stock Ownership Requirements: Since share units are not paid out until after the Director leaves the Board, all Directors hold their annual equity retainers until after retirement from Board service. As a result, after only 3 years of service, all Directors maintain an equity ownership level of at least five times the annual cash retainer.

38	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

The following table details the total compensation of the Company’s non-employee Directors for the year ended December 31, 2021.

2021 DIRECTOR COMPENSATION TABLE

Name(1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Herbert A. Allen(2)	$75,500	$119,262	$0	$0	$0	$2,332	$197,094
Herb Allen(3)	0	0	0	0	0	168	168
Marc Bolland	90,000	200,000	0	0	0	319	290,319
Ana Botín	90,000	200,000	0	0	0	319	290,319
Christopher C. Davis	90,000	200,000	0	0	0	2,766	292,766
Barry Diller	110,000	200,000	0	0	0	1,054	311,054
Helene D. Gayle	115,000	200,000	0	0	0	419	315,419
Alexis M. Herman	110,000	200,000	0	0	0	29,134	339,134
Robert A. Kotick(4)	90,000	200,000	0	0	0	319	290,319
Maria Elena Lagomasino	140,000	200,000	0	0	0	5,433	345,433
Caroline J. Tsay	90,000	200,000	0	0	0	1,264	291,264
David B. Weinberg	120,000	200,000	0	0	0	319	320,319
(1)	Mr. Quincey is a Company employee and therefore receives no compensation under the Directors’ Plan.
(2)	Mr. Herbert A. Allen retired from the Board effective August 18, 2021. Therefore, the information above reflects his service on the Board through his retirement date.
(3)	Mr. Herb Allen joined the Board on December 17, 2021 after all regularly-scheduled Board meetings for 2021 were completed. Therefore, he received no compensation under the Directors’ Plan for 2021.
(4)	Mr. Kotick is not standing for reelection at the 2022 Annual Meeting.

Fees Earned or Paid in Cash (Column (b))

The amounts reported in the Fees Earned or Paid in Cash column reflect the cash fees earned by each non-employee Director in 2021, whether or not such fees were deferred. In addition to the $90,000 annual cash fees (or a prorated portion thereof): (i) Mr. Weinberg received an additional $30,000 for service as Audit Committee Chair; (ii) Ms. Gayle received an additional $25,000 for service as Talent and Compensation Committee Chair; and (iii) each of Mses. Herman and Lagomasino and Mr. Diller received an additional $20,000 for service as a chair of other committees. Mr. Herbert A. Allen received an additional $8,000 for service as the Management Development Committee Chair, prorated for the portion of the year served, until the Committee on Directors and Corporate Governance was reconstituted and assumed the responsibilities of the Management Development Committee. Ms. Lagomasino also received an additional $30,000 for service as Lead Independent Director.

The table below shows the non-employee Directors who deferred any portion of their 2021 cash compensation into share units. The number of share units is equal to the number of shares of Common Stock that could be purchased for the deferred amount based on the average of the high and low prices of a share of Common Stock on April 1, 2021.

Director	Elective Deferral in Share Units
Ms. Botín	1,278
Mr. Davis	1,704
Mr. Diller	2,082
Mr. Kotick	1,704
Ms. Lagomasino	2,651
Ms. Tsay	170
Mr. Weinberg	2,272

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Stock Awards (Column (c))

The amounts reported in the Stock Awards column reflect the grant date fair value associated with each non-employee Director’s share units that are required to be deferred under the Directors’ Plan, calculated in accordance with the provisions of the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation–Stock Compensation (“ASC Topic 718”).

The table below shows the number of outstanding share units held by each non-employee Director as of December 31, 2021.

Director	Outstanding Share Units as of 12/31/2021
Mr. Herbert A. Allen(1)	117,126
Mr. Herb Allen(2)	0
Mr. Bolland	35,785
Ms. Botín	55,495
Mr. Davis	22,920
Mr. Diller	168,452
Ms. Gayle	47,727
Ms. Herman	73,965
Mr. Kotick	67,768
Ms. Lagomasino	90,151
Ms. Tsay	18,258
Mr. Weinberg	46,102
(1)	The number of share units reported for Mr. Herbert A. Allen represents a prorated number of share units due to his retirement.
(2)	Mr. Herb Allen joined the Board on December 17, 2021 after all regularly scheduled Board meetings for 2021 were completed. Therefore, he received no compensation under the Directors’ Plan for 2021.

All Other Compensation (Column (g))

The amounts reported in the All Other Compensation column reflect, where applicable, Company matching gifts to nonprofit organizations and other charitable contributions, premiums for life insurance (including accidental death and dismemberment and business travel accident coverage), the costs of Company products provided to Directors without charge, gifts provided to Directors by the Company. In addition, infrequently, spouses and guests of Directors may travel on Company aircraft for personal reasons when the aircraft is already going to a specific destination for a business reason, which has minimal incremental cost to the Company. When this occurs, a nominal amount is included in the All Other Compensation column. In addition, income is imputed to the Director for income tax purposes, and the Director is not provided a tax reimbursement.

Further described below are the amounts reflected in the All Other Compensation column that are required by SEC rules to be separately identified for 2021. None of the non-employee Directors received an aggregate of $10,000 or more of perquisites or other personal benefits from the Company in 2021. The total cost incurred by the Company in 2021 for products provided to non-employee directors was $17,320.

CHARITABLE CONTRIBUTIONS

The Directors are eligible to participate in the Company’s matching gifts program, which is the same program available to all U.S.-based employees and retirees. In 2021, this program matched up to $10,000 of charitable contributions on a two-for-one basis to tax-exempt arts, cultural, environmental and educational organizations. The total cost of matching contributions on behalf of the non-employee Directors for 2021 under the Company’s matching gifts program was $20,000, to match certain charitable contributions made by Ms. Herman.

INSURANCE PREMIUMS

For Mr. Diller, who elected coverage prior to 2006, the Company provides life insurance coverage, which includes $30,000 term life insurance and $100,000 group accidental death and dismemberment insurance. This coverage was discontinued in 2006 for all other Directors. The Company cost for this insurance in 2021 was $735.

Business travel accident insurance coverage of $200,000 is provided to all non-employee Directors while traveling on Company business, at a Company cost of $3.45 per Director per year.

40	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Director Independence and Related Person Transactions

INDEPENDENCE STANDARDS

Under the NYSE listing standards and the Company’s Corporate Governance Guidelines, the Board must consist of a majority of independent Directors. In making independence determinations, the Board observes NYSE and SEC criteria and considers all relevant facts and circumstances. To be considered independent for these purposes, the Director must (i) meet the bright-line independence standards under the NYSE listing standards, and (ii) the Board must affirmatively determine that the Director otherwise has no material relationship with the Company directly, or as an officer, shareowner or partner of an organization that has a relationship with the Company.

To aid in the Director independence assessment process, the Board has adopted categorical standards that identify categories of relationships that the Board has determined would not affect a Director’s independence. These categorical standards, which are part of the Company’s Corporate Governance Guidelines, specify that the following will not be considered material relationships that would impair a Director’s independence:

Immaterial Sales/Purchases

The Director is an executive officer or employee or any member of his or her immediate family is an executive officer of any other organization that does business with the Company and the annual sales to, or purchases from, the Company are less than $1 million or 1% of the consolidated gross revenues of such organization, whichever is more.

Immaterial Indebtedness

The Director or any member of his or her immediate family is an executive officer of any other organization which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than $1 million or 1% of the total consolidated assets of the organization on which the Director or any member of his or her immediate family serves as an executive officer, whichever is more.

Immaterial Position

The Director is a director or trustee, but not an executive officer, or any member of his or her immediate family is a director, trustee or employee, but not an executive officer, of any other organization (other than the Company’s outside auditing firm) that does business with, or receives donations from, the Company.

Immaterial Ownership	The Director or any member of his or her immediate family holds a less than 10% interest in any other organization that has a relationship with the Company.
Immaterial Nonprofit Relationship

The Director or any member of his or her immediate family serves as an executive officer of a charitable or educational organization which receives contributions from the Company in a single fiscal year of less than $1 million or 2% of that organization’s consolidated gross revenues, whichever is more.

INDEPENDENCE ASSESSMENT

The Board, through its Committee on Directors and Corporate Governance, annually reviews all relevant business relationships any Director nominee and any person who served as a Director during 2021 may have with the Company. As a result of its annual review, the Board has determined that none of the following Director nominees has a material relationship with the Company and, as a result, such Director nominees are independent: Herb Allen, Marc Bolland, Ana Botín, Christopher C. Davis, Barry Diller, Helene D. Gayle, Alexis M. Herman, Maria Elena Lagomasino, Caroline J. Tsay and David B. Weinberg. In addition, the Board determined that Robert A. Kotick, who will serve as a Director through the 2022 Annual Meeting, is independent. None of the Directors who were determined to be independent had any relationships that were outside the categorical standards identified above.

James Quincey has served as the Company’s CEO since May 1, 2017, and therefore is not an independent Director. Even though Herbert A. Allen, who served as a Director for a portion of 2021, was not determined to be independent, he contributed greatly to the Board and the Company through his wealth of experience, expertise and judgment.

All of the Directors who serve as members of the Audit Committee, Talent and Compensation Committee and Committee on Directors and Corporate Governance are independent under our independence standards, the applicable rules of the SEC and the NYSE listing standards. All members of the Audit Committee and the Talent and Compensation Committee are also compliant with the enhanced independence requirements for audit committee members and compensation committee members, respectively.

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The table below summarizes the relationships that were considered in connection with the independence determinations. None of the transactions described below were considered material relationships that impacted the applicable Director’s independence.

Director	Categorical Standard	Description of Relationship
Herb Allen	Immaterial Sales/Purchases

The Board examined the Company’s relationship with Allen & Company LLC (“ACL”), where Herb Allen, one of our Directors, is President. The Board determined that the relationship was not material since (i) the amount paid under the financial advisory engagement agreement entered into in the ordinary course of business was less than $1 million; and (ii) the Company has had a relationship with ACL for many years prior to Mr. Allen’s service as a Director of the Company.

Ana Botín	Immaterial Sales/Purchases and Immaterial Indebtedness

The Board examined the Company’s relationship with Banco Santander, S.A. (“Banco Santander”) where Ana Botín, one of our Directors, is Executive Chair. The Board determined that the relationship was not material since (i) the amounts involved were less than 1% of the consolidated gross revenues and 1% of the total consolidated assets of Banco Santander; (ii) the Company’s investment of excess cash with Banco Santander, primarily in time deposits which provided market rate returns, is part of the Company’s overall cash management and investment strategy which includes banks other than Banco Santander; (iii) the Company’s payments and proposed payments to Banco Santander relate to underwriting services and/or banking fees, all in the ordinary course of business; and (iv) the Company has had a relationship with Banco Santander and its banking subsidiaries for many years prior to Ms. Botín’s service as a Director of the Company.

Robert A. Kotick	Immaterial Sales/Purchases

The Board examined the Company’s relationship with Activision Blizzard, Inc. and its subsidiaries (“Activision”) where Robert A. Kotick, one of our Directors, is Chief Executive Officer and a Director. The Board determined that the relationship was not material since (i) the amounts payable under sponsorship agreements entered into in the ordinary course of business represent less than 1% of the consolidated gross revenues of Activision; and (ii) the Company has had a relationship with Activision prior to Mr. Kotick’s service as a Director of the Company.

RELATED PERSON TRANSACTIONS

The Board has adopted a written policy for the review of certain related person transactions between any Director, Director nominee, executive officer, any beneficial owner of more than 5% of the Company’s Common Stock and any immediate family member of any of the foregoing (collectively, the “Related Persons”) and the Company. For purposes of this policy, a “related person transaction” includes, subject to certain exceptions, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company or any subsidiary is a participant; (ii) the amount involved exceeds $120,000 in any fiscal year; and (iii) any Related Person has or will have a direct or indirect material interest.

The policy is administered by the Committee on Directors and Corporate Governance, which will approve only those transactions that are, in its judgment, appropriate or desirable under the circumstances. In approving a transaction, the Committee on Directors and Corporate Governance may impose conditions it deems appropriate in its discretion. In determining whether or not to approve a related person transaction, the Committee on Directors and Corporate Governance considers among other factors it deems appropriate:

●	The business purpose of and the potential benefits to the Company of the transaction;
●	The nature and extent of the Related Person’s interest in the transaction;
●	The approximate dollar value of the amount involved in the transaction;
●	Whether the transaction was undertaken in the ordinary course of the Company’s business;
●	Whether the terms of the transaction are fair to the Company and on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
●	The availability of other sources for comparable products or services;
●	Whether the transaction would impair the independence of a non-employee Director; and
●	Whether the transaction would present an improper conflict of interest for any Director, Director nominee or executive officer, taking into account the size of the transaction, the overall financial position of the applicable Related Person, the direct or indirect nature of the applicable Related Person, the ongoing nature of any proposed relationship and any other relevant factors.

42	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

No Director may participate in the discussion or approval of a transaction in which that Director, or an immediate family member, has a direct or indirect interest.

Many transactions that constitute related person transactions are ongoing, and some of those transactions predate the Related Person’s relationship with the Company. When such transactions are ongoing, the Committee on Directors and Corporate Governance will annually review the transactions and determine if it is in the best interests of the Company and its shareowners to continue, modify or terminate any related person transaction.

Since January 1, 2021, there has not been, nor is there currently proposed, any related person transaction in which the Company or any of its subsidiaries was a participant, the amount involved exceeded or will exceed $120,000 and in which any Related Person had or will have a direct or indirect material interest.

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6	Share Ownership

Directors and Executive Officers

The following table sets forth information regarding beneficial ownership of Common Stock by each Director, each individual named in the 2021 Summary Compensation Table on page 67, and our Directors and executive officers as a group, all as of February 25, 2022. Unless otherwise noted, voting power and investment power in Common Stock are exercisable solely by the named person.

Name	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares(1)	Additional Information
Herb Allen	19,249,244	*	Includes 65,854 shares held by Allen & Company LLC, 6,000,000 shares held by Allen & Company Incorporated over which Mr. Allen has sole voting power, 13,000,000 shares held by two family members over which Mr. Allen has sole voting power, 780 shares held by a family trust of which Mr. Allen is one of two trustees and 20,000 shares held by a foundation of which Mr. Allen is one of two directors.
Marc Bolland	10,000	*	Does not include 35,785 share units deferred under the Directors’ Plan, which are settled in cash.
Ana Botín	2,500	*	Shares held by a Spanish limited company of which Ms. Botín and her husband are the indirect beneficial owners. Does not include 55,495 share units deferred under the Directors’ Plan, which are settled in cash.
Christopher C. Davis	20,000	*	Does not include 22,920 share units deferred under the Directors’ Plan, which are settled in cash.
Barry Diller	4,000,000	*	Held by a trust of which Mr. Diller is sole trustee and beneficiary. Does not include 168,452 share units deferred under the Directors’ Plan, which are settled in cash.
Helene D. Gayle	3,000	*	Does not include 47,727 share units deferred under the Directors’ Plan, which are settled in cash.
Alexis M. Herman	2,000	*	Does not include 73,965 share units deferred under the Directors’ Plan, which are settled in cash.
Robert A. Kotick	70,000	*	Does not include 67,768 share units deferred under the Directors’ Plan, which are settled in cash.
Maria Elena Lagomasino	23,631	*	Does not include 90,151 share units deferred under the Directors’ Plan, which are settled in cash.
Caroline J. Tsay	1,104	*	Does not include 18,258 share units deferred under the Directors’ Plan, which are settled in cash.

44	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Name	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares(1)	Additional Information
David B. Weinberg	9,387,285	*	Includes 776,930 shares held by family members over which Mr. Weinberg has sole dispositive power and 152,930 shares held by an estate trust of a deceased family member, of which Mr. Weinberg is one of three trustees and is a contingent remainder beneficiary but over which he also has sole dispositive power. Also includes 1,256,738 shares held by a marital trust of a deceased family member, of which Mr. Weinberg is one of three trustees and contingent remainder beneficiaries but over which he also has sole dispositive power, and 3,000,000 shares held by three family trusts, of which Mr. Weinberg is a current or contingent remainder beneficiary and one of three trustees but over which he also has sole dispositive power. Also includes 12,000 shares held by a family trust, of which Mr. Weinberg is neither a trustee nor a beneficiary but over which he has sole dispositive power. Also includes 3,540,000 shares held by two family limited partnerships, over which Mr. Weinberg has sole investment control and shares beneficial ownership interest. Also includes 115,852 shares held by two foundations, over which Mr. Weinberg shares investment power with other family members but over which he also has sole dispositive power, and 177,621 shares held by two foundations, over which other family members have investment power but over which Mr. Weinberg also has sole dispositive power. Does not include 46,102 share units deferred under the Directors’ Plan, which are settled in cash.
James Quincey	2,807,502	*	Includes 44,678 shares held by a family member, 200 shares of restricted stock, 5,356 shares credited to Mr. Quincey under The Coca-Cola Company 401(k) Plan (the “401(k) Plan”) and 2,373,731 shares that may be acquired upon the exercise of options which are presently exercisable or that will become exercisable on or before April 26, 2022. Does not include 15,396 share units credited under The Coca-Cola Company Supplemental 401(k) Plan (the “Supplemental 401(k) Plan”), which are settled in cash post employment.
John Murphy	1,064,041	*	Includes 2,407 shares held by a family member, 200 shares of restricted stock, 266 shares credited to Mr. Murphy under the 401(k) Plan and 878,125 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 26, 2022. Does not include 593 share units credited under the Supplemental 401(k) Plan, which are settled in cash post employment.
Manuel Arroyo	289,284	*	Includes 252,813 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 26, 2022.
Alfredo Rivera	694,686	*

Includes 113 shares credited to Mr. Rivera under the 401(k) Plan and 632,573 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 26, 2022. Does not include 318 share units credited under the Supplemental 401(k) Plan, which are settled in cash post employment.

Brian J. Smith	1,511,631	*

Includes 200 shares of restricted stock, 39,843 shares credited to Mr. Smith under the 401(k) Plan, and 1,355,620 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 26, 2022. Does not include 19,752 share units credited under the Supplemental 401(k) Plan, which are settled in cash post employment.

Bradley M. Gayton	385	*	Shares credited to Mr. Gayton under the 401(k) Plan.
All Directors and executive officers as a group (25 persons)	42,735,139	*	Includes 800 shares of restricted stock, 97,785 shares credited under the 401(k) Plan and 8,389,517 shares that may be acquired upon the exercise of options, which are presently exercisable or that will become exercisable on or before April 26, 2022. Does not include 64,218 share units credited under the Supplemental 401(k) Plan and 626,623 share units deferred under the Directors’ Plan, all of which will be settled in cash. Also does not include 7,489 unvested restricted stock units, which will be settled in shares upon vesting.
*	Less than 1% of outstanding shares of Common Stock.
(1)	Share units credited under the Directors’ Plan and the Supplemental 401(k) Plan are not included as outstanding shares in calculating these percentages. Unvested restricted stock units, which will be settled in shares upon vesting, also are not included.

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Principal Shareowners

Set forth in the table below is information about the number of shares held by persons we know to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Name and Address	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares(4)
Berkshire Hathaway Inc.(1)	400,000,000	9.23%
3555 Farnam Street
Omaha, Nebraska 68131
The Vanguard Group(2)	342,258,418	7.90%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
BlackRock, Inc.(3)	279,741,946	6.45%
55 East 52nd Street
New York, New York 10055
(1)	Berkshire Hathaway Inc., a diversified holding company, has informed the Company that, as of December 31, 2021, it held an aggregate of 400,000,000 shares of Common Stock through subsidiaries.
(2)

The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2022, reporting beneficial ownership as of December 31, 2021. The Vanguard Group reported that it has sole dispositive power with respect to 326,297,815 shares of Common Stock, shared voting power with respect to 6,352,751 shares of Common Stock, shared dispositive power with respect to 15,960,603 shares of Common Stock and no sole voting power.

(3)

The information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 1, 2022, reporting beneficial ownership as of December 31, 2021. BlackRock, Inc. reported that it has sole voting power with respect to 243,228,238 shares of Common Stock, sole dispositive power with respect to 279,741,946 shares of Common Stock and no shared voting or dispositive power.

(4)

The ownership percentages set forth in this column are based on the assumption that each of the principal shareowners continued to own the number of shares reflected in the table above on February 25, 2022.

46	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

7	Compensation

ITEM
2	Advisory Vote to Approve Executive Compensation	The Board of Directors recommends a vote FOR the advisory vote to approve executive compensation.
What am I voting on?

Shareowners are being asked to approve, on an advisory basis, the compensation of the Named Executive Officers as described in the Compensation Discussion and Analysis beginning on page 50 and the Compensation Tables beginning on page 67.

In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis and the Compensation Tables. The Talent and Compensation Committee has made several key enhancements in recent years to our compensation programs in order to continue to improve the alignment between compensation designs and outcomes and the Company’s business and talent strategies, as well as the long-term interests of our shareowners.

The Board recommends that shareowners vote FOR the following resolution:

“RESOLVED, that the shareowners approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the Compensation Tables and the related narrative disclosure.”

The Talent and Compensation Committee takes very seriously its role in the governance of the Company’s compensation programs and values thoughtful input from shareowners. Because your vote is advisory, it will not be binding upon the Board. However, the Board values shareowners’ opinions, and the Talent and Compensation Committee will consider the outcome of the advisory vote when considering future executive compensation decisions. The Board has adopted a policy of providing for annual advisory votes from shareowners on executive compensation. The next such vote will occur at the 2023 Annual Meeting of Shareowners.

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Message from the Talent and
Compensation Committee

2021 was a pivotal year as the Company executed its strategic transformation to emerge stronger from the pandemic. The Talent and Compensation Committee is committed to ensuring the Company’s compensation programs continue to support and drive growth for the Company and its shareowners.

2021 HIGHLIGHTS

2021 Target Setting for Performance Measures

We maintained our compensation programs in 2021 and did not make changes to the design of our annual incentive or long-term incentive programs. We also recognized the need to retain flexibility to make responsive decisions as we continued to navigate through prolonged uncertainty driven by the COVID-19 pandemic. Consistent with prior years, in February 2021, we set targets for the majority of the performance measures that were informed by our long-term growth plan. However, we recognized that net operating revenues for the annual incentive award were especially susceptible to the volatility of the pandemic recovery, and therefore, we delayed setting that target until April 2021 to allow more time to understand how the business could be impacted throughout the year and to better determine a reliable target that would drive motivation and engagement. We ultimately set our target for net operating revenues in line with the top end of the Company’s external guidance provided in February and April 2021.

2021 Emerging Stronger Performance Share Unit Award

As discussed in the Compensation Discussion and Analysis section in our prior year proxy statement, in February 2021, we approved a one-time “emerging stronger” performance share unit (“PSU”) award to approximately 1,000 employees, including the Named Executive Officers. This award was granted to motivate and reward employees to continue to drive Company performance, emerge stronger from the pandemic and accelerate the Company’s transition to become a networked global organization. The ultimate value of this award is contingent upon the achievement of an earnings per share performance target over a two-year performance period, which was derived from our long-term growth plan. The award also includes a relative total shareowner return (“TSR”) modifier.

2021 Incentive Awards

Despite the asynchronous recovery across the globe, our people and our business showed resilience and the ability to manage through the dynamic and volatile operating environment, outperforming our annual net operating revenue and operating income performance targets. This resulted in a maximum payout of 200% under our annual incentive plan for our executives. In addition, under our 2019-2021 PSU program, we outperformed our three-year earnings per share and free cash flow performance targets. While this strong performance resulted in an initial payout calculation of 132%, our TSR performance relative to our peer group during the performance period was below the 25th percentile. As a result, the PSU payout was decreased by the relative TSR modifier of 25% to arrive at a final payout of 99% for our executives. The relative TSR feature is consistent with our pay-for-performance philosophy and seeks to better align the outcomes between executive rewards and our shareowners.

As a Committee, we recognize that our senior leaders drove our business results by executing the Company’s transformation agenda. This included setting the Company on a path to be more efficient and effective in marketing, as well as balancing discipline and experimentation to drive sustainable innovation. The Company’s operating units are combining the power of scale with the deep knowledge required to win locally, while global marketing category leadership teams are building an engine to drive durable innovation, which can be amplified globally for years to come. Additionally, despite global supply chain challenges in much of 2021, the Coca-Cola system demonstrated its significant experience dealing with such challenges and that it is uniquely positioned to leverage strong capabilities to help mitigate the impacts associated with such challenges.

48	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Talent, Leadership and Culture

The Company undertook a significant reorganization to transition to a networked organization in order to accelerate growth and enable the Company to emerge stronger from the COVID-19 pandemic. We supported the Company as it developed and executed several talent, leadership and culture initiatives to enable the new organization including the following:

●Built enterprise capabilities: The Company renewed its focus on learning and capability, particularly investing in critical future-focused areas and enterprise and functional capabilities.
●Enabled the new global network: The Company placed significant emphasis on leadership coaching, team integrations and onboarding to enable employees and leaders to be successful in the new network.

●Focused on succession planning: To help ensure continued success into the future, the Company prioritized succession planning for roles with the most significant impact and influence on the organization.
●Strengthened talent analytics: The Company strengthened its assessment and feedback programs to provide more robust data and insights so that leadership can make more objective and data-based decisions as it relates to recruitment, leadership development and training programs.

Diversity, Equity and Inclusion
Throughout 2021, we continued to support the Company’s diversity, equity and inclusion efforts both in the workplace and in communities including the following:

●Adopted three long-term ambitions: These serve as guiding principles to our work: (1) we aspire for our Diverse workforce to mirror the markets we serve; (2) we strive for Equity for all people; and (3) we celebrate uniqueness and create an Inclusive environment.
●Announced 2030 representation goals: Be 50% led by women globally and mirror U.S. census data for race and ethnicity at all job levels of our Company in the United States. All operating units developed representation goals that align with their market aspirations using the Company’s DEI strategy and our social justice framework for action – listen, lead, invest and advocate.

●Highlighted our representation progress: Disclosed our representation of women globally and ethnicity in the United States in our 2020 Business & ESG Report. We also published our 2020 EEO-1 data on our website for the first time in 2021.
●Responded to racist and xenophobic incidents targeting Asian Americans and Pacific Islanders (“AAPI”) in the United States: Developed actions in support of the AAPI community and reaffirmed our commitment to provide equity and equality for all. Joined as founding partners of The Asian American Foundation by committing to making donations to causes that support AAPI advocacy over the next five years.

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ENHANCEMENTS TO 2022 EXECUTIVE COMPENSATION PROGRAMS

We recognize that incentive plans evolve over time and should be reactive to the changing needs and strategies of the business. In February 2022, the Committee approved the following enhancements to the Company’s executive compensation programs, effective beginning in 2022.

Connecting ESG to Executive Compensation

The Company’s ESG goals are not only embedded in its operations, but we believe are key drivers of future growth. Tying ESG goals to executive compensation has been a priority for this Committee. To reinforce this objective, we approved plans to link ESG performance measures to our annual incentive and long-term incentive programs for executives. We believe the selected areas of focus align to the Company’s priority issues and reinforce accountability in both the short- and long-term for our executives.

ANNUAL INCENTIVE

For 2022, 10% of the Business Performance Factor will be weighted based on the achievement of predetermined quantitative and qualitative goals that are reflective of and help drive our commitments with respect to DEI, including our 2030 aspirations to be 50% led by women globally, and, in the United States, to align race and ethnicity representation to U.S. census data.

LONG-TERM INCENTIVE

The 2022-2024 PSU award includes an additional environmental sustainability performance measure that comprises 10% of the award and will be equally weighted based on the achievement of predetermined goals related to the Company’s World Without Waste packaging strategy and its 2030 water security strategy, which are among the Company’s top environmental sustainability priorities.

Long-Term Alignment of CEO Pay

One of the core principles of our executive compensation philosophy is to align executives’ interests with those of our shareowners, with the ultimate goal of appropriately motivating executives to drive long-term shareowner value. The majority of pay for executives is at-risk and performance-based, with measures aligned to the Company’s growth strategy.

For 2022, the Committee increased the portion of stock options granted to Mr. Quincey under his annual long-term incentive award from 33% to 50% of the total award opportunity. We believe this shift in weighting will further increase alignment between Mr. Quincey and shareowners over the long term, as it puts a greater portion of his total compensation at risk if the Company does not deliver growth to its shareowners. The remaining 50% of Mr. Quincey’s annual long-term incentive award was granted in the form of PSUs, further connecting any potential future payment directly to achievement of long-term financial and ESG results.

HELENE D. GAYLE CHAIR	ALEXIS M. HERMAN	MARIA ELENA LAGOMASINO

50	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Talent and Compensation Committee (referred to as the “Committee” in this Compensation Discussion and Analysis) has made under those programs, and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our Named Executive Officers for 2021.

JAMES QUINCEY Chairman of the Board and Chief Executive Officer	JOHN MURPHY Executive Vice President and Chief Financial Officer	MANUEL ARROYO Chief Marketing Officer	ALFREDO RIVERA President, North America Operating Unit	BRIAN J. SMITH President and Chief Operating Officer	BRADLEY M. GAYTON Former Senior Vice President and General Counsel

2021 PERFORMANCE IN REVIEW

The Company set out to emerge stronger than we were before the pandemic, and we have achieved that ambition. In 2021, our senior leaders, including the Named Executive Officers, ensured that we executed on our strategies and delivered on our objectives. The charts below highlight the compound annual growth rate (“CAGR”) from 2019 to 2021 of the key financial measures (as reported under GAAP) underlying our compensation programs, demonstrating our strong 2021 financial performance that is ahead of pre-pandemic levels.

NET OPERATING REVENUES ($B)	OPERATING INCOME ($B)	EARNINGS PER SHARE ($)	CASH FLOW FROM OPERATIONS ($B)

PAY FOR PERFORMANCE

Our five key objectives are designed to align everyone in the organization, including our executives, on the behaviors that will drive sustainable growth. Our leaders delivered on these five key objectives in 2021 to help the Company emerge stronger.

Win More Consumers	Gain Market Share	Strong System Economics	Strengthen Stakeholder Impact	Equip the Organization to Win

Our compensation structure is intended to align the outcomes of executive rewards with the interests of our shareowners in accordance with our pay-for-performance philosophy. As reflected in the charts below, our annual incentive and PSU programs have features, including varied financial measures and the relative TSR modifier, that resulted in payouts for our Named Executive Officers that were consistent with Company performance.

ANNUAL INCENTIVE PAYOUT % of Target	LONG-TERM INCENTIVE PSU PAYOUT % of Target

*Discretionary incentive payment for 2020	**Reflects application of the relative TSR modifier

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SHAREOWNER RETURN

Our Named Executive Officers are focused on delivering returns to our shareowners. As reflected in the first chart below, in February 2022 we announced a 4.8% increase in our dividend per share of Common Stock, representing the 60th consecutive annual increase. The second chart below shows how a $100 investment in the Company’s Common Stock on December 31, 2016 would have grown to $168 on December 31, 2021, with dividends reinvested.

GROWTH IN DIVIDEND PER SHARE OF COMMON STOCK	TOTAL SHAREOWNER RETURN(1)

(1)	Source: FactSet Research Systems Inc. The chart compares the total shareowner return on the Company’s Common Stock to the same investment in the S&P 500 Index and the Company’s 2021 compensation comparator group (see page 62) over the same period, with dividends reinvested on the day of issuance. Includes the Company’s 2021 compensation comparator group for the five-year period whether or not a company was included in the group for the entire period. For foreign companies included in the comparator group, market value and total shareowner return have been converted to U.S. dollars. Market returns are weighted by relative market capitalization and are adjusted for spin-offs and special dividends.

2021 COMPENSATION OUTCOMES

The Committee is accountable for making decisions about executive compensation that are in the best long-term interests of our shareowners. We strive to achieve this through adherence to our compensation philosophy and core principles and by carefully considering feedback received from shareowners to continually enhance our compensation programs.

The table set forth below illustrates the total direct compensation (in millions) for each of our Named Executive Officers* in 2021.

	James Quincey	John Murphy	Manuel Arroyo	Alfredo Rivera	Brian J. Smith
LONG-TERM INCENTIVE	$16.5	$5.5	$4.5	$2.5	$6.0
ANNUAL INCENTIVE	6.4	2.2	1.6	1.3	3.2
BASE SALARY	1.6	0.9	0.6	0.6	0.9
TOTAL DIRECT COMPENSATION**	$24.5	$8.6	$6.8	$4.4	$10.1
*	On April 20, 2021, Mr. Gayton resigned his employment with the Company and entered into a consulting agreement (the “Consulting Agreement”) with the Company under which he is serving as Strategic Consultant to the Chairman and CEO until April 30, 2022. As part of the annual cycle, along with the other Named Executive Officers, Mr. Gayton received a long-term incentive award and 2021 emerging stronger PSU award in February 2021. During his employment with the Company in 2021 prior to his resignation, Mr. Gayton also received a salary at his annual base salary rate of $783,000. In connection with entering into the Consulting Agreement, Mr. Gayton forfeited all equity awards that he held at the time, including all previously granted long-term incentive awards. Pursuant to the terms of the Consulting Agreement, Mr. Gayton received a lump sum payment in the amount of $4,000,000 and monthly consulting fees in the total aggregate amount of $5,333,333 in 2021.
**	Total Direct Compensation comprises base salary, actual annual incentive and the grant date fair value of the long-term incentive awards for 2021. Certain columns may not add due to rounding.

52	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

OUR COMPENSATION PHILOSOPHY AND CORE PRINCIPLES While we consider a number of factors in our pay decisions, we are guided by the following core philosophies and principles:

PAY FOR
PERFORMANCE

The vast majority of pay for executives is at-risk and performance-based with measures aligned to the Company’s growth strategy. Company performance is assessed in two ways:

●The Company’s operating performance, including results against long-term growth targets
●Return to shareowners over time, both on an absolute basis and relative to our peers

ALIGNMENT WITH
SHAREOWNERS

Our compensation programs are designed to align executives’ interests with those of our shareowners. A majority of pay for our Named Executive Officers is tied to Company performance. We also maintain stock ownership guidelines for all executives and remain committed to our Equity Stewardship Guidelines.

PROVIDE PROGRAMS
THAT DRIVE LONG-TERM
PROFITABLE GROWTH

We invest in and reward talent with the greatest potential to drive the long-term profitable growth of our Company, while holding employees accountable to the Company’s strategy and values.

SIMPLICITY AND
TRANSPARENCY

Our compensation programs include clear performance measures and line of sight for employees.

RECOGNITION OF
INDIVIDUAL
PERFORMANCE

Our compensation programs reward individual performance in a number of areas that contribute to our growth and success. For example, the Company’s executives are responsible for achievement of non-financial goals, which are critical to the long-term success of our business, reflect our external responsibility as global leaders, and add value for our shareowners and other stakeholders.

In addition, individual performance against our cultural values and leadership behaviors is also taken into consideration in our compensation programs. Executives are thus motivated to deliver results that align with Company values and shareowner interests.

CONSIDER THE
COCA-COLA SYSTEM

Our employees are required to operate and have influence in the context of our broad and complex global Coca-Cola system, which includes our approximately 225 bottling partners around the world. While the Company had $38.7 billion in 2021 reported net operating revenues and employed approximately 79,000 people as of December 31, 2021, the Coca-Cola system generates more than $100 billion in annual revenues, operates in more than 200 countries and territories and employs more than 700,000 people. Our executives and employees must not only manage our business but also support our bottling partners and other partners. This alignment and a shared vision of success are critical to drive long-term growth.

ALIGNMENT OF
APPROACH ACROSS
THE WORKFORCE

Our people, at every level, are our most important asset. The Committee takes seriously the Company’s goal to structure pay programs, from the CEO down through the entire workforce, in a manner that reinforces the Company’s growth agenda. The Committee also understands that CEO pay should be perceived as reasonable relative to overall employee pay. The compensation approach used to set CEO and Named Executive Officer pay is the same approach used in determining compensation for the broader workforce, including pay competitiveness and the use of performance-based measures that reward exceptional financial performance. In its discretion in determining CEO and Named Executive Officer pay, the Committee may also consider other factors that it regularly reviews, including shareowner and employee feedback, the shareowner advisory vote on compensation, CEO pay ratio, global pay fairness, and progress against diversity goals.

CHECKLIST OF COMPENSATION PRACTICES
WHAT WE DO
●Base the vast majority of executive pay on business performance; pay is not guaranteed
●Align pay outcomes with individual and Company performance
●Engage in a rigorous target-setting process for incentive measures
●Adhere to an equity burn rate commitment of 0.4% or less
●Apply share ownership and share retention policies
●Provide limited perquisites with sound business rationale
●Include “double-trigger” change in control provisions in equity awards
●Prohibit short sales, hedging and pledging of Company stock by executive officers and Directors
●Regularly assess the risk-reward balance of our compensation programs in order to mitigate undue risks in our programs
●Include clawback provisions in our key compensation programs

WHAT WE DON’T DO
●No employment contracts unless required by law
●No dividends or dividend equivalents on unearned PSUs or restricted stock units
●No repricing of underwater stock options
●No tax gross-ups for personal aircraft use or financial planning
●No special change in control severance provisions for executive officers
●No tax gross-ups related to change in control

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Talent and
Compensation
Committee Oversight
is a Year-Round
Process

We have a robust annual cycle to plan, review and execute the executive compensation process including  year-round engagement efforts with our shareowners, and to oversee the Company’s strategies relating to talent, leadership and culture, including DEI.

When evaluating pay reported in the 2021 Summary Compensation Table against Company performance, it is important to consider the timing of compensation decisions and which performance period informs each of the annual and long-term incentive awards. For instance:

●Annual incentive awards reported for 2021 were decided in February 2022 and reflect performance against targets set in February 2021 for operating income and April 2021 for net operating revenues; and
●Annual long-term incentive awards reported for 2021 were granted in February 2021 and reflect the individual’s potential to drive future growth.

Highlights from our 2021 agenda are set forth in the adjacent table.

JAN-MAR

●Evaluated 2020 business performance, individual contributions, and future potential of executives in order to determine individual compensation decisions
●Reviewed overall robustness and rigor of performance measures and targets for 2021 performance cycle
●Finalized performance measures and targets for upcoming performance cycles with the exception of our net operating revenues target for the annual incentive

APR-JUN

●Finalized net operating revenues target for 2021 annual incentive performance cycle based on an assessment of potential impacts of COVID-19 pandemic on Company performance
●Discussed shareowner engagement activities and feedback
●Reviewed results of “say-on-pay” advisory vote of shareowners

JUL-SEP

●Reviewed talent, leadership and culture strategy and progress against talent management and DEI goals (e.g., succession, acceleration and retention of talent)
●Reviewed results of global pay fairness analysis
●Reviewed program designs for the upcoming performance cycles, including the incorporation of ESG measures into annual and long-term incentive programs
●Evaluated and set compensation comparator group to be used for 2022

OCT-DEC

●Completed a risk assessment of all compensation programs
●Benchmarked compensation programs and pay opportunities against the compensation comparator group
●Reviewed progress against talent, leadership, culture and DEI strategy; reviewed workplace compliance with U.S. federal government requirements
●Finalized ESG measures for inclusion in compensation program design for 2022

54	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

ELEMENTS OF EXECUTIVE COMPENSATION

We generally provide three elements of total direct compensation: base salary, annual incentives and long-term incentives, which are described below. In addition, we provide limited perquisites (see page 61) and standard retirement and benefit plans (see pages 64 and 107).

BASE SALARY	ANNUAL INCENTIVE	LONG-TERM INCENTIVE
Fixed cash compensation based on the market-competitive value of the skills and knowledge required for each role. Base salary is reviewed and adjusted when appropriate to maintain market competitiveness. Increases in base salary are not automatic or guaranteed.

Variable cash compensation designed to reward results in the prior year. Annual cash incentives are based on:

●Company financial measures chosen to drive our growth strategy (net operating revenues and operating income)
●Individual performance

Equity awards designed to motivate executives and reward potential to drive long-term growth, as well as to align the interests of employees with those of shareowners. Grants are awarded in the form of stock options and performance share units.

2021 performance measures are as follows:

●Net operating revenues
●Earnings per share
●Free cash flow
●Total shareowner return modifier

IMPORTANT FACTS ABOUT OUR INCENTIVE TARGETS

Rigor of Incentive Targets	Choice of Incentive Measures

The Committee recognizes the importance of achieving an appropriate balance between rewarding executives for strong performance over both the short term and long term and establishing realistic but rigorous targets that continue to motivate and retain executives.

In 2021, the Committee continued to dedicate time to assess the robustness and rigor of our incentive targets, considering the following:

●Performance levels necessary to achieve our long-term goals and deliver superior shareowner returns
●The likelihood of achieving various levels of performance based on our long-term business plan
●Measures, program designs and results at companies in our comparator group
●Performance relative to our comparator companies

Consistent with prior years, the Committee set the majority of the performance measures and targets in February 2021. However, due to the continuing uncertainty related to the COVID-19 pandemic, the Committee delayed setting the target for net operating revenues for the annual incentive award until April 2021 to allow more time to understand how the business might be impacted by the pandemic throughout the year, and to better determine a realistic target that would drive motivation and engagement. The Committee ultimately set the net operating revenues target in line with the top end of the Company’s external guidance provided in February and April 2021.

The key financial measures in our incentive plans align with our growth strategy, are widely used measures to evaluate the success of our business by investors, are prevalent amongst our compensation comparator group, and are highly correlated with long-term value creation. To evaluate performance in a manner consistent with how management evaluates our operating results and trends, the key financial measures in our annual and long-term incentive plans are measured on a non-GAAP basis. We make certain adjustments when calculating these results, such as for the impact of foreign currency exchange rate fluctuations, items impacting comparability, changes in financial accounting reporting regulations, and costs and other financial implications associated with certain corporate transactions.

Our incentive targets are currency neutral because the Committee believes these targets should measure the underlying results of the business and that business leaders should be encouraged to make decisions which help drive long-term sustainable growth rather than which address short-term currency fluctuations. This philosophy has been in place for several years, and we review this issue regularly, as it is an important concern for global companies like ours with significant exposure to foreign currency exchange rate fluctuations.

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Base Salary

Base salary is fixed cash compensation delivered in return for day-to-day job responsibilities, leadership skills and experience. Market-competitive base salaries help attract and retain executive talent. Base salary is not intended to reward past performance.

The Committee annually reviews the base salaries of our Named Executive Officers and makes adjustments when appropriate based on market competitiveness. The Committee may also make periodic adjustments in connection with promotions or changes in responsibility.

In 2021, adjustments were made to the base salaries of each of the Named Executive Officers other than Mr. Quincey to align with market competitiveness.

Name	Base Salary (12/31/2020) ($)	Base Salary (12/31/2021) ($)
Mr. Quincey	$1,600,000	$1,600,000
Mr. Murphy	840,000	895,000
Mr. Arroyo	630,000	650,000
Mr. Rivera	630,000	650,000
Mr. Smith	867,000	910,000
Mr. Gayton	760,000	*
*	Prior to Mr. Gayton’s resignation from the Company in 2021, his annual rate of base salary was $783,000.

Annual Incentive Compensation

Annual cash incentives are determined under the Performance Incentive Plan and are designed to reward annual performance and individual contributions that support business results and strategy. Awards for our Named Executive Officers are determined based on a formula with predetermined financial measures aligned with the Company’s long-term growth strategy (“Business Performance Factor”), as well as the executive’s individual performance (“Individual Performance Amount”).

BASE SALARY	×	TARGET PERCENTAGE	×	BUSINESS PERFORMANCE FACTOR	+	INDIVIDUAL PERFORMANCE AMOUNT*	=	ANNUAL INCENTIVE AMOUNT

*	The maximum percentage of an individual’s target award that could be awarded for the Individual Performance Amount in 2021 was 30%, but no individual’s Annual Incentive Amount could exceed 200% of target.

BUSINESS PERFORMANCE FACTOR

Actual annual incentive awards under the Performance Incentive Plan for the Named Executive Officers are primarily driven by the Business Performance Factor, which follows a formulaic calculation utilizing financial performance targets determined at the outset of the performance period (with the exception of the net operating revenues target, which was determined in April 2021). The Committee selects measures and targets that it believes are consistent with the Company’s strategic goals and which are designed to be challenging but achievable.

For Messrs. Quincey, Murphy, Arroyo, Smith and Gayton, the Committee approved a Business Performance Factor design that was weighted 50% for overall Company net operating revenue growth and 50% for overall Company operating income growth (“Overall Company Performance”). For Mr. Rivera, who had responsibility in 2021 for the Company’s North America Operating Unit (“NAOU”), the Committee approved a Business Performance Factor design that was weighted 2/3 for Overall Company Performance, as described above, and 1/3 for the performance of the NAOU, measured by its net operating revenue growth and operating income growth, each weighted equally.

Actual net operating revenue and operating income growth results were rounded to the nearest half percent, and then the payout for each performance measure was weighted to determine the final Business Performance Factor. For 2021, the earned payout could range from 0% to 200% of the target incentive and a minimum threshold must be achieved in order to receive a payout. For 2021, the maximum payout was set to be difficult to achieve and our payout results reflect our extraordinary business performance for the year.

56	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

The overall Company targets and results for 2021 were as follows:

Performance Measure*	Target**		Result	Weighting	Weighted Result
Net Operating Revenue Growth		Actual: 15.5%	200%		100%
Operating Income Growth		Actual: 12.0%	200%		100%
	Company Performance Factor				200%
*	Net operating revenue growth is organic, which is a non-GAAP financial measure that excludes or has otherwise been adjusted for the impact of acquisitions, divestitures and structural changes, as applicable, and the impact of changes in foreign currency exchange rates. Operating income growth is comparable currency neutral (adjusted for structural changes), which is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability, the impact of changes in foreign currency exchange rates, and the impact of structural changes, as applicable. Items impacting comparability include asset impairments, strategic realignment initiatives, productivity and reinvestment initiatives, transaction gains/losses, and other items. Structural changes generally refer to acquisitions and divestitures of bottling operations, including the impact of intercompany transactions among our operating segments. Using these adjusted measures of net operating revenues and operating income growth is appropriate because they provide a more consistent comparison against the prior year.
**	The specific targets for the NAOU are not disclosed because they relate to business operations in a specific geography and disclosure could result in competitive harm.

The base salary, target annual incentive and 2021 Business Performance Factor for each of our Named Executive Officers were as follows:

Name	Base Salary (12/31/2021) ($)	Target (%)	Target Annual Incentive ($)	Business Performance Factor (%)
Mr. Quincey	$1,600,000	200%	$3,200,000	200%
Mr. Murphy	895,000	125%	1,118,750	200%
Mr. Arroyo	650,000	125%	812,500	200%
Mr. Rivera*	650,000	100%	650,000	200%
Mr. Smith	910,000	175%	1,592,500	200%
Mr. Gayton**	—	100%	—	—
*	For Mr. Rivera, the Business Performance Factor was weighted 2/3 for Overall Company Performance (at 200%) and 1/3 for NAOU performance (at 200%).
**	In connection with entering into the Consulting Agreement, Mr. Gayton ceased to participate in the Company’s annual incentive program on April 20, 2021 and did not receive a 2021 annual incentive award.

INDIVIDUAL PERFORMANCE AMOUNTS

For the Individual Performance Amount, the Committee considers each Named Executive Officer’s individual contributions to overall Company results and operational goals, achievement of key strategic objectives and contributions toward evolving the Company’s organization and culture. An Individual Performance Amount may be awarded based on an assessment of an executive’s individual performance throughout the year as guided by the individual’s scorecard. The scorecard provides a framework to clearly define specific action items in support of the Company’s key objectives: win more consumers; gain market share; strong system economics; strengthen stakeholder impact; and equip the organization to win. The maximum percentage of an individual’s target award that could have been awarded for individual performance in 2021 was 30%; however, because the Company’s Business Performance Factor resulted in a maximum 200% payout, the Individual Performance Amount was capped at 0% under the Performance Incentive Plan.

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Long-Term Incentive Compensation

The Company’s long-term incentive compensation programs are designed to reward performance over the longer term and align the interests of employees with those of shareowners. The vast majority of these awards are performance-based. In 2021, all annual long-term incentive awards were equity-based for our Named Executive Officers. All equity awards are subject to our Equity Stewardship Guidelines. An update regarding our 2021 progress against these guidelines is included on page 60 under Equity Stewardship Guidelines and Scorecard.

LONG-TERM INCENTIVE ANNUAL AWARDS: AMOUNTS AND PERFORMANCE MEASURES

The Committee sets award ranges for long-term incentive compensation at the senior executive levels. In 2021, the ranges were informed by surveys of our comparator group’s and similar companies’ pay practices. The Committee does not target a specific percentile ranking against our comparator group and may grant long-term incentive awards at the higher end of the range for a variety of factors, including individual performance and to reflect support of the larger Coca-Cola system. Consideration is also given to the individual’s skills, impact, experience and future potential.

Once the value of the 2021 long-term incentive award was determined, the Committee granted the long-term incentive award as a combination of: (i) stock options; (ii) PSUs with a three-year performance period; and (iii) a 2021 emerging stronger PSU award with a two-year performance period. The 2021 emerging stronger PSU award was granted to motivate and reward employees to continue to drive Company performance, emerge stronger from the pandemic and accelerate the Company’s transition to become a networked global organization. Due to the rules for how the grant date fair value of long-term incentive awards must be calculated for GAAP accounting purposes, the 2021 Summary Compensation Table may not reflect the same stock option and PSU values described below. In addition, the values for GAAP accounting purposes can increase or decrease each year, causing volatility in the long-term incentive awards reported.

HOW STOCK OPTION AWARD AMOUNTS WERE DETERMINED

●	When determining the number of stock options awarded, a Black-Scholes value is calculated and a floor and ceiling are then applied based on a 30-day average stock price. This “guardrail” helps manage our burn rate commitment and mitigate against excessively high and low Black-Scholes values.
●	For stock option grants in 2021, our guardrail was used, which valued options at 20% of the 30-day average stock price. This resulted in significantly fewer stock options being granted than what would have been granted using a pure Black-Scholes model.

HOW PSU AMOUNTS AND TARGETS WERE DETERMINED

●	The number of PSUs awarded was calculated using a 30-day average stock price.
●	For the annual PSU award granted in 2021 with a three-year performance period, performance measures were equally weighted among growth in net operating revenues, earnings per share and free cash flow, and the award includes a relative TSR modifier to further align awards with the interests of shareowners. Performance targets for growth in these measures were derived from our long-term growth plan, and set by the Committee after a detailed review, which included benchmarking performance and evaluating the practices of comparator companies.
●	For the 2021 emerging stronger PSU award granted in 2021 with a two-year performance period, performance is weighted 100% on growth in earnings per share, and the award includes a relative TSR modifier. The performance target for growth in earnings per share was derived from our long-term growth plan. The 2021 emerging stronger PSU award comprises less than 15% of the Company’s total long-term incentive awards that were granted in 2021.
●	For all PSU awards granted in 2021, participants would receive 50% of the award at the threshold level of performance per measure, 100% of the award at the target level of performance per measure and 200% of the award at the maximum level of performance per measure, prior to application of the relative TSR modifier. The number of shares earned from PSU awards will be reduced or increased for Named Executive Officers if TSR over the performance period relative to our compensation comparator group (see page 62) falls outside of a defined predetermined range. Specifically, after the performance results are certified, the award will be modified up or down as follows, if applicable:

If total shareowner return over the performance period is:	Then:
At or above the 75th percentile of the comparator group	The award will be increased 25%
At or above the 25th and below the 75th percentile of the comparator group	No change will be made to the award
Below the 25th percentile of the comparator group	The award will be decreased 25%

●	If there is no change to the PSU payout because the relative TSR modifier is not applicable, PSU payouts can range from 0% to 200%. If the threshold level or greater is achieved for each of the performance measures, and if the relative TSR modifier is applicable, PSU payouts can range from 38% to 250%.

58	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

2021 LONG-TERM INCENTIVE AWARDS

The Committee approved the following long-term incentive awards to the Named Executive Officers in February 2021.

Name	2021 Long-Term Incentive Award ($)	2021-2023 Performance Share Units (#)	2021-2022 Emerging Stronger Performance Share Units (#)	Options (#)
Mr. Quincey	$16,472,735	221,772	66,538	554,597
Mr. Murphy	5,490,800	73,924	22,177	184,866
Mr. Arroyo	4,492,470	60,483	18,145	151,254
Mr. Rivera	2,495,854	33,602	10,081	84,030
Mr. Smith	5,989,944	80,644	24,193	201,672
Mr. Gayton*	1,441,559	21,505	3,226	53,779
*	In connection with entering into the Consulting Agreement on April 20, 2021, Mr. Gayton forfeited all equity awards he held at the time, including the long-term incentive awards reflected in the table above.

STATUS OF ANNUAL PSU PROGRAMS

Performance Period and Measure	Performance Levels	Status
2019-2021(1)(2)(3)(4)(5)
●Results were certified in February 2022.
●Net operating revenue compound annual growth was below the target performance level, earnings per share compound annual growth was above the target performance level and cumulative free cash flow was above the maximum performance level. This resulted in an initial payout calculation of 132%. However, the relative TSR modifier was applied, as total shareowner return was below the 25th percentile for the performance period. Final payout was certified at 99% for total Company performance.

1/3 compound annual growth in net operating revenues
1/3 compound annual growth in earnings per share
1/3 cumulative free cash flow
2020-2022(1)(2)(3)(4)
●As of December 31, 2021, payout was projected above the target level. Company performance over the remaining year of the performance period will determine the number of shares earned, if any.
●Results will be certified in February 2023, including applying the relative TSR modifier, if applicable.

1/3 compound annual growth in net operating revenues
1/3 compound annual growth in earnings per share
1/3 cumulative free cash flow
2021-2023(1)(2)(3)(4)
●As of December 31, 2021, payout was projected above the target level. Company performance over the remaining two years of the performance period will determine the number of shares earned, if any.
●Results will be certified in February 2024, including applying the relative TSR modifier, if applicable.

1/3 compound annual growth in net operating revenues
1/3 compound annual growth in earnings per share
1/3 cumulative free cash flow
2021-2022 Emerging Stronger (1)(6)
●As of December 31, 2021, payout was projected at the maximum level. Company performance over the remaining year of the performance period will determine the number of shares earned, if any.
●Results will be certified in February 2023, including applying the relative TSR modifier, if applicable.

compound annual growth in earnings per share
(1)	Participants receive 50% of the award at the threshold level of performance per measure, 100% of the award at the target level of performance per measure and 200% of the award at the maximum level of performance per measure. Results are rounded and the number of shares is extrapolated on a linear basis between performance levels.

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(2)	The PSU program provides for comparable currency neutral net operating revenue growth to be based on a three-year compound annual growth target tied to Company performance. This measure differs from net operating revenue growth reported under GAAP, primarily due to the impact of currency and items impacting comparability. The calculation of comparable currency neutral net operating revenue growth for the 2019-2021 period was adjusted, and the calculation for the 2020-2022 and 2021-2023 periods will be adjusted, to exclude acquisitions, divestitures and structural changes that are significant to the Company as a whole, if applicable. The calculation for the 2020-2022 and 2021-2023 periods will also be adjusted to exclude the impact of accounting changes, if applicable. Beginning with the 2021-2023 period, the calculation will be adjusted for any unusual items that are significant to the Company as a whole, and these items are approved by the Talent and Compensation Committee.
(3)	The PSU program provides for comparable currency neutral earnings per share growth to be based on a three-year compound annual growth target tied to Company performance. This measure differs from earnings per share reported under GAAP, primarily due to the impact of currency and items impacting comparability. The calculation of comparable currency neutral earnings per share growth for the 2019-2021 period was adjusted, and the calculation for the 2020-2022 and 2021-2023 periods will be adjusted, to exclude acquisitions, divestitures and structural changes that are significant to the Company as a whole, if applicable. The 2020-2022 and 2021-2023 periods will also be adjusted to exclude the impact of accounting changes, if applicable. Beginning with the 2021-2023 period, the calculation will be adjusted for any tax impacts resulting from the application of tax court rulings and/or settlements arising from the Statutory Notice of Deficiency from the Internal Revenue Service received on September 17, 2015 (the “2015 Notice of Deficiency”) and will also be adjusted for any unusual items that are significant to the Company as a whole, and these adjustments are approved by the Talent and Compensation Committee.
(4)	The PSU program provides for free cash flow to be based on a cumulative three-year absolute target amount tied to Company performance. Free cash flow is a non-GAAP financial measure that represents net cash provided by operating activities less purchases of property, plant and equipment. The net income component of net cash provided by operating activities for the 2019-2021 period was adjusted, and the 2020-2022 and 2021-2023 periods will be adjusted, for the impact of currency. Free cash flow for the 2020-2022 and 2021-2023 periods will be adjusted for acquisitions, divestitures and structural changes that are significant to the Company as a whole, the impact of accounting changes and certain cash payments for pension plan contributions, if applicable. Beginning with the 2021-2023 period, free cash flow will be adjusted for any tax impacts resulting from the application of tax court rulings and/or settlements arising from the 2015 Notice of Deficiency and will also be adjusted for any unusual items that are significant to the Company as a whole, and these items are approved by the Talent and Compensation Committee.
(5)	The net operating revenue, earnings per share and free cash flow targets for the 2019-2021 PSU program include the acquisitions of Costa Limited, Chi Ltd. and the Philippine bottling operations.
(6)	The PSU program for the 2021-2022 period provides for comparable currency neutral earnings per share growth to be based on a two-year compound annual growth target tied to Company performance. This measure differs from earnings per share reported under GAAP, primarily due to the impact of currency and items impacting comparability. The calculation of comparable currency neutral earnings per share growth for the 2021-2022 period will be adjusted to exclude acquisitions, divestitures and structural changes that are significant to the Company as a whole and the impact of accounting changes, if applicable. In addition, the calculation will be adjusted for any tax impacts resulting from the application of tax court rulings and/or settlements arising from the 2015 Notice of Deficiency and will also be adjusted for any unusual items that are significant to the Company as a whole, and these items are approved by the Talent and Compensation Committee.

OTHER LONG-TERM INCENTIVE AWARDS

The vast majority of equity awards are made as part of the long-term incentive awards in February of each year; however, the Committee may during the course of the year determine to grant additional equity awards, which typically have been limited and in the form of time-based restricted stock units or performance-based awards.

From time to time, we establish additional performance-based programs related to specific performance goals to motivate and reward for specific initiatives. No Named Executive Officer received such an award in 2021, with the exception of the 2021 emerging stronger PSU award described above.

CONSULTING AGREEMENT WITH MR. GAYTON

On April 20, 2021, Mr. Gayton resigned his employment with the Company and entered into the Consulting Agreement under which he is serving as Strategic Consultant to the Chairman and CEO until April 30, 2022. Pursuant to the terms of the Consulting Agreement, in 2021 Mr. Gayton received a lump sum payment in the amount of $4,000,000, a waiver of the repayment obligations of certain benefits paid to him under his original employment letter dated July 15, 2020, and consulting fees of $5,333,333. Mr. Gayton will continue to receive a consulting fee of $666,666.67, paid monthly, through April 2022, subject to Mr. Gayton’s continued compliance with certain restrictive covenants contained in the Consulting Agreement. In connection with entering into the Consulting Agreement, Mr. Gayton also forfeited all equity awards that he held at the time.

60	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

EQUITY STEWARDSHIP GUIDELINES AND SCORECARD

We have adopted Equity Stewardship Guidelines, which specify how we will use long-term equity compensation with respect to the global employee population. The Equity Stewardship Guidelines can be viewed on the Company’s website at www.coca-colacompany.com, by clicking on “Investors,” then “Corporate Governance” and then “Documents.”

Under the Equity Stewardship Guidelines, we have committed to an annual burn rate of 0.4% or less, which makes availability of shares used for equity awards more certain. With respect to dilution, it is our intention to use the proceeds from stock option exercises by employees to repurchase shares over time, minimizing dilution, but such proceeds may at times be used for other corporate purposes. Actual dilution is expected to continue to be less than 1% per year. This approach provides us the flexibility to consider share repurchases in the context of our overall capital allocation strategy.

For transparency, we also provide an Equity Scorecard.

●	The annual equity awards represent the vast majority of equity awards granted during the year.
●	Total overhang includes outstanding awards granted under plans (“Prior Plans”) in place prior to adoption of The Coca-Cola Company 2014 Equity Plan, as amended (the “2014 Equity Plan”). Awards from Prior Plans that expire or are forfeited will not be issued or available for future issuance. Total overhang will decline each year as equity awards are exercised, and as awards from Prior Plans expire or are forfeited.
●	In the Equity Scorecard, actual dilution is how much the equity issued to employees reduces the value of existing shares.

2021 EQUITY SCORECARD

	Description		2021
Burn Rate Commitment	Maximum average burn rate of 0.4% for the 2014 Equity Plan.		0.40%
Actual Burn Rate	The total number of shares underlying equity awards granted in the year, as a percentage of Common Stock outstanding.		0.26%
Overhang	The total number of shares underlying equity awards already granted plus those available for future grants, as a percentage of Common Stock outstanding.	Prior Plans	2014 Equity Plan	Total
	With Equity Stewardship Guidelines(1)	0.84%	4.62%	5.46%
Actual Dilution	A measure of how much the equity issued to employees reduces the value of existing shares.(2)		0.59%

(1)	With the burn rate commitment, over the 2014 Equity Plan’s ten-year term, the maximum number of shares estimated to be used is 200 million (based on Common Stock outstanding decreasing by 1% each year).
(2)	Calculated by dividing the number of net shares issued to employees during the year by the average number of shares of Common Stock outstanding. The number of net shares issued represents the difference between the total number of shares issued and the number of shares repurchased solely using proceeds from employee stock option exercises. Does not include additional share repurchases which further mitigate dilution. During 2021, the Company did not repurchase common stock under the share repurchase plan authorized by the Board.

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PERQUISITES AND OTHER PERSONAL BENEFITS

We provide a limited number of perquisites and other personal benefits to our Named Executive Officers. The table below summarizes and provides the business rationale for each of the perquisites and other personal benefits provided to the Named Executive Officers in fiscal year 2021. The Committee reviews and carefully considers the reasonableness of and rationale for providing these perquisites and believes these perquisites are consistent with market practice.

For more information about these perquisites and other personal benefits, and their values, see the discussion beginning on page 69.

Category	Business Rationale
Aircraft Usage	To allow travel time of our Chairman and CEO and President and Chief Operating Officer to be used productively for the Company; for security purposes due to the high profile and global nature of our business and our highly symbolic and well-recognized brands; and to ensure availability to respond to business priorities from any location around the world.
International Service Program	To promote global mobility and development opportunities for individuals working outside their home country.
Financial and Tax Planning	To address the complex tax and financial situations and assist in compliance with local country laws for a significant percentage of our senior executives with dual nationalities or work histories in a number of countries.
Other	Executive physicals are made available to set an example for active, healthy living. Club membership privileges are provided to Mr. Murphy, primarily for business purposes.

HOW WE MAKE COMPENSATION DECISIONS

Shareowner Engagement and Results of 2021 Advisory Vote on Executive Compensation

The Company has a long-standing shareowner outreach program and routinely interacts with shareowners on a number of matters, including executive compensation (see page 34).

●	At the 2021 Annual Meeting of Shareowners, approximately 94% of the votes cast were in favor of the advisory vote to approve executive compensation. The Company took into account these results as well as feedback received from shareowners during engagement sessions when making the decisions described in this Compensation Discussion and Analysis.
●	At the 2022 Annual Meeting, we are again holding an advisory vote to approve executive compensation and will continue to consider the results of the advisory vote when making future compensation decisions.

Decision-Making Process

ROLE OF THE COMMITTEE

The Committee reviews and discusses the Board’s evaluation of the Chairman and CEO and makes preliminary determinations about his base salary, annual incentive, long-term incentive compensation, and other awards as appropriate. The Committee then discusses the compensation recommendations with the full Board, and the Committee approves final compensation decisions after this discussion.

ROLE OF THE CHIEF EXECUTIVE OFFICER

For other Named Executive Officers, the CEO considers performance and makes individual recommendations to the Committee on base salary, annual incentive, long-term incentive compensation, and other awards as appropriate. The Committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations.

TALENT AND COMPENSATION COMMITTEE RESOURCES AND TOOLS

The Committee uses several resources and tools, including competitive market information, to make compensation decisions in line with our compensation philosophy.

62	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Compensation Comparator Group

We use a comparator group of companies when making certain compensation decisions. The comparator group is used as a reference point, but compensation paid at other companies is only one factor in the decision-making process. As noted above, our employees operate in the much larger Coca-Cola system but, when comparing size with comparator companies, we utilize only the net operating revenues and market capitalization of The Coca-Cola Company. We routinely review the selection criteria and companies in our comparator group. There were no changes to our comparator group in 2021.

The table below shows our criteria on how the comparator group was chosen and how it is used.

How the Comparator Group Was Chosen	How We Use the Comparator Group*	2021 Comparator Group
●Comparable size based on net operating revenues and market capitalization
●Major global presence with sales and operations outside of the United States
●Large consumer products business
●Market-leading brands or category positions as defined by Interbrand
●Financially strong companies
●Available compensation data

●As an input in developing base salary ranges, annual incentive targets and long-term incentive award ranges
●To evaluate share utilization by reviewing overhang levels and annual burn rate
●To benchmark the form and mix of equity awarded to employees
●To benchmark share ownership guidelines
●To assess the competitiveness of total direct compensation awarded to senior executives
●To assess talent and recruitment practices
●To compare Company performance and validate whether executive compensation programs are aligned with Company performance
●As an input in designing compensation plans, benefits and perquisites

AT&T Inc.
Colgate-Palmolive Company
Danone S.A.
General Mills, Inc.
International Business Machines
Corporation
Johnson & Johnson
Kimberly-Clark Corporation
McDonald’s Corporation
Mondelēz International, Inc.
Nestlé S.A.
NIKE, Inc.
PepsiCo, Inc.
Pfizer, Inc.
Philip Morris International Inc.
The Procter & Gamble Company
Starbucks Corporation
Unilever PLC
Walmart Inc.

*	Since some of the comparator group companies are not U.S.-based, a subgroup of the companies may be used for some of these purposes when data is not publicly available for the foreign companies.

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Role of the Compensation Consultant

COMPENSATION CONSULTANT INDEPENDENCE

The Committee is authorized by its charter to employ independent compensation consultants and other advisors. In 2021, the Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as its independent consultant. Meridian reports directly to the Committee.

In accordance with the Committee’s Independent Compensation Consultant Policy, prior to the retention of a compensation consultant (or any other external advisor), and annually thereafter, the Committee assesses the independence of the compensation consultant. Under the Independent Compensation Consultant Policy, a consultant is considered independent if:

●	The individual consultant and any consulting firm or organization that employs the consultant is independent of the Company;
●	The individual consultant does not provide services or products of any kind to the Company or its affiliates or to their management, other than in its capacity as the Committee’s advisor; and
●	The consulting firm may not provide any other services to the Company without the prior written consent of the Committee Chair.

The Committee assessed Meridian’s independence under the Independent Compensation Consultant Policy, including considering the following factors specified in the NYSE listing standards: (i) the provision of other services by the consulting firm to the Company; (ii) the amount of fees paid as a percentage of the total revenue of the consulting firm; (iii) the policies and procedures of the consulting firm that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the consultant with a member of the Committee; (v) any stock of the Company owned by the consultant; and (vi) any business or personal relationship of the consultant or consulting firm with an executive officer of the Company. Meridian provided the Committee with confirmation of its independent status under the Independent Compensation Consultant Policy. Based on this evaluation, the Committee has determined that Meridian met the criteria for independence.

COMPENSATION CONSULTANT DUTIES

●Reports directly to the Committee with regular interface with the Committee Chair
●Attends all meetings of the Committee, including executive sessions without management present
●Reviews the Company’s executive compensation strategy and programs to ensure appropriateness and market competitiveness
●Provides research, data analyses, survey information and design expertise in developing compensation programs for executives and incentive programs for eligible employees
●Regularly updates the Committee on market trends, changing practices, and legislation pertaining to executive compensation and benefits
●Advises the Committee on the appropriate comparator group for compensation and benefits

Risk Considerations

●	The Committee reviews the risks and rewards associated with the Company’s compensation programs. The programs are designed with features that the Committee believes mitigate risk without diminishing the incentive nature of the compensation. Our compensation programs encourage and reward prudent business judgment and appropriate risk taking over both the short term and the long term.
●	The Company’s incentive compensation programs contain appropriate risk mitigation features, including award caps, multiple performance measures, clawback features and ranges of awards. In addition, the share ownership and retention guidelines mitigate risk.
●	In 2021, the Company conducted, and the Committee reviewed, a global risk assessment. The risk assessment included conducting a global inventory of incentive plans and programs and considered factors such as the plan measures, number of participants, maximum payments and risk mitigation factors. Management and the Committee do not believe that any of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

64	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

ADDITIONAL COMPENSATION INFORMATION

Share Ownership Guidelines

●	Share ownership guidelines align the executives’ long-term financial interests with those of shareowners.
●	All Named Executive Officers who have held their positions for more than five years, or have time remaining to be compliant, are in compliance with the share ownership guidelines.
●	The ownership guidelines, which cover approximately 60 executives, are as follows:

Role	Value of Common Stock to be Owned*
Chairman and Chief Executive Officer	8 times base salary
President and Chief Operating Officer	5 times base salary
Executive Vice Presidents; Presidents of North America, Latin America, Europe, and Global Ventures; and Chief Marketing Officer	4 times base salary
Other senior executives	2 times base salary
*	Shares are valued based on the average closing price of Common Stock for the prior one-year period.

●	Stock options do not count toward the ownership guidelines, and PSUs count only after the performance criteria have been met.
●	To ensure compliance with the guidelines, the Committee may direct that up to 50% of the annual cash incentive be withheld if an executive is not compliant. In addition, the Committee may mandate the retention of 100% of net shares, after settlement of taxes and transaction fees, acquired pursuant to equity awards granted on or after January 1, 2009.

Share Retention Policy

●	To ensure that our executives exhibit a strong commitment to Company stock, we have adopted a share retention policy. Our share retention policy applies in addition to the share ownership guidelines described above.
●	Executives who have not yet met their stock ownership objective must retain 50% of the shares (after paying taxes) obtained from option exercises or from the release of performance shares or restricted stock awards until the earlier of the date on which the stock ownership objective is met or separation from the Company.
●	Limited exceptions apply for donations of stock to charities, educational institutions or family foundations and for sales or divisions of property in the case of divorce, disability or death. The Committee is authorized to grant waivers in exceptional circumstances.

Clawbacks

●	The Company’s annual and long-term performance compensation, including equity compensation, is subject to recoupment, or “clawback,” in certain circumstances. These clawback provisions apply while an individual is employed and, if an employee separates from employment, until the later of one year from separation and payment of the applicable compensation.
●	In addition to any clawbacks required by law, regulation or applicable listing standards, the clawback provisions allow the Company to recoup payments if an employee or former employee engages in certain prohibited activities, which include violation of any Company policy (including the Company’s Code of Business Conduct), disclosing confidential information or trade secrets, accepting employment with competitors or soliciting Company employees.

Retirement and Benefit Plans

●	Named Executive Officers participate in the same retirement and benefit plans as the broader population of non-union employees, as applicable. These plans provide for basic retirement needs and serve as a safety net to protect against the financial catastrophes that can result from illness, disability or death.
●	Retirement plans generally include pension plans, retirement savings plans and deferred compensation plans. There are no special or enhanced pension formulas for the Named Executive Officers. See the 2021 Pension Benefits table on page 75 for the value of accumulated pension benefits for the Named Executive Officers.
●	Benefit plans generally include medical, dental and disability plans.

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Change in Control

●	The Company has change in control provisions in its annual Performance Incentive Plan, its equity plans and some of its retirement plans in which the Named Executive Officers participate. Equity plans include “double-trigger” change in control provisions.
●	Change in control provisions apply equally to all plan participants. There are no special change in control agreements or arrangements with any of the Named Executive Officers, and we do not provide a tax gross-up for any change in control situation.
●	The change in control provisions are intended to address the concern that, in the event the Company is considering a change in control transaction, the employees involved in considering the transaction might otherwise be motivated to act in their own interests rather than the interests of the shareowners.
●	For a more detailed discussion of change in control provisions, see the Payments on Termination or Change in Control section beginning on page 78.

Tax and Accounting Implications of Compensation

●	Section 162(m) of the Tax Code limits the deductibility of certain compensation to $1 million per year for certain executive officers. While the Committee considers tax and accounting implications as factors when considering executive compensation, they are not the only factors considered. Other important considerations may outweigh tax or accounting considerations. In addition, the Committee reserves the right to establish compensation arrangements that may not be fully tax deductible under applicable tax laws.
●	Historically, the Company’s annual and long-term incentive plans were structured with the intent of being exempt from the deduction limitation of Section 162(m) by enabling the Committee to grant compensation that constitutes “qualified performance- based compensation” under Section 162(m) of the Tax Code, if the Committee determined to do so.
●	The exemption from Section 162(m)’s deduction limit for performance-based compensation was repealed by the Tax Cuts and Jobs Act of 2017 (the “TCJA”), effective for tax years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
●	Despite the Committee’s efforts prior to November 2, 2017 to structure the Company’s annual and long-term incentive plans in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the TCJA, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) will be deductible under the TCJA’s transition relief.
●	Generally, under GAAP, compensation is expensed as earned. Equity compensation is expensed in accordance with ASC Topic 718, which is generally over the vesting period.

66	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Compensation Committee Report

The Talent and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Talent and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Form 10-K.

HELENE D. GAYLE	ALEXIS M. HERMAN	MARIA ELENA LAGOMASINO
CHAIR

Compensation Committee Interlocks and Insider Participation

The Committee is composed entirely of the three independent Directors listed above. No member of the Committee is a current, or during 2021 was a former, officer or employee of the Company or any of its subsidiaries. During 2021, no member of the Committee had a relationship that must be described under the SEC rules relating to disclosure of Related Person Transactions. In 2021, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Talent and Compensation Committee.

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Compensation Tables

The following tables, footnotes and narratives discuss the compensation of our Named Executive Officers.

2021 SUMMARY COMPENSATION TABLE

Name and Principal Position(1) (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)		Option Awards ($) (f)		Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
James Quincey Chairman of the Board and Chief Executive Officer	2021	$1,600,000	$0	$13,672,020		$2,800,715		$6,400,000	$293,215	$ 117,928	$24,883,878
	2020	1,600,000	960,000	11,442,461		3,148,632		0	759,678	472,703	18,383,474
	2019	1,575,000	0	8,231,110		2,603,810		5,152,000	700,154	439,075	18,701,149
John Murphy Executive Vice President and Chief Financial Officer	2021	881,250	0	4,557,227		933,573		2,237,500	384,196	148,111	9,141,857
	2020	830,000	315,000	3,814,134		1,049,544		0	944,894	97,251	7,050,823
	2019	800,000	0	3,018,071		954,729		1,530,000	823,668	2,002,485	9,128,953
Manuel Arroyo Chief Marketing Officer	2021	645,000	0	3,728,637		763,833		1,625,000	107,010	613,008	7,482,488
	2020	622,125	236,250	2,981,948		820,551		0	194,715	727,913	5,583,502
	2019	580,125	0	1,810,851		572,837		1,174,556	129,473	702,111	4,969,953
Alfredo Rivera(2) President, North America Operating Unit	2021	645,000	0	2,071,502		424,352		1,300,000	362,271	431,783	5,234,908

Brian J. Smith President and Chief Operating Officer	2021	899,250	0	4,971,500		1,018,444		3,185,000	0	387,934	10,462,128
	2020	862,750	455,175	4,160,874		1,144,957		0	513,688	136,091	7,273,535
	2019	850,000	0	3,292,452		1,041,525		2,127,125	1,122,578	104,879	8,538,559
Bradley M. Gayton(3) Former Senior Vice President and General Counsel	2021	231,523	0	1,169,975	(3)	271,584	(3)	0	0	9,348,062	11,021,144
	2020	253,333	576,000	3,460,335	(3)	0		0	7,600	408,999	4,706,267

(1)	Principal position reflects position held as of December 31, 2021.
(2)	Compensation for Mr. Rivera is provided only for 2021 because he was not a Named Executive Officer for 2020 or 2019.
(3)

Compensation for Mr. Gayton is provided only for 2021 and 2020 because he was not a Named Executive Officer for 2019. Mr. Gayton resigned his employment with the Company on April 20, 2021, at which time he entered into the Consulting Agreement. In connection with entering into the Consulting Agreement, Mr. Gayton ceased to participate in the Company’s annual incentive program and did not receive a 2021 annual incentive award. In addition, Mr. Gayton forfeited all equity awards he held at the time and ceased to participate in the Company’s long-term incentive program. Net of such forfeitures, Mr. Gayton’s total compensation would have been $9,579,585 for 2021 and $1,245,932 for 2020.

Salary (Column (c))

The amounts reported in the Salary column represent the base salary earned by each of the Named Executive Officers in the applicable year.

Bonus (Column (d))

The amounts reported in the Bonus column represent any cash-based guaranteed or discretionary bonuses, retention bonuses, hiring bonuses, or relocation bonuses not based on any predetermined performance targets. No such bonuses were awarded to any of the Named Executive Officers in 2021.

Stock Awards (Column (e))

The amounts reported in the Stock Awards column represent the grant date fair value of stock awards determined pursuant to ASC Topic 718. For 2021, all of the stock awards reported in the Stock Awards column are PSUs granted under the 2014 Equity Plan, which pay in stock if predetermined performance targets are met over the applicable performance period.

If a PSU award’s threshold level is not achieved, no shares are earned. For PSU awards granted in 2021, if the threshold level or greater is achieved for each of the performance measures, the number of shares earned ranges from 50% to 200% of the target number of shares. In addition, the PSUs are subject to a relative TSR modifier. The relative TSR modifier will reduce or increase the number of shares earned by 25% if TSR over the performance period relative to our compensation comparator group falls outside of a predetermined range. See page 57 for more information about the relative TSR modifier.

The amounts for 2021 in the Summary Compensation Table above reflect the value of the PSU awards at the target (or 100%) level. The table below provides the potential value of the PSU awards and the 2021 emerging stronger PSU awards at the threshold, target and maximum levels. The measures, targets and status of the outstanding PSU programs are described beginning on page 58.

68	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

	2021-2023 Performance Share Units Granted 02/18/2021			2021-2022 Emerging Stronger Performance Share Units Granted 02/18/2021
Name	Value at Threshold Level (50%)(1)(2)	Value at Target (100%) (Reported in Column (e) Above)(1)	Value at Maximum Level (200%)(1)	Value at Threshold Level (50%)(1)	Value at Target (100%) (Reported in Column (e) Above)(1)	Value at Maximum Level (200%)(1)
Mr. Quincey	$5,229,484	$10,458,967	$20,917,934	$1,606,527	$3,213,053	$6,426,107
Mr. Murphy	1,743,161	3,486,322	6,972,645	535,428	1,070,905	2,141,810
Mr. Arroyo	1,426,193	2,852,433	5,704,865	438,078	876,204	1,752,408
Mr. Rivera	792,350	1,584,701	3,169,401	243,377	486,801	973,603
Mr. Smith	1,901,622	3,803,244	7,606,487	584,104	1,168,256	2,336,512
Mr. Gayton(3)	507,074	1,014,195	2,028,390	77,890	155,780	311,561
(1)

Pursuant to the relative TSR modifier on PSU awards, the number of shares earned will be reduced or increased by 25% if TSR over the applicable performance period relative to our compensation comparator group (see page 62) falls outside of a predetermined range.

(2)	Assumes threshold achievement for all performance measures.
(3)	In connection with entering into the Consulting Agreement on April 20, 2021, Mr. Gayton forfeited all equity awards that he held at the time, including all previously granted PSU awards.

For information on the assumptions used by the Company in calculating the value of the awards, see Note 12 to the Company’s consolidated financial statements in the Form 10-K. To see the value actually received upon vesting of stock by the Named Executive Officers in 2021, refer to the 2021 Option Exercises and Stock Vested table on page 74. Additional information on all outstanding stock awards is reflected in the 2021 Outstanding Equity Awards at Fiscal Year-End table beginning on page 73.

Option Awards (Column (f))

The amounts reported in the Option Awards column represent the grant date fair value of stock option awards granted under the 2014 Equity Plan to each of the Named Executive Officers, calculated in accordance with ASC Topic 718.

For information on the assumptions used by the Company in calculating these amounts, see Note 12 to the Company’s consolidated financial statements in the Form 10-K. To see the value actually received upon exercise of options by the Named Executive Officers in 2021, refer to the 2021 Option Exercises and Stock Vested table on page 74. Additional information on all outstanding option awards is reflected in the 2021 Outstanding Equity Awards at Fiscal Year-End table beginning on page 73.

Non-Equity Incentive Plan Compensation (Column (g))

The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned by each Named Executive Officer under the Company’s annual Performance Incentive Plan. The Annual Incentive Compensation section of the Compensation Discussion and Analysis, which begins on page 55, describes how the 2021 Performance Incentive Plan awards to the Named Executive Officers were determined.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (h))

The amounts reported for each year in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column are comprised of changes in the actuarial present value of the accumulated pension benefits of each of the Named Executive Officers under the applicable pension plan during such year.

Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, average annual earnings and the assumptions used to determine the present value, such as the discount rate. The assumptions used by the Company in calculating the change in pension value are described on page 76. For 2021, the discount rate assumption used to determine the actuarial present value of accumulated pension benefits was higher than in 2020. For Messrs. Smith and Gayton, $0 is reported for 2021 because there was a decrease of $5,973 and $7,600, respectively, in the actuarial present value of their accumulated pension benefit. The decrease for Mr. Smith was primarily due to the increase in the discount rate assumption, and the decrease for Mr. Gayton was due to his resignation prior to vesting in his pension benefit.

The Company cautions that the values reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column are theoretical as those amounts are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company’s audited financial statements for the applicable fiscal years. The Company’s retirement plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that a Named Executive Officer will actually accrue or receive under the Company’s retirement plans during any given year.

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None of the Named Executive Officers received above-market or preferential earnings (as these terms are defined by the SEC) on their nonqualified deferred compensation accounts.

The material provisions of the Company’s retirement plans and deferred compensation plans in which the Named Executive Officers participate are described in the Summary of Plans in Annex B beginning on page 107.

All Other Compensation (Column (i))

The amounts reported in the All Other Compensation column reflect, for each Named Executive Officer, the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits; (ii) the amount of any tax reimbursements; (iii) the amount contributed by the Company to applicable Company 401(k) and savings plans; (iv) the dollar value of life insurance premiums paid by the Company; and (v) for Mr. Gayton, the Consulting Agreement. Amounts contributed to Company 401(k) and savings plans are calculated on the same basis for all participants in the relevant plan, including the Named Executive Officers. The material provisions of the Company 401(k) and savings plans in which the Named Executive Officers participate are described in the Summary of Plans in Annex B beginning on page 107.

The following table outlines those perquisites and other personal benefits and additional all other compensation required by SEC rules to be separately quantified for 2021. A dash indicates that the Named Executive Officer received the perquisite or personal benefit, but the amount was not required to be disclosed under SEC rules. The narrative following the table describes all categories of perquisites and other personal benefits provided by the Company in 2021.

	Perquisites and Other Personal Benefits				Additional All Other Compensation
Name	Aircraft Usage	International Service Program Benefits	Financial and Tax Planning	Other	Tax Reimbursement	Company Contributions to Company 401(k) and Savings Plans	Life Insurance Premiums	Consulting Agreement
Mr. Quincey	$—	$—	$—	$—	$0	$89,600	$3,576	$0
Mr. Murphy	—	67,676	—	25,566	0	41,869	2,400	0
Mr. Arroyo	0	607,299	0	—	0	0	1,743	0
Mr. Rivera	—	379,312	—	—	368	22,662	1,743	0
Mr. Smith	301,947	0	—	—	22,465	47,405	1,586	0
Mr. Gayton	0	0	0	—	0	10,763	0	9,333,333

AIRCRAFT USAGE

The Company operates leased aircraft to allow employees to safely and efficiently travel for business purposes around the world. Given the Company’s significant global presence, we believe it is a business imperative for senior leaders to be on the ground at our global operations. The Company aircraft allow employees to be far more productive than if commercial flights were utilized, as the aircraft provide a confidential and highly productive environment in which to conduct business without the schedule constraints imposed by commercial airline service.

The Company aircraft are made available to the Named Executive Officers for their personal use in the following situations:

●	The Company aircraft is the Board’s strongly preferred method for all travel by Messrs. Quincey and Smith, for both business and personal travel. This is for security purposes due to the high profile and global nature of our business and our highly symbolic and well-recognized brands, as well as to ensure that they can be immediately available to respond to business priorities from any location around the world. This arrangement also allows travel time to be used productively for the Company. Messrs. Quincey and Smith, and their immediate family members traveling with them, use the Company aircraft for a reasonable number of personal trips. Personal use of the Company aircraft results in imputed taxable income. Neither Messrs. Quincey nor Smith is provided a tax reimbursement for personal use of aircraft.
●	No other Named Executive Officers use the Company aircraft for personal purposes except in extraordinary circumstances. Due to health concerns related to the COVID-19 pandemic, Mr. Rivera completed one personal trip on the Company aircraft during 2021. No other Named Executive Officer used the Company aircraft solely for personal purposes in 2021, other than Messrs. Quincey and Smith.
●	Infrequently, spouses and guests of Named Executive Officers travel on the Company aircraft when the aircraft is already going to a specific destination for a business purpose. This use has minimal cost to the Company and, where applicable, a nominal amount is included in the All Other Compensation table above. Income is imputed to the Named Executive Officer for income tax purposes, but no tax reimbursement is provided since such persons are not traveling for a business purpose.
●	In determining the incremental cost to the Company of personal use of the Company aircraft, the Company calculates, for each aircraft, the direct variable operating costs on an hourly basis, including all costs that may vary by the hours flown. Items included in calculating this cost are as follows:
● aircraft fuel and oil;
● travel, lodging and other expenses for crew;

70	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

●	prorated amount for routine repairs and maintenance;
●	prorated amount for rental fee on airplane hangar (when away from home base);
●	catering;
●	logistics (landing fees, permits, etc.);
●	telecommunication expenses and other supplies; and
●	the amount, if any, of disallowed tax deductions associated with such use.

When the aircraft is already flying to a destination for business purposes, only the direct variable costs associated with the additional passenger (for example, catering) are included in determining the aggregate incremental cost to the Company.

While it happens very rarely, if an aircraft travels empty before picking up or after dropping off a passenger flying for personal reasons, this “deadhead” segment would be included in the incremental cost attributable to overall travel.

INTERNATIONAL SERVICE PROGRAM BENEFITS

The Company provides benefits to globally mobile associates under various international service programs, the material provisions of which are described on page 109. These programs are designed to relocate and support employees who are sent on an assignment outside of their home country. The purpose of the programs is to make sure that when the Company requests that an employee move outside his or her home country, economic considerations do not play a role. This helps the Company quickly meet its business needs around the world and develop its employees.

Mr. Quincey participated in an international service program because he was a citizen of the United Kingdom who relocated to the United States in May 2017 and remained in the program through April 30, 2017. Certain benefits related to his participation in the program were paid in 2021 and may be paid in future years.

Mr. Murphy participated in an international service program because he was a citizen of Ireland who relocated to the United States in January 2019 and remained in the program through December 31, 2020. Certain benefits related to his participation in the program were paid in 2021 and may be paid in future years.

Mr. Arroyo participated in an international service program for all of 2021 because he was a citizen of Spain based in Singapore. Certain benefits related to his participation in the program were paid in 2021 and will continue to be paid in future years.

Mr. Rivera participated in an international service program because he was a citizen of Honduras who relocated to the United States in August 2016 and remained in the program through September 30, 2021. Benefits related to his participation in the program were paid in 2021 and may be paid in future years.

The costs to the Company in 2021 were as follows:

Name	Home Leave	Housing Allowance	Cost of Living Allowance	Tax Equalization(1)	Other Program Allowances
Mr. Quincey	$0	$0	$0	$13,661	$0
Mr. Murphy	8,862	0	0	54,022	4,792
Mr. Arroyo	59,704	325,019	51,333	0	171,243
Mr. Rivera	10,350	168,900	6,506	188,196	5,360
(1)

The tax equalization amount, which includes tax preparation services, may differ significantly from year to year due to differences in timing of payments and tax reporting years in various countries. For Mr. Arroyo, these payments did not result in a net reportable benefit for 2021.

FINANCIAL AND TAX PLANNING

The Company provides a taxable reimbursement to the Named Executive Officers for financial planning services, which may include tax preparation and estate planning services. No tax gross-ups are provided to the Named Executive Officers for this benefit.

OTHER PERQUISITES

The Company makes available executive physicals to executives, including the Named Executive Officers. In 2021, for Mr. Murphy, the Company paid for club membership privileges, which are used primarily for business purposes but also for occasional personal purposes. The Company does not incur any additional cost for Mr. Murphy’s use of this membership for personal purposes.

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ADDITIONAL ALL OTHER COMPENSATION

Tax Reimbursement

The amounts reported in the table on page 69 represent tax reimbursements for certain Named Executive Officers. For Messrs. Rivera and Smith, all amounts for 2021 are related to business use of the Company aircraft. No Named Executive Officer is provided a tax reimbursement for personal use of aircraft, but Named Executive Officers are provided a tax reimbursement for taxes incurred when a spouse or significant other travels for business purposes. These taxes are incurred because of the Internal Revenue Service’s extremely limited rules concerning business travel by non-employees. It is sometimes necessary for spouses or significant others to accompany Named Executive Officers to business functions. In contrast to personal use, the Company does not believe an employee should pay personally when spousal or significant other travel is required or important for business purposes.

To calculate taxable income, the Standard Industry Fare Level rates set by the Internal Revenue Service are used. Where a tax reimbursement is authorized, it is calculated using the highest marginal federal tax rate, the applicable state rate and Medicare rates. The rate used to calculate taxable income has no relationship to the incremental cost to the Company associated with the use of the Company aircraft.

Company Contributions to Company 401(k) and Savings Plans

The Company makes matching contributions to Named Executive Officers who participate in applicable Company 401(k) or savings plans on the same terms and using the same formulas as other participating employees. In 2021, all of the Named Executive Officers except for Mr. Arroyo participated in the Company 401(k) Plan and Supplemental 401(k) Plan.

The amounts reported in the table on page 69 represent the following contributions in 2021:

●	Mr. Quincey – $10,150 to the 401(k) Plan and $79,450 to the Supplemental 401(k) Plan
●	Mr. Murphy – $10,150 to the 401(k) Plan and $31,719 to the Supplemental 401(k) Plan
●	Mr. Rivera – $3,828 to the 401(k) Plan and $18,834 to the Supplemental 401(k) Plan
●	Mr. Smith – $10,150 to the 401(k) Plan and $37,255 to the Supplemental 401(k) Plan
●	Mr. Gayton – $10,150 to the 401(k) Plan and $613 to the Supplemental 401(k) Plan

In 2021, Mr. Arroyo participated in the Mobile Employees Retirement Plan (the “Mobile Plan”), which is included in the 2021 Pension Benefits table on page 75. Mr. Rivera also participated in the Mobile Plan during 2021 until he localized to the United States.

Life Insurance Premiums

The Company provides life insurance to U.S.-based employees, including the Named Executive Officers. In 2021, this coverage was equal to the lesser of 1.5 times pay or $2 million. The amounts reported in the table on page 69 represent the premiums paid for this insurance by the Company.

Consulting Agreement with Mr. Gayton

On April 20, 2021, Mr. Gayton resigned his employment with the Company and entered into the Consulting Agreement under which he is serving as Strategic Consultant to the Chairman and CEO until April 30, 2022. Pursuant to the terms of the Consulting Agreement, in 2021 Mr. Gayton received a lump sum payment in the amount of $4,000,000, a waiver of the repayment obligations of certain benefits paid to him under his original employment letter dated July 15, 2020, and consulting fees of $5,333,333. In connection with entering into the Consulting Agreement, Mr. Gayton also forfeited all equity awards that he held at the time.

72	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

2021 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
James Quincey	—	$0	$3,200,000	$6,400,000
	02/18/2021				110,886	221,772	443,544				$10,458,967
	02/18/2021				33,269	66,538	133,076				3,213,053
	02/18/2021							554,597	$50.4383	$50.77	2,800,715
John Murphy	—	0	1,118,750	2,237,500
	02/18/2021				36,962	73,924	147,848				3,486,322
	02/18/2021				11,088	22,177	44,354				1,070,905
	02/18/2021							184,866	50.4383	50.77	933,573
Manuel Arroyo	—	0	812,500	1,625,000
	02/18/2021				30,241	60,483	120,966				2,852,433
	02/18/2021				9,072	18,145	36,290				876,204
	02/18/2021							151,254	50.4383	50.77	763,833
Alfredo Rivera	—	0	650,000	1,300,000
	02/18/2021				16,801	33,602	67,204				1,584,701
	02/18/2021				5,040	10,081	20,162				486,801
	02/18/2021							84,030	50.4383	50.77	424,352
Brian J. Smith	—	0	1,592,500	3,185,000
	02/18/2021				40,322	80,644	161,288				3,803,244
	02/18/2021				12,096	24,193	48,386				1,168,256
	02/18/2021							201,672	50.4383	50.77	1,018,444
Bradley M. Gayton	—	0	0	0
	02/18/2021				10,752	21,505	43,010				1,014,195
	02/18/2021				1,613	3,226	6,452				155,780
	02/18/2021							53,779	50.4383	50.77	271,584

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Annual Incentive) (Columns (c), (d) and (e))

The amounts represent the possible awards under the annual Performance Incentive Plan as described beginning on page 55. Actual payments under these awards were determined in February 2022, will be paid in March 2022, and are included in the Non-Equity Incentive Plan Compensation column (column (g)) of the 2021 Summary Compensation Table.

Estimated Future Payouts Under Equity Incentive Plan Awards (PSUs) (Columns (f), (g) and (h))

The awards represent PSUs granted in February 2021. The performance period is from January 1, 2021 to December 31, 2023 for the annual PSU awards and from January 1, 2021 to December 31, 2022 for the 2021 emerging stronger PSU awards. The awards are subject to a relative TSR modifier. The grant date fair value is included in the Stock Awards column (column (e)) of the 2021 Summary Compensation Table. For additional details of the PSU awards granted in 2021, see the discussion beginning on page 57.

All Other Option Awards and Exercise Price of Option Awards (Stock Options) (Columns (j) and (k))

The awards represent stock options granted in February 2021. These options have a term of ten years from the grant date and vest 25% on the first, second, third and fourth anniversaries of the grant date. The exercise price of stock options is the average of the high and low prices of a share of Common Stock on the grant date.

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2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)*	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)*
James Quincey	34,875	(1)			$37.6100	02/20/2023	208,664	(11)	$12,354,995	965,824	(12)	$57,186,439
	368,114	(2)			37.2050	02/19/2024
	144,930	(3)			41.8850	02/18/2025
	266,403	(4)			43.5150	02/17/2026
	337,824	(5)			40.8900	02/15/2027
	333,222	(6)	111,074	(6)	44.4750	02/15/2028
	263,543	(7)	263,544	(7)	45.4350	02/21/2029
	121,662	(8)	364,989	(8)	59.4850	02/20/2030
			554,597	(9)	50.4383	02/18/2031
John Murphy	115,896	(10)			34.3525	02/15/2022	76,510	(13)	4,530,157	321,936	(14)	19,061,831
	101,594	(1)			37.6100	02/20/2023
	156,290	(2)			37.2050	02/19/2024
	57,298	(3)			41.8850	02/18/2025
	38,751	(4)			43.5150	02/17/2026
	99,437	(5)			40.8900	02/15/2027
	114,362	(6)	38,121	(6)	44.4750	02/15/2028
	96,632	(7)	96,633	(7)	45.4350	02/21/2029
	40,554	(8)	121,663	(8)	59.4850	02/20/2030
			184,866	(9)	50.4383	02/18/2031
Manuel Arroyo	7,038	(5)			40.8900	02/15/2027	45,906	(15)	2,718,094	258,684	(16)	15,316,680
	43,185	(6)	14,396	(6)	44.4750	02/15/2028
	57,979	(7)	57,980	(7)	45.4350	02/21/2029
	31,706	(8)	95,118	(8)	59.4850	02/20/2030
			151,254	(9)	50.4383	02/18/2031
Alfredo Rivera	101,594	(1)			37.6100	02/20/2023	27,821	(17)	1,647,281	143,978	(18)	8,524,937
	156,290	(2)			37.2050	02/19/2024
	67,263	(3)			41.8850	02/18/2025
	38,751	(4)			43.5150	02/17/2026
	90,790	(5)			40.8900	02/15/2027
	51,582	(6)	17,195	(6)	44.4750	02/15/2028
	35,139	(7)	35,139	(7)	45.4350	02/21/2029
	17,696	(8)	53,090	(8)	59.4850	02/20/2030
			84,030	(9)	50.4383	02/18/2031
Brian J. Smith	256,972	(1)			37.6100	02/20/2023	83,465	(19)	4,941,963	351,202	(20)	20,794,670
	320,099	(2)			37.2050	02/19/2024
	126,026	(3)			41.8850	02/18/2025
	93,756	(4)			43.5150	02/17/2026
	132,717	(5)			40.8900	02/15/2027
	96,768	(6)	32,256	(6)	44.4750	02/15/2028
	105,417	(7)	105,418	(7)	45.4350	02/21/2029
	44,241	(8)	132,723	(8)	59.4850	02/20/2030
			201,672	(9)	50.4383	02/18/2031
Bradley M. Gayton	0		0		N/A	N/A	0		N/A	0		N/A
*

Market values in columns (h) and (j) were determined by multiplying the number of shares of stock or units, as applicable, by $59.21, the closing price of Common Stock on December 31, 2021, the last trading day of the year.

74	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

(1)	These options were granted on February 21, 2013. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.
(2)	These options were granted on February 20, 2014. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.
(3)	These options were granted on February 19, 2015. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.
(4)	These options were granted on February 18, 2016. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.
(5)	These options were granted on February 16, 2017. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.
(6)	These options were granted on February 15, 2018. The options vest 25% on the first, second, third and fourth anniversaries of the grant date.
(7)	These options were granted on February 21, 2019. The options vest 25% on the first, second, third and fourth anniversaries of the grant date.
(8)	These options were granted on February 20, 2020. The options vest 25% on the first, second, third and fourth anniversaries of the grant date.
(9)	These options were granted on February 18, 2021. The options vest 25% on the first, second, third and fourth anniversaries of the grant date.
(10)	These options were granted on February 16, 2012. The options vested 25% on the first, second, third and fourth anniversaries of the grant date.
(11)	Reflects 208,664 PSUs earned upon satisfaction of the performance measures under the 2019-2021 PSU program.
(12)

Reflects 389,204 PSUs for the 2020-2022 PSU program at the maximum award level, 443,544 PSUs for the 2021-2023 PSU program at the maximum award level, and 133,076 PSUs for the 2021-2022 emerging stronger PSU program at the maximum award level.

(13)	Reflects 76,510 PSUs earned upon satisfaction of the performance measures under the 2019-2021 PSU program.
(14)

Reflects 129,734 PSUs for the 2020-2022 PSU program at the maximum award level, 147,848 PSUs for the 2021-2023 PSU program at the maximum award level, and 44,354 PSUs for the 2021-2022 emerging stronger PSU program at the maximum award level.

(15)	Reflects 45,906 PSUs earned upon satisfaction of the performance measures under the 2019-2021 PSU program.
(16)

Reflects 101,428 PSUs for the 2020-2022 PSU program at the maximum award level, 120,966 PSUs for the 2021-2023 PSU program at the maximum award level, and 36,290 PSUs for the 2021-2022 emerging stronger PSU program at the maximum award level.

(17)	Reflects 27,821 PSUs earned upon satisfaction of the performance measures under the 2019-2021 PSU program.
(18)

Reflects 56,612 PSUs for the 2020-2022 PSU program at the maximum award level, 67,204 PSUs for the 2021-2023 PSU program at the maximum award level, and 20,162 PSUs for the 2021-2022 emerging stronger PSU program at the maximum award level.

(19)	Reflects 83,465 PSUs earned upon satisfaction of the performance measures under the 2019-2021 PSU program.
(20)

Reflects 141,528 PSUs for the 2020-2022 PSU program at the maximum award level, 161,288 PSUs for the 2021-2023 PSU program at the maximum award level, and 48,386 PSUs for the 2021-2022 emerging stronger PSU program at the maximum award level.

2021 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
James Quincey	0	$0	291,932	$14,630,632
John Murphy	0	0	90,616	4,541,426
Manuel Arroyo	0	0	16,519	828,016
Alfredo Rivera	7,964	175,268	67,522	3,383,825
Brian J. Smith	0	0	104,855	5,254,842
Bradley M. Gayton	0	0	0	0

Option Awards (Columns (b) and (c))

The following table provides details of the stock options exercised in 2021.

Name	Grant Date	Options Exercised	Exercise Date	Value Realized on Exercise
Mr. Rivera	2/16/2012	7,964	11/16/2021	$175,268

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Stock Awards (Columns (d) and (e))

The following table provides details of the stock awards that vested and the value realized in 2021.

Name	Grant Date	Release Date	Number of Shares	Stock Price on Release Date(1)	Value Realized on Release	Description
Mr. Quincey	02/16/2017	02/20/2021	195,973	$50.11	$9,820,207	Shares underlying an award of performance share units
	02/15/2018	02/18/2021	95,959	50.13	4,810,425	Shares underlying an award of performance share units
Mr. Murphy	02/16/2017	02/20/2021	57,683	50.11	2,890,495	Shares underlying an award of performance share units
	02/15/2018	02/18/2021	32,933	50.13	1,650,931	Shares underlying an award of performance share units
Mr. Arroyo	02/16/2017	02/20/2021	4,083	50.11	204,599	Shares underlying an award of performance share units
	02/15/2018	02/18/2021	12,436	50.13	623,417	Shares underlying an award of performance share units
Mr. Rivera	02/16/2017	02/20/2021	52,668	50.11	2,639,193	Shares underlying an award of performance share units
	02/15/2018	02/18/2021	14,854	50.13	744,631	Shares underlying an award of performance share units
Mr. Smith	02/16/2017	02/20/2021	76,989	50.11	3,857,919	Shares underlying an award of performance share units
	02/15/2018	02/18/2021	27,866	50.13	1,396,923	Shares underlying an award of performance share units
(1)	Represents the closing price of Common Stock on the trading day prior to the release date.

2021 PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)		Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
James Quincey	Mobile Plan	11.1	(1)	$2,292,056	$0
	TCCC Pension Plan	7.6		238,057	0
	TCCC Supplemental Pension Plan	—	(2)	1,895,655	0
John Murphy	Mobile Plan	32.5	(3)	7,619,690	0
	TCCC Pension Plan	1.0		23,637	0
	TCCC Supplemental Pension Plan	—	(2)	73,959	0
Manuel Arroyo	Mobile Plan	4.4	(4)	542,209	0
Alfredo Rivera	Mobile Plan	24.5	(5)	4,321,400	0
	TCCC Pension Plan	0.3		15,932	0
Brian J. Smith	TCCC Pension Plan	24.8		750,698	0
	TCCC Supplemental Pension Plan	—	(2)	4,457,639	0
Bradley M. Gayton	TCCC Pension Plan	0.6		0	0
	TCCC Supplemental Pension Plan	—	(2)	0	0
(1)

In May 2017, Mr. Quincey stopped participating in an international service program and localized to the United States. As a result, he began participating again in the TCCC Pension Plan and the TCCC Supplemental Pension Plan and stopped accruing benefits in the Mobile Plan. Mr. Quincey’s total years of service with the Company is 25.3 years. He participated in the Coca-Cola UK Stakeholder Pension Plan (the “UK Savings Plan”) for a portion of this time.

(2)	The same years of service apply to both the TCCC Pension Plan and the TCCC Supplemental Pension Plan, as these plans work in tandem.
(3)

In January 2021, Mr. Murphy stopped participating in an international service program and localized to the United States. As a result, he began participating in the TCCC Pension Plan and the TCCC Supplemental Pension Plan and stopped accruing benefits in the Mobile Plan.

(4)

Mr. Arroyo had a prior period of employment with the Company for which his benefits in the Mobile Plan were fully distributed. The service shown reflects service from 2017 when he rejoined the Company and began participating again in the Mobile Plan. Mr. Arroyo’s total years of service with the Company is 23.9 years. He participated in a savings plan in Spain (the “Spanish Savings Plan”) for a portion of this time.

(5)

In October 2021, Mr. Rivera stopped participating in an international service program and localized to the United States. As a result, he began participating in the TCCC Pension Plan and the TCCC Supplemental Pension Plan and stopped accruing benefits in the Mobile Plan.

76	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

The Company provides retirement benefits from various plans to its employees, including the Named Executive Officers. Due to the Company’s global operations, it maintains different plans to address different market conditions, various legal and tax requirements, and different groups of employees.

In 2021, all of the Named Executive Officers except for Mr. Arroyo participated in or had a benefit under The Coca-Cola Company Pension Plan (the “TCCC Pension Plan”) and/or The Coca-Cola Company Supplemental Pension Plan (the “TCCC Supplemental Pension Plan”). In 2021, Messrs. Arroyo and Rivera participated in the Mobile Plan for all or part of the year. Messrs. Quincey and Murphy have a benefit under the Mobile Plan for the period they were covered under an international service program. Additional details of these plans are described in the Summary of Plans in Annex B beginning on page 107. The table above reflects the present value of accumulated benefits for each of the Named Executive Officers under the applicable plans.

Compensation used for determining pension benefits under the TCCC Pension Plan, the TCCC Supplemental Pension Plan and the Mobile Plan generally includes only base salary and annual cash incentives. The amounts reflected for each plan represent the present value of the maximum benefit payable under the applicable plans. In some cases, the payments may be reduced for early retirement or by benefits paid by other Company-sponsored retirement plans, statutory payments or Social Security.

The Company generally does not grant additional years of benefit service, and no Named Executive Officer has been credited with additional years of benefit service.

The discount rate assumption used by the Company in calculating the present value of accumulated benefits was 2.91% for the TCCC Pension Plan and 2.85% for the TCCC Supplemental Pension Plan. For information on additional assumptions used by the Company in calculating the present value of accumulated benefits, see Note 13 to the Company’s consolidated financial statements in the Form 10-K. The calculations assume that the Named Executive Officer continues to live at least until the earliest age at which an unreduced benefit is payable.

The Company’s retirement plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any. The traditional pension benefit under the TCCC Supplemental Pension Plan is paid in the form of an annuity if the employee has reached at least age 55 with 10 years of service at the time of his or her separation from the Company. Therefore, Messrs. Quincey and Smith are required to take the traditional pension benefit portion of their TCCC Supplemental Pension Plan benefit in the form of an annuity.

2021 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information on the Named Executive Officers’ participation in The Coca-Cola Company Deferred Compensation Plan (the “Deferred Compensation Plan”) and the Supplemental 401(k) Plan, as applicable. These plans either allow eligible employees to defer part of their base salary and annual incentive on a voluntary basis or make employees whole when the Company matching contribution is limited under the tax-qualified plan. The

Company matching contribution under the Supplemental 401(k) Plan was provided at the same rate as the Company matching contribution under the 401(k) Plan. The Company does not match any additional voluntary deferrals.

Additional details of the Deferred Compensation Plan and the Supplemental 401(k) Plan are described in the Summary of Plans in Annex B beginning on page 107.

Name (a)	Plan Name	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
James Quincey	Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A
	Supplemental 401(k) Plan	N/A	$79,450	$94,107	$0	$911,646
John Murphy	Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A
	Supplemental 401(k) Plan	N/A	31,719	3,411	0	35,130
Manuel Arroyo	Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A
Alfredo Rivera	Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A
	Supplemental 401(k) Plan	N/A	18,834	0	0	18,834
Brian J. Smith	Deferred Compensation Plan	$0	0	204,815	0	1,564,453
	Supplemental 401(k) Plan	N/A	37,255	119,352	0	1,169,558
Bradley M. Gayton	Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A
	Supplemental 401(k) Plan	N/A	613	(3)	610	0

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Executive Contributions In Last Fiscal Year (Column (b))

No Named Executive Officer contributed to the Deferred Compensation Plan in 2021.

Registrant Contributions In Last Fiscal Year (Column (c))

All Company matching contributions shown are included in the “All Other Compensation” column of the 2021 Summary Compensation Table.

Aggregate Earnings In Last Fiscal Year (Column (d))

The earnings reflected in column (d) represent deemed investment earnings or losses from voluntary deferrals and Company contributions, as applicable. The Deferred

Compensation Plan and the Supplemental 401(k) Plan do not guarantee a return on deferred amounts. For these plans, no amounts included in column (d) are reported in the 2021 Summary Compensation Table because the plans do not provide for above-market or preferential earnings.

Aggregate Balance At Last Fiscal Year-End (Column (f))

The amounts reflected in column (f) for Messrs. Quincey, Smith and Gayton, with the exception of amounts reflected in columns (b), (c) and (d), if any, have been reported in prior proxy statements of the Company.

78	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Payments on Termination or Change in Control

GENERAL

Most of the Company’s plans and programs contain specific provisions detailing how payments are treated upon termination or change in control. The specific termination and change in control provisions under these plans, which are described below, apply to all participants in each plan.
The termination scenarios described in this section include voluntary separation, involuntary separation, disability and death. For more information on the plans described below, see Summary of Plans in Annex B beginning on page 107.

CONSULTING AGREEMENT WITH MR. GAYTON

As disclosed above, Mr. Gayton resigned his employment with the Company on April 20, 2021 and entered into the Consulting Agreement. Pursuant to the terms of the Consulting Agreement, in 2021 Mr. Gayton received a lump sum payment in the amount of $4,000,000, a waiver of the repayment obligations of certain benefits paid to him under his original employment letter dated July 15, 2020 and consulting fees of $5,333,333. Mr. Gayton will continue to receive a consulting fee of $666,666.67, paid monthly, through April 2022, subject to Mr. Gayton’s continued compliance with certain restrictive covenants contained in the Consulting Agreement. In connection with entering into the Consulting Agreement, Mr. Gayton also forfeited all equity awards that he held at the time. Mr. Gayton received no benefits under the terms of the TCCC Severance Plan.

CHANGE IN CONTROL

The change in control provisions in the various Company plans were adopted to mitigate the concern that, in the event the Company is considering a change in control transaction, the employees involved in considering the transaction might otherwise be motivated to act in their own interests rather than the interests of the shareowners. Thus, the change in control provisions are designed with the intention of ensuring that employees are neither harmed nor given a windfall in the event of a change in control. The Company’s plans generally provide that a change in control may occur upon (i) a greater than 20% change in ownership of the Company; (ii) a change of the majority of the Board within a two-year period; or (iii) certain merger and consolidation transactions. As described below, Company equity plans include “double-trigger” change in control provisions.

The Company does not have individual change in control agreements and no tax gross-up is provided for any taxes incurred as a result of a change in control payment. The Board can determine prior to the potential change in control that no change in control will be deemed to have occurred.

SEVERANCE PLAN

All of the Named Executive Officers are covered by the TCCC Severance Plan.

Termination, Death, Disability

Generally, benefits are payable under the TCCC Severance Plan when an employee is terminated involuntarily due to certain circumstances, such as an internal reorganization or position elimination. The maximum cash severance benefit under this plan is two years of base pay, payable as a lump sum.

Change in Control

There are no separate change in control provisions included in the TCCC Severance Plan.

ANNUAL INCENTIVE PLAN

All of the Named Executive Officers were eligible to participate in the annual Performance Incentive Plan in 2021.

Termination, Death, Disability

Generally, participants employed on December 31 are eligible to receive a cash incentive for the year, regardless of whether employment continues through the payment date. Employees who (i) die, or (ii) move to an affiliate generally receive a prorated incentive based on actual Company performance and the portion of the year actually worked.

Change in Control

Upon a change in control, participants receive the target amount of the annual incentive after the end of the performance year. This amount is prorated if the participant leaves during the year.

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DEFERRED COMPENSATION PLANS

All of the Named Executive Officers except for Messrs. Arroyo and Rivera were eligible to participate in the Deferred Compensation Plan in 2021; however, none of them chose to contribute.

Termination, Death, Disability

Under the Deferred Compensation Plan, employees who terminate employment after age 50 with five years of service receive payments based on elections made at the time they elected to defer compensation. Other employees receive a lump sum after termination. Individuals who are designated as “specified employees” under Section 409A of the Tax Code may not receive payments for at least six months following termination of employment to the extent the amounts were deferred after January 1, 2005. There are no enhanced benefits payable under the Deferred Compensation Plan upon a participant’s death or disability.

Change in Control

Upon a change in control, any Company discretionary contributions to the Deferred Compensation Plan vest. No Named Executive Officer received a Company discretionary contribution in 2021.

EQUITY PLANS

All of the Named Executive Officers participated in the Company’s equity plans in 2021.

Termination

The treatment of equity upon termination of employment depends on the reason for the termination and the employee’s age and length of service at termination. The table below details the termination provisions of the various equity award types.

Award Type	Separation Prior to Meeting Age/ Service Requirement	Separation After Meeting Age/Service Requirement of 60 years/10 years of service	Involuntary Separation After Meeting Age/Service Requirement of 50 years/10 years of service(1)
Stock Options	Employees have six months to exercise vested options. Unvested options are forfeited.	All options held at least 12 months vest. Employees have the full remaining term to exercise the options.	All options held at least 12 months continue to vest for up to four years.
Restricted Stock/ Restricted Stock Units	Shares are forfeited unless held until the time specified in the grant and performance measures, if any, are met.	Shares are forfeited unless held until the time specified in the grant and performance measures, if any, are met. Some grants vest upon meeting age and service requirements.	Shares are forfeited unless held until the time specified in the grant and performance measures, if any, are met. Some grants vest upon meeting age and service requirements and may be prorated.
PSUs(2)	All PSUs are forfeited if separation occurs prior to certification of results.	For grants held at least 12 months, the employee receives the same number of earned shares as active employees after the results are certified.	Outstanding PSUs held at least 12 months will not be forfeited and a prorated amount will be released after the results are certified.
(1)	Applicable for involuntary separations due to specific circumstances, such as an internal reorganization or position elimination. For grants prior to 2013, executives are not eligible for this treatment without specific approval by the Talent and Compensation Committee. No Named Executive Officer has been made eligible for this treatment.
(2)	The 2021 emerging stronger PSU awards are forfeited if separation occurs prior to satisfaction of performance measures, regardless of age and service.

Death

If an employee dies, all options vest if the options have been accepted. The employee’s estate has five years from the date of death to exercise the options. Provided they have been accepted, restricted stock and restricted stock units vest and are released to the employee’s estate. Provided the PSUs have been accepted, if death occurs during the performance period, the employee’s estate receives a cash payment equal to the value of the target number of shares. For PSUs where performance has been certified, the employee’s estate receives a cash payment based on the certified results.

Disability

If an employee terminates employment because of disability, all options vest, and the employee has the full remaining term to exercise the options. Restricted stock and restricted stock units vest and are released to the employee. For PSUs in the performance period, the employee receives shares equal to the number of shares that the employee would have earned based on actual performance after the end of the performance period.

80	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Change in Control

Beginning with awards in 2015, the treatment of equity upon a change in control is governed by the 2014 Equity Plan. Awards granted prior to 2015 were governed by applicable plans and agreements. The table below details the double-trigger change in control provisions of the various equity award types if awards are assumed by the successor company. If awards are not assumed by the successor company, accelerated vesting generally occurs upon a change in control.

Award Type	Grants Prior to 2015	Grants Beginning in 2015
Stock Options	Options vest if an employee is terminated within two years following the change in control.	Options vest if an employee is terminated without cause within one year following the change in control.
Restricted Stock/ Restricted Stock Units	Shares vest if an employee is terminated within two years following the change in control.	Shares vest if an employee is terminated without cause within one year following the change in control.
PSUs	PSUs vest at the target level if an employee is terminated within two years following the change in control.	PSUs vest if an employee is terminated without cause within two years following the change in control (i) at the target level if the change in control occurs during the first half of the performance period and (ii) based on actual performance if the change in control occurs during the second half of the performance period. In each case, the final payout is prorated based on time worked during the performance period.

RETIREMENT AND 401(K) PLANS

All of the Named Executive Officers except for Mr. Arroyo were eligible to participate in the TCCC Pension Plan, the TCCC Supplemental Pension Plan, the 401(k) Plan and the Supplemental 401(k) Plan in 2021. Mr. Arroyo participated in the Mobile Plan in 2021. Mr. Rivera also participated in the Mobile Plan for part of 2021 until he localized to the United States. Mr. Quincey has a benefit under the UK Savings Plan related to a prior period of employment. Mr. Arroyo has a benefit under the Spanish Savings Plan related to a prior period of employment.

Termination, Death, Disability

No payments may be made under the TCCC Pension Plan or the TCCC Supplemental Pension Plan until an employee has separated from service and met eligibility requirements. Generally, no payments may be made under the 401(k) Plan, the Supplemental 401(k) Plan or the Mobile Plan until separation from service, except distributions may be taken from the 401(k) Plan after age 59½ and distributions related to mandatory tax payments may be made under the Mobile Plan, whether or not the employee has terminated employment.

Individuals who are designated as “specified employees” under Section 409A of the Tax Code may not receive payments from the TCCC Supplemental Pension Plan, the Supplemental 401(k) Plan or the Mobile Plan for at least six months following termination of employment.

There are no enhanced benefits payable under the TCCC Pension Plan, the TCCC Supplemental Pension Plan, the 401(k) Plan, the Supplemental 401(k) Plan, the Mobile Plan, the UK Savings Plan or the Spanish Savings Plan upon a participant’s death or disability.

Change in Control

The TCCC Pension Plan and the TCCC Supplemental Pension Plan contain change in control provisions that affect all participants equally, including the participating Named Executive Officers. These provisions provide an enhanced benefit to vested participants for benefits accrued under the defined benefit formula if certain conditions are met, including that the employee must actually leave the Company within two years of a change in control. A change in control has no effect on the cash balance portion of the TCCC Pension Plan and there are no additional credited years of service. Upon a change in control under the TCCC Pension Plan and the TCCC Supplemental Pension Plan, the earliest retirement age is reduced resulting in an enhanced benefit for participants who have not reached the earliest retirement age. None of the Named Executive Officers would receive an enhanced benefit.

The 401(k) Plan, the Supplemental 401(k) Plan, the Mobile Plan, the UK Savings Plan and the Spanish Savings Plan do not have special provisions for change in control.

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QUANTIFICATION OF PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table and footnotes describe the potential payments to the Named Executive Officers upon termination of employment or a change in control of the Company as of December 31, 2021, with the exception of Mr. Gayton, who no longer served as an executive officer as of December 31, 2021, and for whom his actual benefits are described above on page 78.

The table does not include:

●	compensation or benefits previously earned by the Named Executive Officers or equity awards that are fully vested;
●	the value of pension benefits that are disclosed in the 2021 Pension Benefits table beginning on page 75, except for any pension enhancement triggered by the event, if applicable;
●	the amounts payable under deferred compensation plans that are disclosed in the 2021 Nonqualified Deferred Compensation table on page 76; or
●	the value of any benefits (such as retiree health coverage, life insurance and disability coverage) provided on the same basis to substantially all other employees in the country in which the Named Executive Officer works.

	Voluntary Separation $ (a)	Involuntary Termination $ (b)	Death $ (c)	Disability $ (d)	Change in Control $ (e)
Mr. Quincey
Severance Payments	$0	$3,200,000	$0	$0	$0
Annual Incentive(1)	0	0	0	0	3,200,000
Stock Options(2)	0	5,266,994	10,131,752	10,131,752	10,131,752
PSUs and Restricted Stock Units(3)	0	0	41,073,030	0	46,669,677
Pension Enhancement	0	0	0	0	0
TOTAL	0	8,466,994	51,204,782	10,131,752	60,001,429
Mr. Murphy
Severance Payments	0	1,790,000	0	0	0
Annual Incentive(1)	0	0	0	0	1,118,750
Stock Options(2)	0	1,892,833	3,514,422	3,514,422	3,514,422
PSUs and Restricted Stock Units(3)	0	0	14,106,842	0	16,388,381
Pension Enhancement	0	0	0	0	0
TOTAL	0	3,682,833	17,621,264	3,514,422	21,021,553
Mr. Arroyo
Severance Payments	0	1,300,000	0	0	0
Annual Incentive(1)	0	0	0	0	812,500
Stock Options(2)	0	1,010,800	2,337,554	2,337,554	2,337,554
PSUs and Restricted Stock Units(3)	0	0	10,403,908	0	11,225,683
Pension Enhancement	0	0	0	0	0
TOTAL	0	2,310,800	12,741,462	2,337,554	14,375,737
Mr. Rivera
Severance Payments	0	1,300,000	0	0	0
Annual Incentive(1)	0	0	0	0	650,000
Stock Options(2)	737,408	737,408	1,474,494	1,474,494	1,474,494
PSUs and Restricted Stock Units(3)	0	0	5,926,447	0	6,524,172
Pension Enhancement	0	0	0	0	0
TOTAL	737,408	2,037,408	7,400,941	1,474,494	8,648,666
Mr. Smith
Severance Payments	0	1,820,000	0	0	0
Annual Incentive(1)	0	0	0	0	1,592,500
Stock Options(2)	1,927,425	1,972,425	3,696,431	3,696,431	3,696,431
PSUs and Restricted Stock Units(3)	0	0	15,389,271	0	17,878,282
Pension Enhancement	0	0	0	0	0
TOTAL	1,927,425	3,747,425	19,085,702	3,696,431	23,167,213
(1)	Except upon a change in control, no amounts are included for the Performance Incentive Plan because the Named Executive Officers would be entitled to the same payment regardless of whether the event occurred. Upon a change in control, the target annual incentive amount is guaranteed (subject to proration if the participant leaves before the end of the year).
(2)	Represents the intrinsic value of the acceleration of vesting of any stock options that vest upon the event. Intrinsic value is the difference between the exercise price of the stock option and the closing price of Common Stock, which was $59.21 on December 31, 2021, the last trading day of the year.
(3)	No amounts are included for the 2019-2021, 2020-2022 or 2021-2023 PSU programs or the 2021-2022 emerging stronger PSU program for Voluntary Separation, Involuntary Termination and Disability because the PSUs remain subject to performance requirements even after the event. See page 58 for the status of these PSU programs.

82	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Voluntary Separation (Column (a))

Amounts are included under “Stock Options” for Messrs. Rivera and Smith because they have satisfied the age and service requirement for acceleration of vesting of certain equity awards held for at least 12 months. Messrs. Quincey, Murphy and Arroyo have not satisfied the age and service requirement for acceleration of any equity awards, and therefore, no additional payments would be triggered upon voluntary separation.

Involuntary Termination (Column (b))

Amounts are included under “Stock Options” for Messrs. Rivera and Smith because they have satisfied the age and service requirement for acceleration of vesting of certain equity awards held for at least 12 months. Amounts are included under “Stock Options” for Messrs. Quincey, Murphy and Arroyo because involuntary termination triggers continued vesting of equity awards granted beginning in 2013 after the age and service requirement has been met.

Death (Column (c))

Amounts are included under “Stock Options” and/or “PSUs and Restricted Stock Units” because death triggers acceleration of vesting of certain equity awards. The amounts for “PSUs and Restricted Stock Units” reflect the value of the target number of shares granted under the 2019-2021, 2020-2022 and 2021-2023 PSU programs and the 2021-2022 emerging stronger PSU program.

Disability (Column (d))

Amounts are included under “Stock Options” because termination of employment caused by disability triggers acceleration of vesting or continued vesting of certain equity awards.

Change in Control (Column (e))

Amounts are included under “Stock Options” and/or “PSUs and Restricted Stock Units” because a change in control triggers acceleration of vesting of certain equity awards. Since equity awards have double-trigger change in control provisions, the table above assumes that both a change in control and a subsequent termination of employment have occurred. The amounts for “PSUs and Restricted Stock Units” reflect (i) the value of the number of shares granted under the 2019-2021 PSU program at the maximum award level; (ii) the value of the number of shares granted under the 2020-2022 PSU program at the maximum award level, prorated for two years of the performance period; (iii) the value of the number of shares granted under the 2021-2023 PSU program at the maximum award level, prorated for one year of the performance period; and (iv) the value of the number of shares granted under the 2021-2022 emerging stronger PSU program at the maximum award level, prorated for one year of the performance period.

Equity Compensation Plan Information

All numbers in the following table are as of December 31, 2021.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by
Security Holders	84,633,034	(1)	$42.43	(2)	331,529,723	(3)
Equity Compensation Plans Not Approved
by Security Holders	0		N/A		0
TOTAL	84,633,034				331,529,723
(1)	Includes 75,206,804 shares issuable pursuant to outstanding options under the 2014 Equity Plan, The Coca-Cola Company 1999 Stock Option Plan and The Coca-Cola Company 2008 Stock Option Plan. The weighted-average exercise price of such options is $42.43. Also includes 9,426,230 full-value awards of shares outstanding under the 2014 Equity Plan and the 1989 Restricted Stock Award Plan, including shares that may be issued pursuant to outstanding PSUs, based on certified financial results, where applicable, and otherwise assuming the target award is met.
(2)	The weighted-average remaining contractual life of the outstanding options is 4.2 years.
(3)	Includes 328,560,468 shares that may be issued pursuant to future awards under the 2014 Equity Plan, including shares that may be issued pursuant to outstanding PSUs, based on certified financial results, where applicable, and otherwise assuming the target award is met. The 2014 Equity Plan uses a fungible share pool under which each share issued pursuant to an option reduces the number of shares available by one share, and each share issued pursuant to awards other than options reduces the number of shares available by five shares. See Long-Term Incentive Compensation beginning on page 57 for more information, including the Equity Stewardship Guidelines, which include a burn rate commitment. With this burn rate commitment, over the 2014 Equity Plan’s ten-year term, the maximum number of shares estimated to be used is 200,000,000 (based on Common Stock outstanding decreasing by 1% each year). Also includes 2,732,413 options which may be issued pursuant to future awards under The Coca-Cola Company 1999 Stock Option Plan and The Coca-Cola Company 2008 Stock Option Plan and 236,842 shares that may be issued pursuant to the 1989 Restricted Stock Award Plan. The maximum term of the options is ten years.

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Share units credited under the Supplemental 401(k) Plan and the Directors’ Plan are not included in the table above since payouts under those plans are in cash.

The Company or its applicable subsidiary provides a matching contribution in Common Stock under various plans throughout the world. No shares are issued by the Company under any of these plans, and therefore these plans are not included in the table above. Shares are purchased on the open market by a third-party trustee. These plans are exempt from the shareowner approval requirements of the NYSE.

The Company also sponsors employee share purchase plans in several jurisdictions outside the United States. The Company does not grant or issue Common Stock pursuant to these plans, but does facilitate the acquisition of Common Stock by employees in a cost-efficient manner. These plans are not equity compensation plans.

Pay Ratio Disclosure

As required by SEC rules, we are providing the information below to explain the relationship between the annual total compensation of Mr. Quincey, who served as the Company’s Chief Executive Officer in 2021, and the annual total compensation of the median employee of the Company, excluding our CEO. We identified the median employee using our employee population as of October 1, 2021. We applied an exchange rate as of October 1, 2021 to convert all foreign currencies into U.S. dollars. We used the same median employee that was identified in 2020 since there have been no changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in the pay ratio disclosure for 2021.

The median annual total compensation disclosed below is based on the Company’s global workforce and is not designed to capture the median compensation of the Company’s U.S. employees. In addition, employees in flexible, part-time roles, such as retail stores operated by Costa Limited, our coffee business, lower the annual total compensation for our median employee. Our compensation philosophy is to pay competitively to market and provide fair compensation regardless of the locale. The compensation approach used to determine compensation for our broader workforce is the same approach we use when setting CEO pay, including consideration of pay competitiveness and the use of performance-based incentives that reward exceptional business performance in each jurisdiction consistent with market practice. For more information regarding our compensation philosophy, see page 52.

For 2021, the annual total compensation of our median employee, a part-time, hourly barista employed in the United Kingdom by Costa Limited was $13,894. This includes base pay and an employer retirement contribution. Mr. Quincey’s annual total compensation for 2021, as reported under the “Total” column (column (j)) in the 2021 Summary Compensation Table, was $24,883,878. Based on this information, for 2021, the ratio of the compensation of the CEO to the median annual total compensation of all other employees was estimated to be 1,791 to 1.

We believe our pay ratio presented above is a reasonable estimate. The SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions that reflect their employee populations and compensation practices. As a result, our pay ratio may not be comparable to the pay ratio reported by other companies.

84	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

8	Audit Matters

Report of the Audit Committee

The Audit Committee operates under a written charter adopted by the Board that outlines its responsibilities and the practices it follows. You can view the charter on the Company’s website, www.coca-colacompany.com, by clicking on “Investors,” then “Corporate Governance,” and then “Documents.” The Audit Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends to the Board changes to the charter to reflect the evolving role of the Audit Committee.

The Audit Committee is composed entirely of non-employee Directors who meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. For 2021, the Board designated each of David B. Weinberg and Christopher C. Davis as an “Audit Committee financial expert” under the SEC rules.

PRIMARY RESPONSIBILITIES AND 2021 ACTIONS

The Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of the Company’s financial statements. The Audit Committee oversees the Company’s compliance with legal and regulatory requirements; the Independent Auditors’ qualifications and independence; the performance of the Company’s internal audit function and the Independent Auditors; the Company’s ethical compliance programs, including the Company’s Codes of Business Conduct; the Company’s quality and food safety programs; workplace and distribution safety programs; and information technology security programs. The Audit Committee also generally oversees the Company’s overall ERM program and has direct oversight over financial reporting and controls and the Company’s product integrity assurance and information technology security programs within the ERM framework. In addition, at the request of the Audit Committee, during some of its meetings, the Audit Committee participates in educational sessions on accounting and financial control matters and on areas of the Company’s operations, including some of the areas of risk it oversees.

In 2021, the Audit Committee held nine meetings. Meeting agendas are established by the Audit Committee Chair and the Chief of Internal Audit. During 2021, among other things, the Audit Committee:

●	met with the senior members of the Company’s financial management team at each regularly scheduled meeting;
●	held separate private sessions, during its regularly scheduled meetings, with each of the Company’s General Counsel, the Independent Auditors and the Chief of Internal Audit, at which candid discussions regarding financial management, legal, tax, accounting, auditing and internal control issues took place;
●	continued its long-standing practice of having independent legal counsel regularly attend Audit Committee meetings;
●	met with the Chief Ethics and Compliance Officer to discuss the effectiveness of the Company’s compliance programs and regularly received status reports of compliance issues;
●	received periodic updates on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting;
●	discussed with the Independent Auditors the Company’s internal control assessment process, management’s assessment with respect thereto and the Independent Auditors’ evaluation of the Company’s system of internal control over financial reporting;
●	reviewed and discussed with management and the Independent Auditors the Company’s earnings releases and Quarterly and Annual Reports on Form 10-Q and Form 10-K, respectively, prior to filing with the SEC;
●	reviewed the Company’s internal audit plan and the performance of the Company’s internal audit function;
●	reviewed with senior members of the Company’s financial management team, the Independent Auditors and the Chief of Internal Audit the overall audit scope and plans, the results of internal and external audits, evaluations by management and the Independent Auditors of the Company’s internal control over financial reporting and the quality of the Company’s financial reporting;

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●	reviewed with management, including the Chief of Internal Audit and the General Counsel, and the Independent Auditors, significant risks and exposures identified by management, the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs, including the Company’s Codes of Business Conduct, the Company’s quality and food safety programs, workplace and distribution safety programs and information technology security programs;
●	evaluated the performance of the Company’s Independent Auditors and had direct involvement in the selection of the new lead assurance engagement partner for 2022, in connection with the mandated rotation of such positions;
●	received regular updates from management and discussed Company initiatives; and
●	participated with representatives of management and the Independent Auditors in educational sessions about topics requested by the Audit Committee.

OVERSIGHT OF INDEPENDENT AUDITORS

The Audit Committee engaged Ernst & Young LLP as the Company’s Independent Auditors for the fiscal year ended December 31, 2021. In its meetings with representatives of the Independent Auditors, the Audit Committee asks them to address, and discuss their responses to, several questions that the Audit Committee believes are particularly relevant to its oversight.

These questions include:

●	Are there any significant accounting judgments or estimates made by management in preparing the financial statements that would have been made differently had the Independent Auditors prepared and been responsible for the financial statements?
●	Based on the Independent Auditors’ experience and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with GAAP and SEC disclosure requirements?
●	Based on the Independent Auditors’ experience and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

The Audit Committee believes that using these questions to help focus its discussions with the Independent Auditors promotes a more meaningful dialogue that provides a basis for its oversight judgment.

The Audit Committee also discussed with the Independent Auditors those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The Audit Committee received the written disclosures and the letter from the Independent Auditors required by applicable requirements of the PCAOB regarding the Independent Auditors’ communication with the Audit Committee concerning independence and has discussed with the Independent Auditors their independence. The Audit Committee considered with the Independent Auditors whether the provision of non-audit services provided by them to the Company during 2021 was compatible with their independence.

86	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

2021 AUDITED FINANCIAL STATEMENTS

In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements and other reports, and of the Independent Auditors, who are engaged to audit and report on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and the Independent Auditors the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations and reviewed certifications prepared by the Chief Executive Officer and the Chief Financial Officer that the unaudited quarterly and audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company, and have expressed to both management and the auditors their general preference for conservative policies when a range of accounting options is available.

In reliance on these reviews and discussions, and the reports of the Independent Auditors, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

DAVID B. WEINBERG CHAIR	MARC BOLLAND	CHRISTOPHER C. DAVIS	CAROLINE J. TSAY

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ITEM
3	Ratification of the Appointment of Ernst & Young LLP as Independent Auditors	The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as Independent Auditors.
What am I voting on?

Shareowners are being asked to ratify the appointment of Ernst & Young LLP, a registered public accounting firm, to serve as the Company’s Independent Auditors for the fiscal year ending December 31, 2022. Although the Audit Committee has the sole authority to appoint the Independent Auditors, as a matter of good corporate governance, the Board submits its selection of the Independent Auditors to our shareowners for ratification. If the shareowners should not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.

The Audit Committee has the sole authority and responsibility to hire, evaluate and, where appropriate, replace the Company’s Independent Auditors and, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation and general oversight of the work of the Independent Auditors.

The Audit Committee has appointed Ernst & Young LLP (“EY”) to serve as Independent Auditors for the fiscal year ending December 31, 2022. EY (including its predecessors) has served as the Company’s Independent Auditors since 1921.

ANNUAL EVALUATION AND SELECTION OF INDEPENDENT AUDITORS

The Audit Committee annually evaluates the performance of the Company’s Independent Auditors, including the senior audit engagement team, and determines whether to reengage the current Independent Auditors or consider other audit firms. Factors considered by the Audit Committee in deciding whether to retain the current Independent Auditors include:

●	EY’s global capabilities;
●	EY’s technical expertise and knowledge of the Company’s global operations and industry;
●	the quality and candor of EY’s communications with the Audit Committee and management;
●	EY’s independence;
●	the quality and efficiency of the services provided by EY, including input from management on EY’s performance and how effectively EY demonstrated its independent judgment, objectivity and professional skepticism;
●	external data on audit quality and performance, including recent PCAOB reports on EY and its peer firms; and
●	the appropriateness of EY’s fees, EY’s tenure as Independent Auditors, including the benefits of a longer tenure, and the controls and processes in place that help ensure EY’s continued independence.

88	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Benefits of Longer Tenure

✓Enhanced audit quality – EY’s significant institutional knowledge and deep expertise of the Company’s global business, accounting policies and practices, and internal control over financial reporting enhance audit quality.
✓Competitive fees – Because of EY’s familiarity with the Company, audit and other fees are competitive with peer companies.
✓Avoid costs associated with a new auditor – Bringing on new Independent Auditors would be costly and require a significant time commitment, which could lead to management distractions.

Independence Controls

✓Audit Committee oversight – Oversight includes regular private sessions with EY, discussion with EY about the scope of audit and business imperatives, a comprehensive annual evaluation when determining whether to reengage EY and direct involvement by the Audit Committee and its Chair in the selection of the new lead assurance engagement partner and new global coordinating partner in connection with the mandated rotation of these positions.
✓Limits on non-audit services – The Audit Committee pre-approves audit and permissible non-audit services provided by EY in accordance with its pre-approval policy.
✓EY’s internal independence process – EY conducts periodic internal reviews of its audit and other work, assesses the adequacy of partners and other personnel working on the Company’s account and rotates the lead assurance engagement partner, the global coordinating partner and other partners on the engagement consistent with independence requirements.
✓Strong regulatory framework – EY, as an independent registered public accounting firm, is subject to PCAOB inspections, “Big 4” peer reviews and PCAOB and SEC oversight.

Based on this evaluation, the Audit Committee and the Board believe that retaining EY to serve as Independent Auditors for the fiscal year ending December 31, 2022 is in the best interests of the Company and its shareowners.

AUDIT FEES AND ALL OTHER FEES

The Audit Committee is responsible for approving the audit and permissible non-audit services provided by the Independent Auditors and the associated fees.

The following table shows the fees for audit and other services provided by EY for fiscal years 2021 and 2020.

	2021 Fees (In thousands)	2020 Fees (In thousands)	Description
Audit Fees	$29,316	$30,545	Includes fees associated with the annual audit and the audit of internal control over financial reporting, registration statements in 2021 and 2020, the reviews of the Company’s Quarterly Reports on Form 10-Q, and statutory audits required internationally.
Audit-Related Fees	2,861	2,797	Fees for services that are reasonably related to the performance of the audit or review of financial statements and are not included in “Audit Fees.” These services principally include due diligence in connection with acquisitions, carve-out audits, consultation on accounting and internal control matters, information systems audits and other attest services.
Tax Fees	7,756	6,759	Fees for tax services, including tax compliance, tax advice and tax planning.
All Other Fees	695	57	Fees for services that are not included in the above categories and primarily include benchmarking services.
TOTAL	$40,628	$40,158

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AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Independent Auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the Independent Auditors.

Under the policy, pre-approval is generally provided for work associated with the following:

●	registration statements under the Securities Act of 1933, as amended (for example, comfort letters or consents);
●	statutory or other financial audit work for non-U.S. subsidiaries that is not required for the 1934 Act audits;
●	due diligence work for potential acquisitions or dispositions;
●	attest services not required by statute or regulation;
●	adoption of new accounting pronouncements or auditing and disclosure requirements for financial or non-financial data and accounting or regulatory consultations;
●	internal control reviews and assistance with internal control reporting requirements;
●	review of information systems security and controls;
●	tax compliance, tax planning and related tax services, excluding any tax service prohibited by regulatory or other oversight authorities, expatriate and other individual tax services; and
●	assistance and consultation on questions raised by regulatory agencies.

For each proposed service, the Independent Auditors provide the Audit Committee with a description of the service and sufficient information to confirm the Independent Auditors’ determination that the provision of such service will not impair the Independent Auditors’ independence.

The Audit Committee has approved in advance certain permitted services whose scope is routine across operating units, including statutory or other financial audit work for non-U.S. subsidiaries that is not required for the 1934 Act audits.

OTHER INFORMATION

The Company has been advised by EY that neither the firm, nor any covered person of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

One or more representatives of EY will be present at the 2022 Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Ratification of the appointment of EY as Independent Auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the 2022 Annual Meeting.

90	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

9	Shareowner Proposals

ITEMS
4-6	Shareowner Proposals	The Board of Directors recommends a vote AGAINST each of the shareowner proposals.
What am I voting on?

The following proposals were submitted by shareowners. If the shareowner proponent of each proposal, or a representative who is qualified under state law, is present and submits the proposal for a vote, then the proposal will be voted on at the 2022 Annual Meeting.

In accordance with federal securities regulations, we included the shareowner proposal plus any supporting statements exactly as submitted by the proponent. To make sure readers can easily distinguish between materials provided by the proponent and materials provided by the Company, we have placed a black box around the materials provided by the proponent and a red box around materials provided by the Company.

ITEM
4	Shareowner Proposal Regarding an External Public Health Impact Disclosure

Newground Social Investment, 111 Queen Anne Ave N, #500, Seattle, Washington 98109, as representative of Corwin Fergus, Elizabeth Herbert and Jason Wardenburg, each a beneficial owner of at least $2,000 in market value of Common Stock, submitted the following proposal.

External Public Health Impact Disclosure

Resolved: Shareholders ask the Board of The Coca-Cola Company (the “Company” or “Coke”) to commission and disclose a report on the external public health costs created by the Company’s food and beverage businesses and the manner in which such costs may affect its diversified shareholders, whose ability to meet their financial goals depends primarily on overall market returns rather than the relative performance of individual companies.

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Supporting Statement

The Harvard University School of Public Health reports that sugary drinks, such as those our Company makes, constitute a major public health problem:

Americans consume on average more than 200 calories each day from sugary drinks – four times what they consumed in 1965 – and strong evidence indicates that our rising thirst for “liquid candy” has been a major contributor to the obesity and diabetes epidemics…

Research shows that sugary drinks are one of the major determinants of obesity and diabetes, and emerging evidence indicates that high consumption of sugary drinks increases the risk for heart disease, the number one killer of men and women in the U.S.1

The World Health Organization quantifies the social burdens of obesity as equivalent to nearly 3% of global GDP.2 This cost, year-after-year, devastates economic growth. Thus, even if sales of sugar-laden products may benefit Coke’s short-term financial results, they are bad for most of Coca-Cola’s long-term shareholders – who don’t just own Coke, but rely on a growing economy to support their diversified portfolios. As Warren Buffet, Chair of Berkshire Hathaway – our Company’s largest shareholder – has pointed out: GDP is the greatest proxy for diversified portfolio value.3

Investors in Coke are at risk from the public health costs the Company imposes on society. While Coke itself may profit by ignoring public health costs, diversified shareholders will ultimately pay these costs and have a right to know what they are.

Instead of being transparent about the damage it is causing, Coke works to obscure the relationship between its products and the public health crisis to which it contributes. A recent study that analyzed internal Company documents found:

Coca-Cola sought to obscure its relationship with researchers, minimise the public perception of its role and use these researchers to promote industry-friendly messaging.4

Indeed, Coke continues its efforts to grow the categories that deliver sugar: On a recent earnings call, the Company’s Chair and CEO celebrated the “tremendous value” created for the Company by its investment in Monster, a clearly unhealthy drink choice.5

A study involving these external public health costs would help shareholders determine whether to seek changes that could better serve their long-term interests.

Therefore: Please vote FOR Proposal 4: an External Public Health Impact Disclosure report.

____________________

[1]	www.hsph.harvard.edu/nutritionsource/healthy-drinks/beverages-public-health-concerns
[2]	www.schroders.com/en/sysglobalassets/digital/insights/2019/pdfs/sustainability/sustainex/sustainex-short.pdf
[3]	https://archive.fortune.com/magazines/fortune/fortune_archive/2001/12/10/314691/index.htm
[4]

www.cambridge.org/core/journals/public-health-nutrition/article/evaluating-cocacolas-attempts-to-influence-public-health-in-their-own-words-analysis-of-cocacola-emails-with-public-health-academics-leading-the-global-energy-balance-network/03A12A2379B132AFBDBE7A4 62ECB4041

[5]

https://universityhealthnews.com/daily/nutrition/is-monster-bad-for-you-3-things-you-need-to-know (“The extreme acidity, high caffeine, and added stimulant content of these beverages can cause rapid heartbeat, high blood pressure, dehydration, vomiting, cardiac arrhythmias, seizures, headaches, insomnia, and have been linked to several deaths.”)

92	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

THE BOARD’S STATEMENT IN OPPOSITION TO ITEM 4

The Board of Directors has carefully considered this shareowner proposal and recommends that shareowners vote AGAINST it.

This proposal requests that the Company “commission and disclose a report on the external public health costs created by the Company’s food and beverage businesses and the manner in which such costs may affect its diversified shareholders.”

We recommend a vote against the proposal for two reasons. First, we believe the Company is already addressing the overarching issues raised in the proposal. We further believe that the actions we are taking in this area are meaningful and a part of the solution to the potential societal impacts of our business and operations. Second, our work in trying to address the health and nutrition challenges facing the food and beverage industry is already disclosed by the Company and is further analyzed and reported on by numerous credible third parties. We ask shareowners to consider whether additional reporting of the type requested would provide added value or useable data.

As a global company, we understand that people around the world have an increased interest in managing the food and beverages they consume. Concerns about obesity and health mean people now want additional drinks with more nutrition and benefits, and often less sugar. The Company is listening to consumers, and we are one of the few companies to publicly support the recommendation by several leading health authorities that people should limit their intake of added sugar to no more than 10% of their total daily calorie consumption.

We believe this proposal suggests that our Company is not a responsible player in the health and nutrition space. We believe the opposite is true. Our Company fully understands that people should not eat or drink too much sugar. We have responded by taking actions to embrace evolving preferences and give our consumers more of the drinks they want. For example:

●	We have reformulated more than 1,100 beverages in the past four years to reduce added sugars. In the past three years, through these recipe changes and package size changes, we removed approximately 900,000 tons of added sugar from our beverages globally. These added-calorie sugar reduction calculations are based on changing the blend of sugar and zero-calorie sweeteners used in our beverages.
●	36% of our beverage portfolio is low- or no-calorie and 28% of our global unit case volume is low- or no-calorie.
●	We are helping consumers control their added-sugar intake by reducing portion sizes and providing smaller packages for our full-calorie beverages. 42% of our sparkling soft drink brands are available in packages of 8.5 ounces or less.
●	We are investing in the marketing of our zero-calorie beverages. The scaled launch of new and improved Coca-Cola Zero Sugar has resulted in an increase in key consumer metrics. In the third quarter of 2021, the new Coca-Cola Zero Sugar contributed to approximately 25% of Trademark Coca-Cola’s growth. In 2020, Coca-Cola Zero Sugar grew by double digits in 59 countries and territories.
●	We participate in nearly 40 calorie/sugar reduction initiatives across the globe.

The Access to Nutrition Foundation (“ATNF”), a respected independent nonprofit organization based in the Netherlands and funded by third parties such as the Bill & Melinda Gates Foundation, the Dutch Ministry of Foreign Affairs, the United Kingdom Department for International Development and the Robert Wood Johnson Foundation, already produces reports covering our Company that encompass sugar and public health issues. We believe these reports address the essential objectives sought by the proposal. ATNF has noted our progress as one of the few companies that has consistently improved its performance in ATNF’s well-respected Global Access to Nutrition Index. The Global Index was first released in 2013 and was updated in 2016, 2018 and 2021, each time with input from the Company. Part of the value of the ATNF’s findings in the Global Index is that the Company now has a benchmark and improved awareness of where it stands compared to other manufacturers in the food and beverage industry. A link to the Global Index can be found at https://accesstonutrition.org/index/global-index-2021/, along with a Company-specific report at https://accesstonutrition.org/index/global-index-2021/scorecards/coca-cola-5/.

We continue to engage with and listen to public health stakeholders to inform our policies and business actions. Our public disclosures on these and other initiatives can be found on our website and in our annual Business & ESG Report, which can also be found on our website.

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Obesity and undernutrition are very complex issues. Global health authorities agree that obesity is impacted by numerous health, socio-economic and lifestyle factors, of which an unhealthy diet is one of many risk factors. It should be noted that in countries with a high prevalence of overweight and obesity, such as the United States and the United Kingdom, government data shows that added-sugar consumption has declined for several decades while obesity continues to rise.

U.S. Trends in Caloric Sweeteners and Obesity

Furthermore, a December 2021 International Monetary Fund report indicates that direct externalities for public health cannot be solely attributed to food and beverage consumption:

“In the case of food, despite the significant work on the health and economic burden of obesity, identifying what part of these costs are, in fact, externalities remains a conceptual and empirical challenge that has attracted relatively few contributions”.1

Because of these complexities, we believe that the requested report would be an impractical exercise that would produce unreliable data by attempting to separate out one external public health cost from all of the many factors that contribute to obesity and undernutrition.

____________________

[1]	https://www.imf.org/en/Publications/Fiscal-Affairs-Department-How-To-Notes/Issues/2021/12/10/How-to-Apply-Excise-Taxes-to-Fight-Obesity-461733

The Board of Directors recommends a vote AGAINST the shareowner proposal regarding an external public health impact disclosure.

94	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

ITEM
5	Shareowner Proposal Regarding a Global Transparency Report

John C. Harrington, President and CEO, Harrington Investments, Inc., 1001 2nd Street, Suite 325, Napa, California 94559, beneficial owner of 100 shares of Common Stock, submitted the following proposal.

Global Transparency Report

RESOLVED: Shareholders request the Company annually issue a transparency report on global public policy and political influence, disclosing company expenditures and activities outside of the United States. Such report should disclose company funding and in-kind support directed to candidates or electioneering, lobbying, and charitable donations for the preceding year including:

●	Recipients and amounts.
●	The Company’s membership in or payments to nongovernmental organizations including trade and business associations, scientific or academic organizations and charities.
●	The rationale for these activities.

The Board and management may, in its discretion, establish a de minimis threshold, such as contributions to an individual or organization totaling less than $250, below which itemized disclosures would not be required.

Supporting statement

Coke statements indicate that our Company values transparency:

“Public Disclosures: We strive to be as transparent as possible, in all aspects of our business. This includes our public policy engagement activity.”

However, our Company’s spending to influence and engage on public policy outside of the United States is not consistently disclosed. A truly global corporation, Coke is the world’s largest beverage company and operates in approximately two hundred countries.1 As of 2019, Coke products were sold in all countries but Cuba and North Korea.2 Despite the global scope of operations, our company does not currently comprehensively disclose its involvement in politics and advocacy on public policies outside of the United States.

Coke scores low regarding international disclosures of corporate political activities, according to a recently published transparency index.3 Despite the corporation’s expansive global operations, there is minimal disclosure of and transparency around international political activity.

In 2021, Vanguard cautioned “poor governance of corporate political activity, coupled with misalignment to a company’s stated strategy or a lack of transparency about the activity, can manifest into financial, legal, and reputational risks that can affect long term value”.4

In the food industry, a particular arena of abuse is support for scientific advocacy intended to shape policy maker perceptions and influence policy making, regulations and rule setting. Coke funded the global industry lobby group International Life Sciences Institute to produce research that has helped slow, or stall altogether, public health policy in India, Mexico, China, and Brazil.5

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Other company sponsored advocacy that may interfere with public health policies occurs through national trade associations. Example: A Coke supported trade association, ConMexico, lobbied the Mexican government to postpone food labeling regulations generating widespread criticism due to negative impacts on public health.6

Food corporations like Coke rely heavily on consumer trust, brand affinity and public goodwill. These days, public officials, journalists, non-governmental organizations, and social media can quickly and publicly reveal corporate activity that seems highly oppositional to a company’s image, brand or stated values.

We urge you to vote FOR this proposal. Adopting this resolution would position the corporation globally to again lead on political transparency

____________________
[1]	https://answerstoall.com/technology/how-many-countries-does-the-coca-cola-company-operate-in/
[2]	https://www.businessinsider.com/what-coca-cola-ads-look-like-around-the-world-2019-8
[3]	https://feedthetruth.org/wp-content/uploads/2021/08/FeedtheTruth_FACT_Index_report_v3.pdf
[4]	https://about.vanguard.com/investment-stewardship/perspectives-and-commentary/INVSPOLS_032021.pdf
[5]	https://www.corporateaccountability.org/wp-content/uploads/2020/09/Partnership-for-an-unhealthy-planet.pdf
[6]	https://ojo-publico.com/1702/mexico-empresas-ponen-de-pretexto-la-pandemia-para-aplazar-etiquetado

96	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

THE BOARD’S STATEMENT IN OPPOSITION TO ITEM 5

The Board of Directors has carefully considered this shareowner proposal and recommends that shareowners vote AGAINST it.

This proposal requests that “the Company annually issue a transparency report on global public policy and political influence, disclosing company expenditures and activities outside of the United States.” The proposal also separately requests a report on the Company’s charitable contributions outside of the United States.

Our Company already provides the type of disclosure being requested. Additional disclosures beyond the Company’s existing, robust disclosures would be redundant, and we believe they would be an unnecessary use of time and resources.

The proponent claims in this proposal that our Company “does not currently comprehensively disclose its involvement in politics and advocacy on public policies outside of the United States.” The facts do not support this claim. The Company follows all national laws regarding political engagement and discloses political contributions according to each country’s legal framework and through the relevant national regulatory authorities. As an example, outside of the United States, our Company is included in the European Union’s (“EU”) transparency register, a publicly accessible database that lists organizations that try to influence the law-making and policy implementation process of EU institutions. The Company makes similar public disclosures in the United Kingdom, which show that there were no party-political donations in 2021. However, we sponsored the Climate Action Innovation Forum at COP26 held in November 2021 in Glasgow, Scotland. In the United Kingdom, professionals engaged in lobbying are registered with the Public Affairs Register, a voluntary lobbying register, and with the Office of the Registrar. We also provide similar public disclosures in Australia.

The proposal references a report from the organization Feed the Truth, which recognizes the Company’s disclosures as the best globally among the food and agriculture industry in terms of policy and political disclosures.

As further referenced in the proposal, the Company is recognized as a leader in transparency, particularly in the United States. The Company earned a score of 92.9% in the 2021 CPA-Zicklin Index of Corporate Political Disclosure and Accountability, which designated the Company as a “Trendsetter”.1 (Companies must earn a 90% or higher in the CPA-Zicklin Index to qualify as a “Trendsetter”.)

The proposal also mentions scientific and academic organizations. The Company already regularly issues on a regular basis one of our industry’s leading disclosures in its Transparency Research Report.2

Finally, the proposal also separately requests a report on the Company’s charitable contributions outside of the United States. We believe the Company already makes ample disclosures on charitable contributions outside of the United States. For instance, the Company’s website and our annual Business & ESG Report describe the initiatives funded by the Company and The Coca-Cola Foundation, the Company’s primary international philanthropic arm.3 In 2020, the Company and The Coca-Cola Foundation collectively contributed more than $186 million to directly benefit some 432 organizations across 154 countries and territories. The Company disclosed a complete list of the Foundation’s grants in The Coca-Cola Foundation’s 2020 Charitable Contributions Report, and this list is updated annually.4

____________________
[1]	https://www.politicalaccountability.net/wp-content/uploads/2021/11/2021-CPA-Zicklin-Index.pdf.
[2]	https://www.coca-colacompany.com/content/dam/journey/us/en/policies/pdf/research-and-studies/transparency-research-report.pdf (as of October 7, 2021).
[3]	Better Shared Future, https://www.coca-colacompany.com/shared-future/coca-cola-foundation#:~:text=In%202020%2C%20we%20 contributed%20more,from%20The%20Coca%2DCola%20Company and 2020 Business & Environmental, Social and Governance Report, https://www.coca-colacompany.com/reports/business-environmental-social-governance-report-2020.
[4]	https://www.cocacolacompany.com/content/dam/journey/us/en/policies/pdf/the-coca-cola-foundation/2020-charitable-contributions-report.pdf.

The Board of Directors recommends a vote AGAINST the shareowner proposal regarding a global transparency report.

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ITEM
6	Shareowner Proposal Regarding an Independent Board Chair Policy
National Legal and Policy Center, 107 Park Washington Court, Falls Church, Virginia 22046, beneficial owner of 96 shares of Common Stock, submitted the following proposal.

Request for Board of Directors to Adopt Policy for an Independent Chair

RESOLVED:

Shareholders request the Board of Directors adopt as policy, and amend the bylaws as necessary, to require hereafter that the Chair of the Board of Directors be an independent member of the Board, consistent with applicable law and existing contracts. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time.

SUPPORTING STATEMENT

The Coca-Cola Company’s Chief Executive Officer is also Board Chairman. We believe these roles – each with separate, different responsibilities that are critical to the health of a successful corporation – are greatly diminished when held by a singular company official, thus weakening its governance structure.

Expert perspectives substantiate our position:

●	According to the Council of Institutional Investors ( https://bit.ly/3pKrtJK ), “A CEO who also serves as chair can exert excessive influence on the board and its agenda, weakening the board’s oversight of management. Separating the chair and CEO positions reduces this conflict, and an independent chair provides the clearest separation of power between the CEO and the rest of the board.”

●	A 2014 report from Deloitte ( https://bit.ly/3vQGqe1 ) concluded, “The chairman should lead the board and there should be a clear division of responsibilities between the chairman and the chief executive officer (CEO).”

●	Proxy adviser Glass Lewis advised ( https://bit.ly/2ZD4l59 ) in 2016, “an independent chairman…is better able to oversee the executives of the Company and set a pro-shareholder agenda without the management conflicts that exist when a CEO or other executive also serves as chairman.”

THE BOARD’S STATEMENT IN OPPOSITION TO ITEM 6

The Board of Directors has carefully considered this shareowner proposal and recommends that shareowners vote AGAINST it for the following reasons:

The Board Considers Its Governance Structure Annually

This proposal seeks to permanently separate the roles of Chairman of the Board and CEO and to limit the Board’s flexibility in determining who should serve as Chairman of the Board. Our Board believes this would be unnecessarily rigid and would not serve the interests of shareowners over time. Under our Corporate Governance Guidelines, our Directors elect a Chairman of the Board each year. They discuss what they believe will be the most appropriate Board leadership structure to best serve the needs of the business and our shareowners, including whether the roles of Chairman of the Board and CEO should be combined.

98	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Our Strong Lead Independent Director Provides an Effective Balance to a Combined Chairman and CEO and Contributes to a Robust Governance Structure for the Board

The Board believes that leadership of both the Board and the Company by Mr. Quincey is the optimal structure to guide the Company and maintain the focus required to achieve its business goals. The Board has implemented a robust leadership structure that includes the combined Chairman and CEO complemented by a Lead Independent Director, plus Board committees led primarily by independent Directors. With the exception of the Executive Committee, all of the Board committees are composed entirely of independent Directors, and all of our independent Directors play an active role in overseeing the Company’s business.

Our Lead Independent Director has significant authority under our Corporate Governance Guidelines to lead our Board and direct topics for discussion. For example, our Lead Independent Director, among other things, presides at all meetings of the Board at which the Chairman is not present, including executive sessions; approves Board meeting agendas and adds agenda items at her discretion; approves Board meeting materials for distribution to the Board; may call meetings of the independent Directors; and leads the annual evaluation of the Chairman and CEO. We believe these powers provide an effective balance between strong Company leadership and appropriate safeguards and oversight by independent Directors.

Mr. Quincey Offers Deep Company and Industry Experience and Simplifies Business-to-Board Communication

We believe that having Mr. Quincey serve the combined role of Chairman and CEO provides certain synergies and efficiencies that enhance the functioning of the Board and, importantly, allow the Board to most effectively execute its role in overseeing business strategy. The Company’s business is complex, and its products are sold in more than 200 countries and territories around the world, mostly by independent bottling partners. Mr. Quincey maintains strong relationships with leaders of the Company’s bottling partners, which he has developed over the course of his career with the Company, and he remains close to the many facets of the Company’s international business. As the Board member most closely involved with the Company’s vast and complex business, Mr. Quincey is best able to identify the most pressing business issues that require Board attention, and as Chairman can best focus Directors’ attention on the most critical business matters.

Further, in the Board’s experience, the combined role of Chairman and CEO allows for timely and unfiltered communication with the Board on critical business issues. We also believe there are benefits when the same person represents both the Company and the Board throughout the world with bottling partners, customers, consumers and other stakeholders.

We Maintain Leading Corporate Governance Practices to Further Accountability

In addition to the independent oversight and leadership provided by our Lead Independent Director, our Board and the Company maintain leading corporate governance practices, including:

●	The full Board and each committee have authority to retain their own independent outside legal, financial or other advisors, as the members deem necessary.

●	The full Board participates in the performance evaluation of both executive leadership and of itself.

●	Shareowners have access to strong shareowner rights, including the right to request a special meeting of shareowners and proxy access (the ability to nominate director candidates and have those nominees included in our proxy statement).

Finally, the Board’s position on this proposal is informed by what shareowners have told us. When our shareowners considered a similar proposal in 2019, the proposal was supported by only 18% of the shares voted at the 2019 Annual Meeting of Shareowners.

The Board of Directors recommends a vote AGAINST the shareowner proposal regarding an independent Board Chair policy.

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10	Annexes

Annex A — Questions and Answers

INFORMATION ABOUT THE VIRTUAL ANNUAL MEETING

1.	HOW WILL THE 2022 ANNUAL MEETING BE CONDUCTED?

The 2022 Annual Meeting will be held exclusively online via live webcast. While you will not be able to attend the meeting at a physical location, we are committed to ensuring that shareowners will be afforded the same rights and opportunities to participate as they would at an in-person meeting, including voting shares electronically and submitting questions during the virtual meeting. As in prior years, shareowners will also be able to vote and submit questions prior to the virtual meeting. We are excited to continue employing the latest technology to provide expanded access, allowing shareowners to participate from any location around the world, at no cost to them.

2.	HOW DO I ATTEND AND PARTICIPATE IN THE 2022 ANNUAL MEETING?

There will be no physical location for the 2022 Annual Meeting, which will be held exclusively online. To attend the virtual meeting, please visit https://meetnow.global/KO2022. Online access for the meeting will begin at 8:00 a.m. Eastern Time on April 26, 2022. The meeting will begin promptly at 8:30 a.m. Eastern Time on April 26, 2022.

Only shareowners of record of our Common Stock as of the close of business on February 25, 2022 are entitled to vote and submit questions during the meeting. If your shares are held in a bank or brokerage account, you are considered the “beneficial owner” of those shares. As outlined below, the procedures required to participate in the 2022 Annual Meeting vary depending on whether you are a shareowner of record or a beneficial owner.

For information on how to submit questions and vote in advance of the 2022 Annual Meeting, please see question 3 and question 12 below.

Shareowners of Record: Visit https://meetnow.global/KO2022 on the day of the meeting and log in by entering your 15-digit control number that appears on your “Notice Regarding the Availability of Proxy Materials” (the “Notice”) or proxy card. Options for voting and submitting questions will be available after logging in with your control number. No advance registration is necessary.

Beneficial Owners: To attend the meeting, vote or submit questions during the meeting, beneficial owners must register for the meeting using one of two options:

Advance Registration (recommended): To register in advance, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. A copy of your legal proxy reflecting your Company holdings must be delivered, along with your name and email address, to our transfer agent, Computershare Trust Company, N.A. (“Computershare”) by email or mail at the addresses below:

By email: Forward the email from your broker granting you a legal proxy, or attach an image of your legal proxy, to legalproxy@computershare.com	By mail: Computershare The Coca-Cola Company Legal Proxy P.O. Box 43001 Providence, RI 02940-3001

Requests for registration above must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 21, 2022. You will receive a confirmation of your registration by email after Computershare receives your registration.

100	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Online Registration at the 2022 Annual Meeting: We have arranged for an online registration solution that most beneficial owners can use to attend and participate in the meeting. If you choose to use this option, visit https://meetnow.global/KO2022 on the day of the meeting and log in by entering the control number that appears on your Notice or voting instruction form. Options for voting and submitting questions will be available after logging in with your control number.

We expect that most beneficial owners will be able to fully participate in the meeting using the online registration solution. However, there is no guarantee that online registration will be available for every type of beneficial owner control number. Accordingly, if you are a beneficial owner and plan to submit a question or vote during the meeting, we recommend advance registration.

Guest Attendance: You may also attend the meeting as a guest using the website address above, but you will not have the option to vote electronically or submit questions during the meeting.

An archived copy of the meeting will be available on the 2022 Annual Meeting page of the Company’s website, www.coca-colacompany.com/annual-meeting-of-shareowners, through June 2022.

3.	HOW DO I SUBMIT QUESTIONS FOR THE MEETING?

We value shareowner engagement and encourage questions. Our shareowners will have two ways to submit questions for the meeting:

In Advance of the 2022 Annual Meeting: Shareowners may submit questions in advance of the meeting by visiting the 2022 Annual Meeting page of the Company’s website at www.coca-colacompany.com/annual-meeting-of-shareowners, or by emailing their question, along with proof of ownership, to shareownerservices@coca-cola.com. The deadline to submit questions is 5:00 p.m., Eastern Time, on April 22, 2022. Proof of ownership includes a copy of one of the following: (i) your proxy card or voting instruction form; (ii) the Notice received by postal mail or email; or (iii) an account statement or a brokerage statement reflecting your ownership of Common Stock as of February 25, 2022.

During the 2022 Annual Meeting: After accessing the 2022 Annual Meeting as a shareowner of record or beneficial owner as described in question 2 above, click on the “Q&A” icon at the top of the screen to type in your question, then click “Send” to submit. Those who attend the 2022 Annual Meeting as a guest will not have the option to submit questions during the meeting.

We intend to answer all questions submitted that are pertinent to the Company and the items being voted on by shareowners during the 2022 Annual Meeting as time permits and in accordance with our meeting procedures. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to meeting matters and therefore will not be answered. Substantially similar questions will be answered only once due to time constraints.

4.	WHAT IF I EXPERIENCE TECHNICAL DIFFICULTIES?

The virtual meeting platform is fully supported across most internet browsers (Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plug-ins. Participants should ensure that they have a sufficient internet connection wherever they intend to participate in the meeting.

Online access will open at 8:00 a.m. Eastern Time, 30 minutes prior to the start of the meeting, to allow time for you to log in and test your system and internet connectivity. We encourage you to access the meeting prior to the start time. For further assistance, you may call 1-888-724-2416 (toll free) or 1-781-575-2748 (international toll).

PROXY MATERIALS AND VOTING INFORMATION

5.	WHO MAY VOTE AT THE 2022 ANNUAL MEETING?

Only shareowners of record of our Common Stock as of the close of business on February 25, 2022, the record date, are entitled to notice of, and to vote at, the meeting or at any adjournments or postponements of the meeting.

Each shareowner of record on the record date is entitled to one vote for each share of Common Stock owned. On February 25, 2022, there were 4,334,994,920 shares of Common Stock issued and outstanding.

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6.	WHAT IS INCLUDED IN THE PROXY MATERIALS? WHAT IS A PROXY STATEMENT AND WHAT IS A PROXY?

The proxy materials for our 2022 Annual Meeting include the Notice, this Proxy Statement and our Form 10-K. If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form.

A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy.

If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2022 Annual Meeting. These three officers are James Quincey, John Murphy and Monica Howard Douglas.

The form of proxy and this Proxy Statement have been approved by the Board of Directors and are being provided to shareowners by the Board’s authority.

7.	WHY DID I RECEIVE A “NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS” INSTEAD OF A FULL SET OF PROXY MATERIALS?

We are furnishing proxy materials to our shareowners primarily via “Notice and Access” delivery pursuant to SEC rules. On or about March 11, 2022, we mailed to our shareowners (other than those who previously requested a printed set) a “Notice Regarding the Availability of Proxy Materials” containing instructions on how to access the proxy materials via the Internet. Utilizing this method of proxy delivery expedites receipt of proxy materials by our shareowners, reduces the cost of producing and mailing the full set of proxy materials, and helps us contribute to sustainable environmental practices.

If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote over the Internet. If you received a Notice by mail and would like to receive paper copies of our proxy materials in the mail, you may follow the instructions in the Notice for making this request. The Notice also contains instructions on how you may request to receive an electronic copy of our proxy materials by email.

8.	WHY DID I RECEIVE MORE THAN ONE NOTICE, PROXY CARD OR VOTING INSTRUCTION FORM?

If you received more than one Notice, proxy card or voting instruction form, you own shares registered in different names or own shares held in more than one account. To ensure that all shares are voted, please vote each account over the Internet or by telephone, or sign and return by mail all proxy cards and voting instruction forms. If you would like to consolidate your accounts, please contact Computershare, at (888) 265-3747 for assistance. If you hold your shares through a bank, broker or other nominee, you should contact them directly and request consolidation.

9.	WHAT IS THE DIFFERENCE BETWEEN OWNING SHARES AS A SHAREOWNER OF RECORD AND AS A BENEFICIAL OWNER?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare, you are considered the “shareowner of record” with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the “beneficial owner” of those shares.

10.	WHAT SHARES ARE INCLUDED ON THE PROXY CARD?

If you are a shareowner of record, you will receive only one Notice or proxy card for all of the shares of Common Stock you hold in certificate form, in book-entry form and in any Company benefit plan.

If you are a Company employee and own shares of Common Stock in The Coca-Cola Company 401(k) Plan, the Caribbean Refrescos, Inc. Thrift Plan, or any other of our U.S. 401(k) plans (collectively, the “Plans”), it is important that you direct the trustee(s) of the Plans how to vote your shares held in such Plans. If you do not vote your shares or specify your voting instructions on your proxy card, the trustee of the applicable Plan will vote your shares in the same proportion as the shares for which they have received voting instructions in accordance with the trustees’ duties. To allow sufficient time for voting by the trustee(s), your voting instructions must be received by April 22, 2022.

If you are a beneficial owner (other than as a participant in a Plan set forth above), you will receive voting instruction information from the bank, broker or other nominee through which you own your shares of Common Stock.

102	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

11.	WHAT ARE MY VOTING CHOICES FOR EACH OF THE PROPOSALS TO BE VOTED ON AT THE 2022 ANNUAL MEETING AND WHAT ARE THE VOTING STANDARDS?

Proposal	Voting Choices and Board Recommendation	Voting Standard
Item 1: Election of Directors
●vote in favor of all nominees;
●vote in favor of specific nominees;
●vote against all nominees;
●vote against specific nominees;
●abstain from voting with respect to all nominees; or
●abstain from voting with respect to specific nominees.
The Board recommends a vote FOR each of the Director nominees.
Majority of votes cast
Item 2: Advisory Vote to Approve Executive Compensation
●vote in favor of the advisory proposal;
●vote against the advisory proposal; or
●abstain from voting on the advisory proposal.
The Board recommends a vote FOR the advisory vote to approve executive compensation.
Majority of votes cast
Item 3: Ratification of the Appointment of Ernst & Young LLP as Independent Auditors	●vote in favor of the ratification; ●vote against the ratification; or ●abstain from voting on the ratification. The Board recommends a vote FOR the ratification.	Majority of votes cast
Items 4-6: Shareowner Proposals
A separate vote will be held on each of the three shareowner proposals, if properly presented at the meeting. In voting on each proposal, shareowners may:
●vote in favor of the shareowner proposal;
●vote against the shareowner proposal; or
●abstain from voting on the shareowner proposal.
The Board recommends a vote AGAINST each of the shareowner proposals.
Majority of votes cast

As an advisory vote, the proposal to approve executive compensation is not binding on the Company. The Talent and Compensation Committee will consider the outcome of the vote when making future compensation decisions. Although the Audit Committee has the sole authority to appoint the Independent Auditors, as a matter of good corporate governance, the Board submits its selection of the Independent Auditors to our shareowners for ratification. If the shareowners should not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.

12.	WHAT DIFFERENT METHODS CAN I USE TO VOTE?

See page 1 for additional information about how to vote.

By Telephone or Internet Prior to the 2022 Annual Meeting. All shareowners of record can vote through the Internet in advance using the procedures and instructions described on the Notice or proxy card, or by touchtone telephone within the United States, United States territories and Canada, using the toll-free telephone number on the Notice or proxy card. Beneficial owners may vote in advance through the Internet or by telephone if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will include the instructions with the proxy materials. The Internet and telephone voting procedures are designed to authenticate shareowners’ identities, to allow shareowners to vote their shares and to confirm that their instructions have been recorded properly.

By Written Proxy. All shareowners of record can vote by written proxy card. If you are a shareowner of record and receive the Notice, you may request a written proxy card by following the instructions included in the Notice. If you are a beneficial owner, you may request a written proxy card or a voting instruction form from your bank, broker or other nominee.

Electronically During the 2022 Annual Meeting. After accessing the 2022 Annual Meeting as a shareowner of record or beneficial owner as described in question 2 above, shareowners of record and beneficial owners may vote electronically during the meeting.

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13.	WHAT IF I AM A SHAREOWNER OF RECORD AND DO NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

Shareowners should specify their choice for each matter on the proxy card. If no specific instructions are given on all matters, proxies which are signed and returned will be voted:

●	FOR the election of all Director nominees as set forth in this Proxy Statement
●	FOR the advisory vote to approve executive compensation
●	FOR the proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors
●	AGAINST each of the three shareowner proposals

14.	WHAT IF I AM A BENEFICIAL OWNER AND DO NOT GIVE VOTING INSTRUCTIONS TO MY BROKER?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for a vote.

Non-Discretionary Items. The election of Directors, the advisory vote to approve executive compensation and the shareowner proposals are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

Discretionary Items. The ratification of the appointment of Ernst & Young LLP as Independent Auditors is a discretionary item. Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

15.	HOW ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Abstentions and broker non-votes are included in determining whether a quorum is present but will not be included in vote totals and will not affect the outcome of the vote.

16.	WHAT CAN I DO IF I CHANGE MY MIND AFTER I VOTE MY SHARES?

Shareowners can revoke a previously delivered proxy prior to the completion of voting at the meeting by:

●	giving written notice to the Office of the Secretary of the Company;
●	delivering a later-dated proxy; or
●	attending the meeting and voting your shares electronically through the online meeting platform (if you are a beneficial owner, you must follow the instructions outlined in question 2).

17.	CAN I ACCESS THE PROXY MATERIALS ON THE INTERNET? HOW CAN I SIGN UP FOR THE ELECTRONIC PROXY DELIVERY SERVICE?

The Notice, Proxy Statement and Form 10-K are available at www.edocumentview.com/coca-cola. In addition, shareowners are able to access these documents on the 2022 Annual Meeting page of the Company’s website at www.coca-colacompany.com/annual-meeting-of-shareowners. Instead of receiving future copies of the Notice or proxy materials by mail, shareowners of record and most beneficial owners can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your Notice or proxy materials online will save us the cost of producing and mailing documents, help us contribute to sustainable practices, and give you an electronic link to the proxy voting site.

Electronic Document Delivery

●	Electronic delivery has been offered since 2005.
●	The Company has a tree planted on behalf of each shareowner that signs up for electronic delivery.
●	Over 395,000 trees have been planted on behalf of Company shareowners.

104	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Shareowners of Record. If you vote in advance on the Internet, simply follow the prompts for enrolling in the electronic document delivery service. You also may enroll in this service at any time in the future by going directly to www.computershare.com/coca-cola and following the instructions.

Beneficial Owners. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information in the proxy materials provided to you by your bank, broker or other nominee regarding the availability of this service.

18.	ARE VOTES CONFIDENTIAL? WHO COUNTS THE VOTES?

We will continue our long-standing practice of holding the votes of all shareowners in confidence from Directors, officers and employees except:

●	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company
●	in the case of a contested proxy solicitation
●	if a shareowner makes a written comment on the proxy card or otherwise communicates his or her vote to management
●	to allow the independent inspectors of election to certify the results of the vote

We also will continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

19.	WHEN WILL THE COMPANY ANNOUNCE THE VOTING RESULTS?

We will announce the preliminary voting results at the 2022 Annual Meeting. The Company will report the final results on our website and in a Current Report on Form 8-K filed with the SEC within four business days after the 2022 Annual Meeting.

20.	DOES THE COMPANY HAVE A POLICY ABOUT DIRECTORS’ ATTENDANCE AT THE ANNUAL MEETING OF SHAREOWNERS?

The Company does not have a policy about Directors’ attendance at the Annual Meeting of Shareowners, but Directors are encouraged to attend. All Director nominees and Directors at the time attended the 2021 Annual Meeting of Shareowners.

21.	HOW ARE PROXIES SOLICITED AND WHAT IS THE COST?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Alliance Advisors LLC to assist with the solicitation of proxies for an estimated fee of $30,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock.

Our Directors, officers and employees also may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

22.	WHAT IS HOUSEHOLDING?

As permitted by the 1934 Act, only one copy of the Notice or proxy materials is being delivered to shareowners residing at the same address, unless the shareowners have notified the Company of their desire to receive multiple copies of the Notice or proxy materials. This is known as “householding.”

The Company will promptly deliver, upon oral or written request, a separate copy of the Notice or proxy materials to any shareowner residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Office of the Secretary as described in the response to question 28. Shareowners of record residing at the same address and currently receiving multiple copies of the Notice or proxy materials may contact our registrar and transfer agent, Computershare, to request that only a single copy of the Notice or proxy materials be mailed in the future.

Contact Computershare by phone at (888) 265-3747 or by mail at P.O. Box 505005, Louisville, KY 40233.

Beneficial owners should contact their bank, broker or other nominee.

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23.	WILL YOU MAKE AVAILABLE A LIST OF SHAREOWNERS ENTITLED TO VOTE AT THE 2022 ANNUAL MEETING?

We will make available an electronic list of shareowners of record as of the record date for inspection by shareowners for any purpose germane to the meeting from April 15 through April 25, 2022. To access the electronic list during this time, please send your request, along with proof of ownership, by email to shareownerservices@coca-cola.com. Proof of ownership includes a copy of one of the following: (i) your proxy card or voting instruction form; (ii) the Notice received by postal mail or email; or (iii) an account statement or a brokerage statement reflecting your ownership of Common Stock as of February 25, 2022. You will receive confirmation of your request and instructions on how to view the electronic list. The list will also be available to shareowners at https://meetnow.global/KO2022 during the 2022 Annual Meeting.

24.	WHAT INFORMATION IS INCLUDED ON THE 2022 ANNUAL MEETING PAGE OF THE COMPANY’S WEBSITE?

The 2022 Annual Meeting page of our website allows our shareowners to (i) easily access the Company’s proxy materials; (ii) vote in advance of the meeting through the Internet; (iii) submit questions in advance of the meeting; (iv) listen to videos from our Lead Independent Director and Chair of the Talent and Compensation Committee; and (v) learn more about our Company. Shareowners may access the 2022 Annual Meeting page of our website at www.coca-colacompany.com/annual-meeting-of-shareowners.

25.	COULD ANY ADDITIONAL PROPOSALS BE RAISED AT THE 2022 ANNUAL MEETING?

Management does not know of any items, other than those referred to in the accompanying Notice, which may properly come before the meeting or other matters incident to the conduct of the meeting. As to any other item or proposal that may properly come before the meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders. See the response to question 29 for how to submit a proposal for action at the 2023 Annual Meeting of Shareowners.

COMPANY DOCUMENTS, COMMUNICATIONS, SHAREOWNER PROPOSALS AND DIRECTOR NOMINEES

26.	HOW CAN I VIEW OR REQUEST COPIES OF THE COMPANY’S CORPORATE DOCUMENTS AND SEC FILINGS, INCLUDING THE FORM 10-K?

The Company’s website contains the Company’s Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, Board Committee Charters and Codes of Business Conduct. To view these documents, go to www.coca-colacompany.com, click “Investors” and then “Corporate Governance.” To view the Company’s SEC filings, including Forms 3, 4 and 5 filed by the Company’s Directors and executive officers, go to www.coca-colacompany.com, click on “Investors,” then “Filings & Reports” and then “All SEC Filings.”

We will promptly deliver free of charge, upon request, a copy of the Corporate Governance Guidelines, Board Committee Charters or Codes of Business Conduct to any shareowner requesting a copy. Requests should be directed to the Office of the Secretary as described in the response to question 28.

The Form 10-K includes our consolidated financial statements for the year ended December 31, 2021. We have furnished the Form 10-K to all shareowners. The Form 10-K does not form any part of the material for the solicitation of proxies. We will promptly deliver free of charge, upon request, a copy of the Form 10-K to any shareowner requesting a copy. Requests should be directed to the Company’s Consumer Interaction Center, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301.

27.	HOW CAN I COMMUNICATE WITH THE COMPANY’S DIRECTORS?

The Board has established a process to facilitate communication by shareowners and other interested parties with Directors. Communications can be addressed to Directors in care of the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301 or by email to asktheboard@coca-cola.com.

Communications may be distributed to all Directors, or to any individual Director, as appropriate. At the direction of the Board, all mail received may be opened and screened for security purposes. In addition, items that are unrelated to the duties and responsibilities of the Board shall not be distributed. Such items include, but are not limited to: spam; junk mail and mass mailings; product complaints or inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is trivial, obscene, unduly hostile, threatening or illegal, or similarly unsuitable items, shall not be distributed. However, any communication that is not distributed will be made available to any independent, non-employee Director upon request.

106	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

To answer the many questions we receive about our Company and our products, we offer detailed information about common areas of interest on our “FAQs” page of our website, www.coca-colacompany.com/faqs.

28.	WHAT IS THE CONTACT INFORMATION FOR THE OFFICE OF THE SECRETARY?

Materials may be sent to the Office of the Secretary (i) by mail to the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301, or (ii) by email to shareownerservices@coca-cola.com.

29.	WHAT IS THE DEADLINE TO PROPOSE ACTIONS FOR CONSIDERATION AT THE 2023 ANNUAL MEETING OF SHAREOWNERS?

Shareowners may present proper proposals for inclusion in our 2023 Proxy Statement and for consideration at the 2023 Annual Meeting of Shareowners by submitting their proposals in writing to the Company in a timely manner. Proposals should be addressed to the Office of the Secretary as specified in question 28. For a shareowner proposal other than a Director nomination to be considered for inclusion in our 2023 Proxy Statement for our 2023 Annual Meeting of Shareowners, we must receive the written proposal on or before November 11, 2022. In addition, shareowner proposals must otherwise comply with the requirements of Rule 14a-8 promulgated under the 1934 Act.

Under certain circumstances, shareowners may also submit nominations for Directors for inclusion in our proxy materials by complying with the requirements in our By-Laws. For more information regarding proxy access, please see question 30.

Our By-Laws also establish an advance notice procedure for shareowners who wish to present a proposal, including the nomination of Directors, before an annual meeting of shareowners, but do not intend for the proposal to be included in our proxy materials. Pursuant to our By-Laws, in order for business to be properly presented before an annual meeting by a shareowner, the shareowner must have complied with the notice procedures specified in our By-Laws and such business must be a proper matter for shareowner action under the Delaware General Corporation Law. To be timely for our 2023 Annual Meeting of Shareowners, we must receive the written notice on or before December 27, 2022. In addition to satisfying the requirements under our By-Laws, to comply with the universal proxy rules under the 1934 Act, shareowners who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the 1934 Act, no later than February 25, 2023. Notice should be addressed to the Office of the Secretary as specified in question 28.

In addition, the shareowner proponent, or a representative who is qualified under state law, must attend the 2023 Annual Meeting of Shareowners to present such proposal or nomination.

30.	HOW DO I NOMINATE A DIRECTOR USING THE PROXY ACCESS PROVISIONS OF THE COMPANY’S BY-LAWS?

Our Board has adopted a “Proxy Access for Director Nominations” by-law. The proxy access by-law permits a shareowner, or a group of up to 20 shareowners, owning 3% or more of the Company’s outstanding Common Stock continuously for at least three years to nominate and include in the Company’s proxy materials Director nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the shareowner(s) and the nominee(s) satisfy the requirements specified in Article I, Section 12 of our By-Laws.

Pursuant to our By-Laws, to be timely for inclusion in the proxy materials for our 2023 Annual Meeting of Shareowners, we must receive a shareowner’s notice to nominate a Director using the Company’s proxy materials between October 12, 2022 and November 11, 2022. Such notice should be addressed to the Office of the Secretary as specified in question 28. The notice must contain the information required by our By-Laws, and the shareowner(s) and nominee(s) must comply with the information and other requirements in our By-Laws relating to the inclusion of shareowner nominees in our proxy materials.

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Annex B — Summary of Plans

The following section provides information on Company-sponsored plans in which the Named Executive Officers participated in 2021.

RETIREMENT PLANS – PENSION

TCCC Pension Plan. The TCCC Pension Plan is a broad-based tax-qualified defined benefit plan for substantially all U.S. employees of the Company and its participating subsidiaries. A participant’s benefit formula in the TCCC Pension Plan is dependent on the participant’s date of hire and age. The information below summarizes the provisions applicable to employees, including the participating Named Executive Officers. There are no special or enhanced pension plans for the Named Executive Officers.

Vesting. Pension benefits vest after completing three years of service or attaining age 60 with one year of service.

Benefit Formula. Prior to 2010, all pension benefits were based on a percentage of the employee’s final average compensation (the five highest consecutive years out of the last 11) up to the limit for each year as set by the Tax Code, multiplied by the employee’s years of credited service. Effective January 1, 2010, participants began accruing a pension benefit under a new cash balance formula (known as the Part B benefit). Participants employed as of December 31, 2009 retained the pension benefit they accrued under the prior benefit calculation formula through December 31, 2009 (known as the Part A benefit) and were eligible for one or more special transition benefits. As a result, beginning in 2010, a participant’s benefit was potentially based on two formulas, Part A (prior benefit calculation formula) plus Part B (new cash balance formula). Under the cash balance formula, the Company makes an annual pay credit allocation to each active participant’s account on December 31, ranging from 3% to 8% of compensation, based on the participant’s date of hire and age. In addition, on December 31 of each year, the Company makes an annual interest credit allocation based on the value of the participant’s account as of January 1 of the same year.

The term “compensation” for determining the pension benefit generally includes base salary, overtime, commissions and cash incentive awards, but excludes any amounts related to stock options, performance-based cash awards, PSUs, restricted stock or restricted stock units. It also excludes deferred compensation and any extraordinary payments related to hiring or termination of employment.

Payment of Benefits. When benefits become payable upon separation from service, participants may choose between an annuity or a lump sum option. The TCCC Pension Plan provides for payment of a reduced benefit prior to normal retirement age and/or the current cash balance amount, as applicable.

Limitations on Benefits. In 2021, a participant could receive no more than $230,000 annually from the TCCC Pension Plan and no compensation in excess of $290,000 for the year could be taken into account for calculating benefits under the TCCC Pension Plan.

TCCC Supplemental Pension Plan. The TCCC Supplemental Pension Plan makes employees whole when the Tax Code limits the benefit that otherwise would accrue under the TCCC Pension Plan. The TCCC Supplemental Pension Plan also operates to keep employees whole when they defer part of their base salary or annual incentive under the Deferred Compensation Plan. Otherwise, electing to defer would reduce an employee’s pension benefits.

Vesting. Vesting and benefits under the TCCC Supplemental Pension Plan are calculated generally in the same manner as if the participant’s otherwise eligible compensation or full annual benefit were able to be paid from the TCCC Pension Plan.

Payment of Benefits. Benefits become payable upon separation from service. The form of payment is dictated by the terms of the plan and the participant’s age and years of service at the time of separation. The cash balance portion of the TCCC Supplemental Pension Plan is paid as a lump sum. The traditional pension benefit portion is paid as an annuity if the participant separates on or after the earliest retirement date (generally, age 55 with 10 years of service). Otherwise, the traditional pension benefit portion is paid as a lump sum.

Mobile Plan. The Mobile Plan provides a retirement benefit to globally mobile associates. The Mobile Plan applies on the same terms to the general population of international service associates worldwide. Under the Mobile Plan, a globally mobile associate’s account is credited with a monthly percentage of pay (“pay credit”) and a defined rate of return (“interest credit”). The pay credit is generally 10% of pay, less any benefits provided by local retirement plans. Both pay credits and interest credits are immediately vested. A participant will continue to receive monthly interest credits for as long as participation in the Mobile Plan continues, even if the associate is no longer on a global assignment. Globally mobile associates who participated in certain other plans were transitioned to the Mobile Plan as of December 31, 2011 and were eligible for a monthly “transition credit” of up to 18% of pay based on the participant’s date of hire, age and service. Benefits accrued under such other plans were converted to an opening balance in the Mobile Plan as part of the transition.

108	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

RETIREMENT PLANS – 401(k) AND SAVINGS PLANS

401(k) Plan. The 401(k) Plan is a broad-based tax-qualified defined contribution plan for most U.S. employees of the Company and its participating subsidiaries. The Company matches participant contributions up to a maximum of 3.5% of the participant’s compensation or the amount allowable under the limits imposed under the Tax Code, whichever is lower. The Company’s matching contribution is initially invested in Common Stock, but participants may move the contribution to any other available investment option. Employees are immediately 100% vested in Company matching contributions. For 2021, compensation over $290,000 could not be taken into account under the 401(k) Plan.

Supplemental 401(k) Plan. The Supplemental 401(k) Plan makes employees whole when the Tax Code limits the Company matching contributions that otherwise would be credited to them under the 401(k) Plan. The Supplemental 401(k) Plan also operates to keep employees whole when they defer part of their base salary or annual incentive under the Deferred Compensation Plan. The Company credits the employee with the Company matching contributions in hypothetical share units of Common Stock. The value of the accumulated share units, including dividend equivalents, is paid in cash after separation from service. Participants are immediately vested in their contributions. Employees are not permitted to make contributions to the Supplemental 401(k) Plan.

Spanish Savings Plan. The Spanish Savings Plan consists of a general plan and supplementary plans which are broad-based defined contribution plans that complement Social Security coverage provided in Spain for eligible employees. In the general plan, employees contribute according to their pensionable salary, in fixed percentages according to applicable legislation. The Company triples the employee’s contribution to the general plan. Participation in the supplementary plans is optional and being active in the general plan is a requirement to contribute. Employees can choose to contribute to the supplementary plans from 1% to a maximum of 5% of their pensionable salary. The Company matches contributions to supplementary plans into an early retirement insurance policy. Vesting of these contributions occurs upon fulfillment of applicable Social Security early retirement rules, while still employed with the Company. Generally, under the Spanish Savings Plan, normal retirement age is 65 and benefits may not be drawn before age 60.

UK Savings Plan. The UK Savings Plan is a broad-based registered defined contribution plan in which the majority of employees in the UK participate. Effective April 2019, participants must contribute 4% of pensionable salary and the Company contributes 10% of pensionable salary. There are no limits to the amount of contributions that employees can make to their pension account; however, tax effectiveness of contributions is limited by both an annual allowance and a lifetime allowance. These amounts have changed frequently over recent years and continue to be subject to change. For the 2021/2022 tax year, the annual allowance was £40,000 and the lifetime allowance was £1.07 million. Generally, under the plan, normal retirement age is 65 and benefits may not be drawn before age 55.

INCENTIVE PLANS

Annual Incentive Plan. The Company maintains the Performance Incentive Plan for employees above a specified job level. The Performance Incentive Plan provides an annual cash payment based on predetermined performance measures. The Talent and Compensation Committee may designate one or more performance measures from the list contained in the plan. Annual incentive ranges are established for each participant. Payments are generally made in March in the year following the applicable performance year. No participant may receive an annual payment greater than $10 million. Historically, the Performance Incentive Plan was structured to satisfy the requirements of Section 162(m) of the Tax Code, but because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the TCJA, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will be deductible under the TCJA’s transition relief. See page 55 for additional information about the Performance Incentive Plan.

Long-Term Incentive Plans. The Company maintains long-term incentive plans for employees above a specified job level. The following types of awards may be granted under the plans, as designated by the Talent and Compensation Committee: (i) stock options; (ii) PSUs; (iii) restricted stock and restricted stock units; (iv) other performance-based awards, payable in cash or Common Stock; (v) stock appreciation rights (“SARs”); and (vi) other stock-based awards. The Company currently has outstanding awards of stock options, PSUs, restricted stock, restricted stock units and performance-based cash awards, which are described below. See page 57 for additional information about long-term incentive compensation.

Stock Options. Stock options give the holder the right to purchase shares of Common Stock at a specified price during specified time periods. The exercise price of an option may not be less than the fair market value of Common Stock on the grant date. The fair market value is the average of the high and low prices of a share of Common Stock on the grant date.

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In certain foreign jurisdictions, the law requires additional restrictions on the calculation of the option price. The grants provide that stock options generally may not be exercised during the first 12 months after the grant date. Generally, options vest 25% on the first, second, third and fourth anniversaries of the grant date and have a term of ten years. The Company’s current compensation programs include stock options as part of the annual long-term compensation awards made to eligible employees.

Performance Share Units. PSUs provide an opportunity for employees to receive Common Stock if predetermined performance measures are met for a predetermined performance period. The Company’s current compensation programs include PSUs as part of the annual long-term compensation awards made to eligible employees.

Restricted Stock and Restricted Stock Units. Restricted stock awards may be performance-based or time-based. Shares of stock are granted and transferred into the employee’s name. Shares remain subject to forfeiture until the shares are released under the terms of the awards. Restricted stock unit awards may be performance-based or time-based and are settled in stock when all required criteria are met. Employees do not receive any dividend equivalents on restricted stock units during the term. The Company’s current compensation programs include restricted stock units as part of the annual long-term compensation awards made to eligible employees.

Performance Cash Awards. Performance cash awards are used in countries where it is difficult to grant equity. Employees who receive performance cash awards do not receive equity awards as part of the annual long-term incentive program. No Named Executive Officer received a performance cash award.

Other Awards. While the 2014 Equity Plan provides the Talent and Compensation Committee discretion to grant different types of equity awards, including SARs and other stock-based awards such as unrestricted shares, no such awards have been or are expected to be granted.

OTHER PLANS

Deferred Compensation Plan. The Deferred Compensation Plan is a nonqualified and unfunded deferred compensation program offered to approximately 400 U.S.-based Company employees in 2021. International service associates do not participate in the Deferred Compensation Plan. Eligible participants may defer up to 80% of their base salary and up to 95% of their annual incentive. The Company has the benefit of full unrestricted use of all amounts deferred under the Deferred Compensation Plan until such amounts are required to be distributed to the plan participants. Gains and losses are credited based on the participant’s election of a variety of deemed investment choices. The Company does not match any employee deferral or guarantee a return. Participants’ accounts may or may not appreciate and may depreciate depending on the performance of their deemed investment choices. None of the deemed investment choices provide returns at above-market or preferential rates. All deferrals are paid out in cash upon distribution. Participants may schedule a distribution during employment or may opt to receive their balance after separation from service. Participants who are considered “specified employees” under Section 409A of the Tax Code (generally, the top 50 highest paid executives) may not receive a post-termination distribution for at least six months following separation. On occasion, the Company may provide a one-time credit to the Deferred Compensation Plan to make up for benefits lost under various circumstances, such as benefits lost at a prior employer. The Company has not provided any such credits for any of the Named Executive Officers.

International Service Programs. International service program benefits generally include relocation expenses, a housing allowance (including certain housing expenses), a cost-of-living adjustment (a cash adjustment designed to provide equivalent purchasing power), certain cash allowances recognizing differences in living conditions in the host location, a home leave allowance and currency protection. The programs also provide tax preparation services and tax equalization, where applicable. There were approximately 360 participants in these programs in 2021.

TCCC Severance Plan. The TCCC Severance Plan provides cash severance benefits to eligible employees who are involuntarily terminated. Eligible employees include regular, non-union U.S. employees and global mobility associates. Generally, benefits are payable when an employee is terminated involuntarily due to certain circumstances such as an internal reorganization or position elimination. Benefits are not payable if the employee is offered a comparable position with the Company or one of its affiliates, is terminated for cause or has entered into a separate agreement. The benefit payable is determined based on job level, salary and/or length of service. The minimum benefit is eight weeks of base pay and the maximum benefit is two years of base pay.

110	THE COCA-COLA COMPANY 2022 PROXY STATEMENT

Annex C — Reconciliations of GAAP and Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Management also uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting.

For additional details regarding the reconciliations of GAAP and non-GAAP financial measures below, see the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2022. This information is also available on the Company’s website, www.coca-colacompany.com by clicking on “Investors,” then “Filings & Reports” and then “All SEC Filings.”

(UNAUDITED) (In millions)	Year Ended December 31, 2021	Year Ended December 31, 2020
Reported Net Operating Revenues (GAAP)	$38,655	$33,014
Items Impacting Comparability:
Other Items	3	(15)
Comparable Net Operating Revenues (Non-GAAP)	$38,658	$32,999

(UNAUDITED)		Year Ended December 31, 2021
% Change – Reported Net Operating Revenues (GAAP)		17
% Currency Impact		1
% Change – Currency Neutral Net Operating Revenues (Non-GAAP)		16
% Acquisitions, Divestitures and Structural Changes		0
% Change – Organic Revenues (Non-GAAP)		16

(UNAUDITED) (In millions)	Year Ended December 31, 2021	Year Ended December 31, 2020
Reported Operating Income (GAAP)	$10,308	$8,997
Items Impacting Comparability:
Asset Impairments	78	238
Strategic Realignment	146	413
Productivity and Reinvestment	115	99
Transaction Gains/Losses	493	51
Other Items	(31)	(28)
Comparable Operating Income (Non-GAAP)	$11,109	$9,770

(UNAUDITED)		Year Ended December 31, 2021
% Change – Reported Operating Income (GAAP)		15
% Currency Impact		2
% Change – Currency Neutral (Non-GAAP)		13
% Impact of Items Impacting Comparability (Non-GAAP)		1
% Change – Comparable (Non-GAAP)		14
% Comparable Currency Impact (Non-GAAP)		2
% Change – Comparable Currency Neutral Operating Income (Non-GAAP)		12

Notice of 2022 Annual Meeting of Shareowners	Letter From Our Chairman and Chief Executive Officer	Refresh The World. Make A Difference.	Voting Roadmap	Governance	Share Ownership	Compensation	Audit Matters	Shareowner Proposals	Annexes	111

(UNAUDITED)	Year Ended December 31, 2021
Reported Earnings Per Share (GAAP)	$2.25
Items Impacting Comparability:
Asset Impairments	0.01
Strategic Realignment	0.05
Productivity and Reinvestment	0.02
Equity Investees	0.01
Transaction Gains/Losses	(0.24)
Other Items	0.13
Certain Tax Matters	0.09
Comparable Earnings Per Share (Non-GAAP)	$2.32

(UNAUDITED) (In millions)	Year Ended December 31, 2021
Net Cash Provided by Operating Activities (GAAP)	$12,625
Purchases of Property, Plant and Equipment (GAAP)	(1,367)
Free Cash Flow (Non-GAAP)	$11,258

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

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2022 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Herb Allen	☐	☐	☐	05 - Barry Diller	☐	☐	☐	09 - James Quincey	☐	☐	☐

02 - Marc Bolland	☐	☐	☐	06 - Helene D. Gayle	☐	☐	☐	10 - Caroline J. Tsay	☐	☐	☐

03 - Ana Botín	☐	☐	☐	07 - Alexis M. Herman	☐	☐	☐	11 - David B. Weinberg	☐	☐	☐

04 - Christopher C. Davis	☐	☐	☐	08 - Maria Elena Lagomasino	☐	☐	☐

2. Advisory vote to approve executive compensation	For ☐	Against ☐	Abstain ☐	3. Ratification of the appointment of Ernst & Young LLP as Independent Auditors of the Company for the 2022 fiscal year	For ☐	Against ☐	Abstain ☐

The Board of Directors recommends a vote AGAINST Proposals 4 - 6.

4. Shareowner proposal regarding an external public health impact disclosure	For ☐	Against ☐	Abstain ☐	5. Shareowner proposal regarding a global transparency report	For ☐	Against ☐	Abstain ☐
6. Shareowner proposal regarding an independent Board Chair policy	☐	☐	☐

1PCF
03KONJ

NOTICE OF 2022 ANNUAL MEETING OF SHAREOWNERS

WHEN Tuesday, April 26, 2022 8:30 a.m., Eastern Time

WHERE

The 2022 Annual Meeting of Shareowners of The Coca-Cola Company will be held exclusively online at https://meetnow.global/KO2022

To participate in the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

ITEMS OF BUSINESS

Our Board’s Recommendation
ITEM 1	Elect as Directors the 11 Director nominees named in the accompanying Proxy Statement to serve until the 2023 Annual Meeting.	✓	FOR each Director Nominee
ITEM 2	Conduct an advisory vote to approve executive compensation.	✓	FOR
ITEM 3	Ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company to serve for the 2022 fiscal year.	✓	FOR
ITEM 4	Vote on a shareowner proposal regarding an external public health impact disclosure.	✕	AGAINST
ITEM 5	Vote on a shareowner proposal regarding a global transparency report.	✕	AGAINST
ITEM 6	Vote on a shareowner proposal regarding an independent Board Chair policy.	✕	AGAINST
Shareowners will also transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

RECORD DATE Holders of record of our Common Stock as of February 25, 2022 are entitled to notice of, and to vote at, the meeting.	ATTENDING THE MEETING If you plan to attend the 2022 Annual Meeting of Shareowners see question 2 of the accompanying Proxy Statement for details.

Important Notice Regarding the Internet Availability of Proxy Materials for the 2022 Annual Meeting of Shareowners

The material is available at: www.envisionreports.com/coca-cola

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

THE COCA-COLA COMPANY

This Proxy is solicited on behalf of the Board of Directors of The Coca-Cola Company

The undersigned, having received the Notice of 2022 Annual Meeting of Shareowners and Proxy Statement, hereby (i) appoints James Quincey, John Murphy and Monica Howard Douglas and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of The Coca-Cola Company owned of record by the undersigned, and (ii) directs The Northern Trust Company, Banco Popular de Puerto Rico and State Street Bank and Trust Company, the trustees (the “Trustees”) under The Coca-Cola Company and its subsidiaries’ 401(k) and savings plans (the “Plans”), to vote in person or by proxy all shares of Common Stock of The Coca-Cola Company allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case, on all matters which may come before the 2022 Annual Meeting of Shareowners to be held on April 26, 2022, at 8:30 a.m., Eastern Time, and any adjournments or postponements thereof, unless otherwise specified herein or unless to do so would be inconsistent with the Trustees’ duties. The proxies, in their discretion, are further authorized to vote (x) for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter which the Board of Directors did not know would be presented at the 2022 Annual Meeting of Shareowners by a reasonable time before the proxy solicitation was made, and (z) on other matters which may properly come before the 2022 Annual Meeting of Shareowners and any adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

/ /

C	Non-Voting Items

Change of Address – Please print new address below.